UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Century Communities, Inc.

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CENTURY COMMUNITIES®

2025

Notice of Annual Meeting

of Stockholders and Proxy Statement

May 7, 2025

A HOME FOR
EVERY DREAM

(This page left blank intentionally)

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

FROM OUR EXECUTIVE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

March 26, 2025

Dear Fellow Stockholders:

2024 was another strong year for Century Communities. Despite the challenges posed by fluctuating mortgage rates, we successfully navigated these obstacles, achieving significant growth across nearly all metrics. This resulted in increased revenues, gross margins, earnings, and book value per share.

We expanded our community count by 28% year-over-year, reaching a record 322 communities. Our home deliveries rose by 15% to a record 11,007 homes, driving a 19% increase in total revenues to $4.4 billion. We achieved a net income of $334 million, marking our 22nd consecutive year of profitability and a 29% increase from the previous year. Our book value per share grew by 13% to a record $84.65 as of December 31, 2024.

Throughout 2024, we returned cash to our stockholders while maintaining a robust balance sheet. In the first quarter, our Board of Directors announced a 13% increase in our quarterly cash dividend to $0.26 per share, further increased by 12% to $0.29 per share in early 2025. We repurchased 1.0 million shares of our common stock, over 3% of shares outstanding at the start of the year, for $83.8 million. We concluded the year with a homebuilding debt to capital ratio of 30.3% and a net homebuilding debt to net capital ratio of 27.4%. Additionally, in the fourth quarter, we entered into a new credit agreement, increasing our senior unsecured credit facility to $900.0 million and extending its maturity to November 2028.

We set numerous records in 2024 and are poised to further increase our deliveries in 2025 and 2026, providing our homebuyers with a Home for Every Dream®. We continue to empower homebuyers with innovative tools and resources, making the process of finding, financing, and purchasing their dream home easier than ever.

Together with the Board of Directors and the management team at Century Communities, we are pleased to invite you to our 2025 Annual Meeting of Stockholders, which will be held at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237, at 1:00 p.m. local time, on Wednesday, May 7, 2025.

At the Annual Meeting, stockholders will be asked to consider and vote upon the following proposals: (1) to elect seven directors to serve for the ensuing year as members of the Board of Directors of Century; (2) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; (3) to approve, on an advisory basis, our executive compensation; and (4) to transact such other business as may properly come before the Annual Meeting or at any continuation, postponement, or adjournment thereof. The accompanying Notice of 2025 Annual Meeting of Stockholders and proxy statement describe these matters in more detail. We urge you to read this information carefully.

The Board of Directors recommends a vote: FOR each of the seven nominees for director named in the proxy statement; and FOR the approval of the other proposals being submitted to a vote of stockholders.

Century Communities, Inc. – 2025 Proxy Statement	1

Voting your shares of Century common stock is easily achieved without the need to attend the Annual Meeting in person. Regardless of the number of shares of Century common stock that you own, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to vote your shares of Century common stock via the Internet, by telephone, or by promptly marking, dating, signing, and returning the proxy card. Voting over the Internet, by telephone, or by written proxy will ensure that your shares are represented at the Annual Meeting.

On behalf of the Board of Directors, we thank you for your participation, investment and continued support.

Sincerely,

Robert J. Francescon Chief Executive Officer and President Dale Francescon Executive Chairman

Century Communities, Inc. – 2025 Proxy Statement	2

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

The 2025 Annual Meeting of Stockholders of Century Communities, Inc., a Delaware corporation, will be held on Wednesday, May 7, 2025, at 1:00 p.m. local time at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237, for the following purposes:

1.
To elect seven directors to serve as members of the Board of Directors of Century until the next annual meeting of stockholders and until their successors are duly elected and qualified. The director nominees named in the proxy statement for election to the Board of Directors are: Dale Francescon, Robert J. Francescon, Patricia L. Arvielo, John P. Box, Keith R. Guericke, James M. Lippman, and Elisa Zúñiga Ramírez;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025;

3.	To approve, on an advisory basis, our executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or at any continuation, postponement, or adjournment thereof.

The proxy statement accompanying this Notice describes each of these items of business in detail. Only holders of record of our common stock at the close of business on March 10, 2025, are entitled to notice of, to attend, and to vote at the Annual Meeting or any continuation, postponement, or adjournment thereof. A list of such stockholders will be available for inspection, for any purpose germane to the Annual Meeting, at our principal executive offices during regular business hours for a period of no less than 10 days prior to the Annual Meeting.

To ensure your representation at the Annual Meeting, you are urged to vote your shares of Century common stock via the Internet, by telephone, or by promptly marking, dating, signing, and returning the proxy card. If your shares of Century common stock are held by a bank, broker, or other agent, please follow the instructions from your bank, broker, or other agent to have your shares voted.

BY ORDER OF THE BOARD OF DIRECTORS

Dale Francescon
Executive Chairman

Greenwood Village, Colorado

March 26, 2025

Century Communities, Inc. – 2025 Proxy Statement	3

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Century Communities, Inc. – 2025 Proxy Statement	4

References in this proxy statement to:

●	“Century,” “we,” “us,” “our,” or the “Company” refer to Century Communities, Inc.;
●	“Board” refer to the Board of Directors of Century;
●	“Annual Meeting” or “meeting” refer to our 2025 Annual Meeting of Stockholders; and
●	“2024 Annual Report” or “2024 Annual Report to Stockholders” refer to our Annual Report to Stockholders for 2024, including our Annual Report on Form 10-K for the year ended December 31, 2024, being made available together with this proxy statement.

Information on our website and any other website referenced herein is not incorporated by reference into, and does not constitute a part of, this proxy statement.

™ and ® denote trademarks and registered trademarks of Century Communities, Inc. or our affiliates, registered as indicated in the United States. All other trademarks and trade names referred to in this proxy statement are the property of their respective owners.

Century Communities, Inc. – 2025 Proxy Statement	5

PROXY STATEMENT SUMMARY

 This executive summary provides an overview of the information included in this proxy statement. We recommend that you review the entire proxy statement and our 2024 Annual Report to Stockholders before voting.

2025 Annual Meeting OF STOCKHOLDERS

DATE AND TIME

Wednesday, May 7, 2025

1:00 p.m. (Mountain Time)

LOCATION

Hyatt Regency

Denver Tech Center

7800 East Tufts Avenue

Denver, CO 80237

RECORD DATE

Holders of record of our common stock at the close of business on March 10, 2025, are entitled to notice of, to attend, and to vote at the 2025 Annual Meeting of Stockholders or any continuation, postponement, or adjournment thereof.

VOTING ITEMS

Proposal	Board’s Vote Recommendation	Page
Proposal No. 1: Election of directors	FOR	40
Proposal No. 2: Ratification of appointment of independent registered public accounting firm	FOR	47
Proposal No. 3: Advisory vote on executive compensation	FOR	50

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on Wednesday, May 7, 2025

This proxy statement and our 2024 Annual Report of Stockholders are available on the Internet, free of charge, at www.proxyvote.com commencing on or about March 26, 2025. On this website, you will be able to access this proxy statement, our 2024 Annual Report, and any amendments or supplements to these materials that are required to be furnished to stockholders. We encourage you to access and review all of the important information contained in the proxy materials before voting. We will mail paper copies of these materials, together with a proxy card, within three business days of a request properly made by a stockholder entitled to vote at the 2025 Annual Meeting of Stockholders.

Century Communities, Inc. – 2025 Proxy Statement	6

WHO WE ARE

Century Communities, Inc. is a leading national U.S. homebuilder. We are engaged in the development, design, construction, marketing and sale of single-family attached and detached homes in 17 states across the United States. We market and sell homes under both the Century Communities and Century Complete brands. As of December 31, 2024, we operated in over 45 markets depicted below. We also offer title, insurance, and lending services in select markets.

STRONG TRACK RECORD OF GROWTH

Since our founding in 2002, we have grown and expanded through organic entrances into new markets and the acquisition of other homebuilders, including two in 2024.

Century Communities, Inc. – 2025 Proxy Statement	7

Over the last five years, our geographic expansion and business strategy have generated operational efficiencies, along with top-line and bottom-line growth resulting in significant increases in nearly all metrics including home sale deliveries, total revenues, net income, and total stockholders’ equity. See Appendix A for a reconciliation of non-GAAP financial measures to most comparable measures under U.S. GAAP.

Since declaring quarterly cash dividends in 2021, we have increased our dividend each year, including most recently in February 2025 to $0.29 per share, up from $0.26 per share in 2024.

Century Communities, Inc. – 2025 Proxy Statement	8

2024 BUSINESS HIGHLIGHTS

Highlights of our achievements for 2024, include:

FINANCIAL

$4.4 billion	Total Revenues Achieved $4.4 billion in total revenues, a year-over-year increase of 19%
$333.8 million	Net Income Net income increased to $333.8 million, a 29% year-over-year increase
$84.65 share	Book Value per Share Book value per share increased by 13% on a year-over-year basis to a record of $84.65 as of December 31, 2024
$1.04 share	Cash Dividend Quarterly cash dividends of $0.26 per share for a total of $1.04 per share for the year ended December 31, 2024, a 13% increase over $0.92 per share for the prior year

OPERATIONAL

80,632	Lots Owned We continued to strategically manage our lot pipeline, resulting in 80,632 lots owned and controlled at December 31, 2024, a 9% increase as compared to December 31, 2023
11,007	Home Deliveries Delivered a record 11,007 homes, a year-over-year increase of 15%
10,676	Net New Contracts Net new home contracts totaled 10,676, a 21% year-over-year increase
322	Selling Communities Year-end selling communities increased 28% on a year-over-year basis to a record of 322 as of December 31, 2024

STRATEGIC

Completed Two Acquisitions Increasing Depth in Existing Markets

Consistent with our strategy of deepening our share in existing markets in a land-light manner, in 2024, we acquired Anglia Homes LP, a homebuilder with operations in the greater Houston, Texas area, and Landmark Homes of Tennessee, Inc., a homebuilder with operations in Nashville, Tennessee

Continued Focus on Entry Level and Move-in-Ready/Spec Home Construction

In 2024, 93% of our deliveries were priced below Federal Housing Administration-insured mortgage limits and 99% were spec builds, allowing us to reduce costs, maintain an appropriate supply of quick-move-in homes that entry-level buyers are seeking, and provide our homebuyers with certainty of financing at below market interest rates

Leveraged Scale to Benefit Margin and Returns

2024 adjusted homebuilding gross margin* of 23.3% increased by 80 basis points year-over-year; while, selling, general and administrative expense as percentage of home sales revenue declined by 40 basis points year-over-year due to increased scale at the national level and market share at the local level driving greater purchasing power and homebuilding efficiencies

*See Appendix A for a reconciliation of non-GAAP financial measures to most comparable measures under U.S. GAAP.

Century Communities, Inc. – 2025 Proxy Statement	9

CORPORATE GOVERNANCE HIGHLIGHTS

Annual election of directors	Annual say-on-pay vote
Majority vote standard for director elections	Stock ownership and retention requirements
Over 70% of directors are independent	Hedging and pledging prohibitions
Recent Board refreshment efforts	Double trigger change in control arrangements
Lead independent director	Mandatory clawback policy
Board oversight of cybersecurity and other key risks	No poison pill
Robust Board and committee evaluations	Single class of stock

STOCKHOLDER ENGAGEMENT

At our 2024 annual meeting of stockholders, support for our say-on-pay proposal fell short of expectations. Despite no substantive changes to our 2023 executive compensation program, our say-on-pay proposal received 72% support. In contrast, the prior year’s proposal garnered 93% of votes cast and the three-year average vote on our say-on-pay proposal prior to last year was 96% of votes cast.

During 2024, and especially following the disappointing support of our say-on-pay proposal, our management reached out to 100% of our top 25 stockholders, representing 74% of our outstanding shares, and held meetings with many of these stockholders, who together represent nearly 40% of our outstanding shares. Through these exchanges, we gained greater appreciation for our stockholders’ views on our governance and on our executive compensation program in particular.

We value the opinions of our stockholders. Stockholder feedback, whether through direct discussions or prior votes, is communicated to and discussed with our Board of Directors and its committees, including the Compensation Committee and Nominating and Corporate Governance Committee. Stockholder feedback is thoughtfully considered and has led to modifications in our governance practices, executive compensation programs, and public disclosures, and we remain open to additional stockholder feedback.

Some of the actions we have taken in response to stockholder feedback during the past few years, and in particular, compensation-related actions in response to last year’s say-on-pay vote include:

Key Themes	What We Heard	What We Did
Corporate Governance	Eliminate Co-CEO structure.	Effective January 1, 2025, we eliminated our Co-Chief Executive Officer (Co-CEO) structure as part of our succession planning process and to alleviate stockholder concerns with our former Co-CEO leadership structure.
	Strengthen role of independent directors.	In March 2025, we created a lead independent director position to replace our prior presiding director position and strengthened the role to provide a more proactive voice for our independent directors.
	Rotate Board committee chairs.	In March 2025, we appointed Elisa Zúñiga Ramírez as Chair of the Audit Committee.

Century Communities, Inc. – 2025 Proxy Statement	10

Key Themes	What We Heard	What We Did
	Refresh Board composition and increase diversity	We added Elisa Zúñiga Ramírez and Patricia L. Arvielo to the Board of Directors in 2023 and 2021, respectively, and remain committed to continual Board refreshment with the goal to maintain a Board composition diverse in experience, skills and other attributes.
	Increase stockholder influence over director elections.	We adopted a majority vote standard for uncontested director elections, with a director resignation policy, instead of a plurality vote standard.
Board Oversight	Increase Board oversight of certain key risk and focus areas.

The Audit Committee has increased its oversight of our information technology (IT) systems, processes and data, and contingency plans in the event of a breakdown or cybersecurity breach and has engaged an independent third party to assist in these efforts.

The Compensation Committee has increased its oversight of succession planning, human capital management, including talent, recruitment and development, and our say-on-pay vote results.

The Nominating and Corporate Governance Committee has increased its oversight of ESG matters, including our annual ESG report.

Executive Compensation	Maintain competitive, but not excessive, pay packages.

We target the 50th percentile of our peer group and have not raised the base salaries or target short-term (STI) or long-term incentive (LTI) opportunities of our CEO since 2022. Consistent with our typical practice, our 2024 executive compensation program for our then Co-CEOs was established in March 2024 prior to our 2024 Annual Meeting of Stockholders.

Consistent with our typical practice, the 2025 base salaries and STI and LTI opportunities for our Executive Chairman and CEO were recently established, and in response to stockholder input regarding our pay levels, pay opportunities were reduced in the aggregate as compared to 2024 levels:

	Base Salary
	2024 ($)	2025 ($)	% Decrease
Executive Chairman	1,000,000	900,000	10%
CEO	1,000,000	1,000,000	—

	Target STI
	2024 ($)	2025 ($)	% Decrease
Executive Chairman	3,500,000	2,450,000	30%
CEO	3,500,000	2,975,000	15%

	Target LTI
	2024 ($)	2025 ($)	% Decrease*
Executive Chairman	5,000,000	4,200,000	16%/20%
CEO	5,000,000	4,750,000	5%/10%
* Higher percentage decrease is based on the anticipated decrease in grant date fair value

Century Communities, Inc. – 2025 Proxy Statement	11

Key Themes	What We Heard	What We Did

	Reduce the compensation of the Executive Chairman relative to the CEO.	The 2025 base salary and short-term and long-term incentives for our Executive Chairman were recently established and set below those of our CEO, as described above.
	Adopt mandatory post-vesting holding periods.	Beginning in 2025, we imposed a three-year (as opposed to the prior one-year) mandatory post-vesting holding period on shares issued in settlement of our performance share unit (PSU) awards to our Executive Chairman and CEO. Our CFO is subject to a one-year post-vesting holding period.
Emphasize performance-based compensation, including in particular long-term incentives.

90% of our 2024 Co-CEO target compensation was performance-based, of which 53% was structured as LTI and 37% as STI opportunities. With the reduced 2025 pay opportunities, approximately 88% of target compensation for our Executive Chairman and CEO is performance-based, with a 56%/32% LTI/STI split for our Executive Chairman and a 54%/34% LTI/STI split for our CEO.

Our LTI program is comprised of 100% PSU awards for our Executive Chairman and CEO, with now a three-year mandatory post-vesting holding period feature.

Increase the number of performance measures to the LTI program and include a relative measure.

The vesting of our 2025 PSU awards is based on the achievement of a mix of both absolute and relative performance goals – three-year cumulative adjusted pre-tax income and three-year cumulative revenue – with a relative total stockholder return (TSR) modifier.

The TSR modifier is based on our three-year cumulative TSR relative to the average TSR of all companies in our peer group. We believe the addition of this modifier further aligns the PSU awards with stockholder value creation. The TSR modifier has the potential to decrease by 10% or increase up to 20% the ultimate payout of the PSU awards.

Stockholder Alignment	Align the interest of directors and executive officers with those of stockholders.

We adopted stock ownership and retention guidelines to ensure that the interests of our directors and executives would be closely aligned with those of our stockholders and recently increased the guideline of our Executive Chairman and CEO from 6x to 10x base salary.

We also maintain an anti-hedging/pledging policy.

Sustainability	Enhance disclosures regarding sustainability.	We publish an annual ESG report, which we continue to enhance. In 2023, we began including a Task Force on Climate-related Financial Disclosures-aligned climate risk and opportunity assessment to provide more insights on our climate risk profile, and in 2024, we published our first greenhouse gas (GHG) emissions inventory.
Transparency and Disclosure	Increase transparency and disclosure, including on executive compensation, board composition and oversight.	Each year, we have increased and improved our disclosures, with an eye toward transparency and readability. This year, we enhanced, among other items, the disclosure of the non-GAAP performance metrics used in our executive compensation to include GAAP reconciliations.

Century Communities, Inc. – 2025 Proxy Statement	12

BOARD NOMINEES

The Board of Directors recommends a vote “FOR” each of these director nominees, each for a term of one year until our next annual meeting of stockholders and until their successors are duly elected and qualified.

Director	Age	Serving Since	Independent	Committees	Other Public Boards
Dale Francescon	72	2013	No	N/A	0

Robert J. Francescon	67	2013	No	N/A	0

Patricia L. Arvielo	60	2021	Yes	Audit, Compensation, Nominating and Corporate Governance	0

John P. Box	78	2014	Yes	Audit, Compensation, Nominating and Corporate Governance	0

Keith R. Guericke	76	2013	Yes	Audit, Compensation, Nominating and Corporate Governance	1

James M. Lippman	67	2013	Yes	Audit, Compensation, Nominating and Corporate Governance	0

Elisa Zúñiga Ramírez	56	2023	Yes	Audit	2

Century Communities, Inc. – 2025 Proxy Statement	13

BOARD QUALIFICATIONS, EXPERIENCES AND SKILLS

The matrix below summarizes what the Board of Directors believes are desirable types of qualifications, experiences, skills and attributes possessed by Century’s director nominees because of their particular relevance to our business and strategy. While all of these were considered by the Board in connection with this year’s director nomination process, the matrix does not encompass all director qualifications, skills, experiences or attributes.

	Dale Francescon	Robert J. Francescon	Patricia L. Arvielo	John P. Box	Keith R. Guericke	James M. Lippman	Elisa Zúñiga Ramírez
Skills and Experiences
Public Company CEO
Private Company CEO
Public Company Executive
Homebuilding/Real Estate
Mortgage Financing
Business Development/Mergers and Acquisitions
Strategic Planning
Operations
Supply Chain Management
Sales and Marketing
Financial and Accounting
Capital Markets/Raising Additional Financing
Public Company Governance
Legal and Compliance
Cybersecurity/IT
Risk Management
Human Capital Management
Attributes
Male
Female
White or Caucasian
Latina or Hispanic
Tenure	11	11	3	10	11	11	1

Century Communities, Inc. – 2025 Proxy Statement	14

EXECUTIVE COMPENSATION BEST PRACTICES

Our compensation practices include many best practices that support our executive compensation objectives and principles and benefit our stockholders.

What We Do	What We Don’t Do
Structure executive officer compensation so it is competitive and a significant portion is at risk	No guaranteed salary increases
Emphasize long-term performance, with PSUs comprising 100% of our equity incentive awards	No uncapped bonus opportunities
Use a mix of both absolute and relative performance measures	No excessive perquisites
Require minimum vesting periods on equity awards	No current payment of dividends on unvested awards
Require a double-trigger for equity acceleration upon a change of control	No excise or other tax gross-ups
Have robust stock ownership guidelines and retention requirements for executive officers	No short sales or derivative transactions in Century stock, including hedges
Require post-vesting holding periods	No pledging of Century securities
Hold an annual say-on-pay vote	No repricing of stock options

2024 AND 2025 EXECUTIVE COMPENSATION ACTIONS

For 2024, our named executive officers were our Executive Chairman who served as Co-CEO during 2024, our Chief Executive Officer and President (CEO), who served as Co-CEO during 2024, our current Chief Financial Officer (CFO) and our former CFO.

2024 compensation actions and incentive plan outcomes based on performance, as well as certain recent 2025 compensation actions, are summarized below:

Pay Element	Actions
Base Salary

●  Neither of our Co-CEOs received a base salary increase during 2024, which had remained static since 2022.

●  The annual base salary of our new CFO was set at $650,000 in July 2024.

●  The 2025 annual base salaries for our Executive Chairman, CEO and CFO were recently set at $900,000, $1,000,000 and $650,000, respectively, representing a 10% decrease in the case of our Executive Chairman.

Short-Term Incentive

●  Neither of our Co-CEOs received an increase in short-term incentive award opportunities during 2024, which had remained static since 2022.

●  The performance metrics for our Co-CEO 2024 short-term incentive program were revenue (20%), EBITDA, as adjusted (60%), and closings (20%), with target levels set 13%, 9.5% and 12%, respectively, above actual 2023 levels.

Century Communities, Inc. – 2025 Proxy Statement	15

Pay Element	Actions

Metric	2023 Actual	2024 Target	Increase
Revenue	$3.7 bil.	$ 4.17 bil.	13%
EBITDA, as adjusted*	$431.3 mil.	$472.1 mil.	9.5%
Closings	9,568	10,716	12%
* Non-GAAP financial measure. See Appendix A for calculation. ● Actual performance was between target and maximum for revenue and closings and exceeded maximum for EBITDA, as adjusted.
Metric	Threshold	Target	Maximum	Actual
Revenue	$3.76 bil.	$ 4.17 bil.	$ 4.59 bil.	$ 4.4 bil.
EBITDA, as adjusted*	$424.9 mil.	$472.1 mil.	$519.3 mil.	$573.8 mil.
Closings	9,644	10,716	11,788	11,007
* Non-GAAP financial measure. See Appendix A for calculation.

● For his 2024 annual bonus, our CFO received a cash bonus of $1.25 million in February 2025, $500,000 of which was intended to compensate him for his prior role as interim CFO and $750,000 of which was intended to reward him for his promotion to CFO and performance during 2024.

●  For 2025, our CFO will participate in the performance based STI plan along with our Executive Chairman and CEO.

● The 2025 target STI opportunities for our Executive Chairman, CEO and CFO were recently set at $2,450,000, $2,975,000 and $1,000,000, respectively, representing a 30% decrease for our Executive Chairman.

Long-Term Incentives

● Neither of our Co-CEOs received an increase in long-term incentive award opportunities during 2024, which had remained static since 2022.

● The Co-CEO long-term incentive program for 2024 consisted of 100% PSU awards, which may vest and be paid out in shares of our common stock dependent upon the achievement of a three-year cumulative adjusted pre-tax income goal for the years 2024-2026. All net shares issued in settlement of these PSU awards are subject to a one-year mandatory holding period.

● Our CFO received a time-vested RSU award in each of February 2024 and February 2025 to compensate him for his 2023 and 2024 performance, and a time-vested RSU award in August 2024 to reward him for his promotion to CFO. All of these RSU awards vest in equal annual installments over three years and the August 2024 and February 2025 awards are subject to a one-year mandatory post-vesting holding period. While each of these awards was initially valued at $500,000, the actual grant date fair values of the August 2024 and February 2025 awards were less due to the illiquidity discount associated with the one-year post-vesting holding period.

● Our 2022 PSU awards were paid out at the maximum payout level, based on our 2022-2024 cumulative adjusted pre-tax income:

Metric	Threshold	Target	Above-Target	Maximum	Actual
Adjusted pre-tax income*	$996.0 mil.	$1.106 bil.	$1.217 bil.	$1.328 bil.	$1.593 bil.

*Non-GAAP financial measure. See Appendix A for calculation

Century Communities, Inc. – 2025 Proxy Statement	16

Pay Element	Actions

●  The performance goals for the 2022 to 2024 performance period were established and PSU awards were granted in mid-March 2022 taking into consideration the national housing market and the U.S. macroeconomic environment at that time and our then current and anticipated financial and operational performance. Recall that the new home market in early 2022 was plagued with continued headwinds from municipal and utility delays, supply chain disruptions, labor shortages, elongated construction cycle times, and rising input costs, which when coupled with an accelerating interest rate environment, ultimately resulted in an industry wide slowdown beginning in the first half of 2022. As a result, given uncertainty and challenging market conditions, the target three-year cumulative adjusted pre-tax income goal was based on the actual three-year cumulative adjusted pre-tax income for the 2019 to 2021 performance period, with 2021 results representing what was then by far the most profitable year in the Company’s history. The threshold goal was set at 10% below target; the above target goal was set at 10% above target; and the maximum goal was set at 15% above target.

●  The 2025 target LTI opportunities for our Executive Chairman, CEO and CFO were recently set at $4,200,000, $4,750,000 and $1,000,000, respectively, representing a 16% decrease for our Executive Chairman and a 5% decrease for our CEO, and higher percentage decreases of 20% and 10%, respectively, based on anticipated grant date fair value amounts due to the illiquidity discount associated with the three-year mandatory post-vesting holding period.

● Our 2025 LTI program also was recently set and is comprised of 100% PSU awards, with a three-year mandatory post-vesting holding period for our Executive Chairman and CEO and a one-year mandatory post-vesting holding period for our CFO. The vesting is based on the achievement of a mix of both absolute and relative performance goals – three-year cumulative adjusted pre-tax income and three-year cumulative revenue – with a relative TSR modifier.

Other Compensation Related Actions

●  In March 2024, we entered into a three-month consulting agreement with our former CFO under which we paid him a $50,000 monthly consulting fee to ensure a seamless transition and assist with the transition of his duties and responsibilities to our then interim CFO.

●  Since he voluntarily resigned, our former CFO received no other payments in connection with or after his departure, other than a payout of his accrued but unused vacation.

●  Our say-on-pay vote received 72% support at our 2024 Annual Meeting of Stockholders. Since we historically had received substantial support (well over 90% of votes cast) on our say-on-pay vote, we understand and appreciate the importance of this message from our stockholders and the need to be responsive and have engaged with stockholders and taken several actions in response, as described above under “—Stockholder Engagement” and later in this proxy statement under “Compensation Discussion and Analysis.”

●  In March 2025, we amended our stock ownership guidelines to increase the target stock ownership as a multiple of base salary for our Executive Chairman and CEO from 6x to 10x.

●  In March 2025, we reduced the monthly amount for the automobile and cell phone allowance and reimbursements for life insurance premiums by 20% for our Executive Chairman and CEO.

Century Communities, Inc. – 2025 Proxy Statement	17

2026 ANNUAL MEETING OF STOCKHOLDERS

We anticipate that our 2026 Annual Meeting of Stockholders will be held on Wednesday, May 6, 2026. The following are important dates in connection with our 2026 Annual Meeting of Stockholders.

Stockholder Action	Submission Deadline
Proposal Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934	No later than November 26, 2025
Nomination of a Candidate Pursuant to our Bylaws	Between January 7, 2026 and February 6, 2026
Proposal of Other Business for Consideration Pursuant to our Bylaws	Between January 7, 2026 and February 6, 2026

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CORPORATE GOVERNANCE

Governance best PRACTICES

We maintain several corporate governance best practices, which are designed to promote actions that benefit our stockholders and create a framework for our decision-making.

Annual election of all directors	All directors are elected annually for a one-year term.
Majority vote standard for uncontested director elections, with a director resignation policy	We have a majority voting standard for uncontested director elections, and directors who do not receive more votes “FOR” than “AGAINST” their election must offer to resign from the Board.
Over two-thirds of our directors are independent	Five of the seven directors on our Board are independent.
Annual Board and committee evaluations	We conduct annual Board and committees performance self-evaluations.
Overboarding policy	We limit the number of public company boards on which our directors may serve.
No poison pill	We believe that not having a poison pill benefits our stockholders by not discouraging takeover attempts that may increase value for our stockholders.
Robust stockholder outreach program	Each year, our executives hold numerous meetings to seek stockholder input and strive to take actions that reflect the input received.
Annual say-on-pay vote	Our Board recommended, and our stockholders voted in favor of, an annual advisory stockholder vote on executive compensation.
Officer and director stock ownership requirements	We have robust stock ownership guidelines for our directors and officers that require maintenance of a specified level of ownership based on compensation.
Hedging and pledging prohibitions	We prohibit certain employees, including our NEOs, from engaging in any hedging transactions, short sales, transactions in publicly traded options, such as puts, calls and other derivatives, or short-term trading.
Require a double trigger for cash severance and accelerated vesting of equity upon a change in control	The double trigger feature incentivizes executives to accept or continue employment with Century in the event of a change in control event.
Mandatory clawback policy	We maintain a clawback policy to provide for a mandatory clawback of incentive compensation paid to current and former executives in the event of a financial restatement.
Updated insider trading policy	In 2024, we further updated our insider trading policy.
Single class of stock	We have a single class of stock, so our stockholders all have equal voting rights.

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role of The board

The Board of Directors is elected by the stockholders to oversee their interests in the long-term health, financial strength, and overall success of our business. The Board serves as the ultimate decision-making body of our Company, except for those matters reserved for or shared with our stockholders. The Board oversees our governance practices, the proper safeguarding of our assets, the maintenance of appropriate financial and other internal controls, and our compliance with applicable laws and regulations. The Board selects our Chief Executive Officer and oversees the members of our senior management, who are charged by the Board with managing the Company and conducting our business.

Key Responsibilities of the Board
Oversight of Business Strategy	Oversight of Risk	Oversight of Succession Planning
The Board oversees and monitors strategic planning.	The Board oversees risk management.	The Board oversees management succession planning.
Business strategy is a key focus at the Board level and embedded in the work of Board committees.	Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function.	The Compensation Committee, which meets regularly and reports back to the full Board, has primary responsibility for developing succession plans for the CEO position and other key positions.
Company management is charged with executing our business strategy and provides regular performance updates to the Board.	Company management is charged with managing risk through robust internal processes and effective internal controls.	The Executive Chairman and the CEO are charged with preparing, and reviewing with the Compensation Committee, talent development plans for senior executives and their potential successors.

board Oversight OF BUSINESS STRATEGY

The Board of Directors oversees our strategic direction and business activities. Throughout the year, the Board and management discuss our short and long-term business strategy. With respect to our short-term strategy, at the beginning of each year, our management presents to the Board a proposed annual business plan for the year and receives input from the Board and a final annual business plan is approved by the Board. At each subsequent regular Board meeting, the Board reviews our operating and financial performance relative to the annual business plan. As part of our long-term strategy, management typically formulates three-year financial targets against which performance is reviewed by the Board.

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board role in Risk Oversight

Risk is inherent with every business. We face a number of risks, including financial (accounting, credit, interest rate, liquidity, and tax), operational, political, strategic, regulatory, compliance, legal, cybersecurity, competitive, and reputational risks.

Our management is responsible for the day-to-day management of risks faced by us, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations, and risks acceptable to us. Our Executive Chairman and Chief Executive Officer, as members of the Board, attend the Board meetings and discuss with the full Board the strategies and risks facing our Company.

One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from its three standing committees (the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee), each of which addresses risks specific to its respective areas of oversight. In addition, with respect to other risks that arise from time to time, the Board oversees those as well.

SELECTED AREAS OF BOARD RISK OVERSIGHT

CYBERSECURITY/ARTIFICIAL INTELLIGENCE: Our Audit Committee, comprised fully of independent directors, is responsible for oversight of our (i) information security policies, including periodic assessment of risk of information security breach, training program, significant threat changes and vulnerabilities and monitoring metrics and (ii) effectiveness of information security policy implementation. Members of management meet with the Audit Committee on a regular basis to review and discuss risk exposure related to our IT systems, data privacy and use of artificial intelligence. The purpose of these management updates is to inform the Audit Committee of potential risks related to our IT systems, data privacy and use of AI, as well as any relevant mitigation or remediation tactics being implemented.

Since September 2022, we have engaged a seasoned cyber consultant from the global cybersecurity risk firm, Kroll, LLC, to provide CISO-level advisory services to assist our technology teams, business leadership and Board of Directors with guidance and direction as we continue to strengthen our security systems and improve our cyber readiness, as well as to provide insight and intelligence on existing and emerging threat landscapes. The scope of service includes reviewing our current information security policies, past and current security reports, cybersecurity program, and staffing models to assess our ability to prevent and respond to cyberattack incidents and mitigate any impacts they may have. In addition, we have retained special data security legal counsel at a leading U.S. law firm whose practice focuses on data breach response and security compliance issues. This legal counsel is specialized in investigating and responding to an event compromising information and systems security, working closely with client resources, third-party forensic consulting experts and law enforcement to identify the nature and scope of a compromise. We also have retained special data privacy legal counsel to assist us in our compliance with the data privacy laws in the various jurisdictions in which we operate our business.

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In the past four years, we have not experienced any material computer data security breaches as a result of a compromise of our information systems and we are not aware and have not had a significant cybersecurity breach or attack that had a material impact on our business or operating results to date. Maintaining a robust information security system is an ongoing priority for us and we plan to continue to identify and evaluate new, emerging risks to data protection and cybersecurity both within our Company and through our engagement of third-party service providers like Kroll.

HUMAN CAPITAL AND CULTURE: The Board is actively engaged in overseeing our people and culture strategy. The Compensation Committee reviews and reports back to the Board on a broad range of human capital management topics, including talent management; leadership development; retention; culture; employee engagement; employee education and training; and succession planning.

ESG: The Board is ultimately responsible for oversight of our ESG initiatives. The Nominating and Corporate Governance Committee has been delegated responsibility for ESG oversight and approves our ESG related policy statements and our ESG report. In 2024, we published an updated ESG report and intend to do so again in 2025. The Compensation Committee has oversight of human capital management, as described above. The Audit Committee has oversight over general compliance with applicable laws, including SEC and those affecting ESG issues, as well as risk management and climate-related and sustainability risks. In carrying out its responsibilities for ESG oversight, the Nominating and Corporate Governance Committee coordinates with the Compensation Committee and the Audit Committee on ESG-related subjects.

OVERSIGHT OF MANAGEMENT SUCCESSION PLAnning and development

The Board of Directors recognizes that one of its most important responsibilities is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of members of our senior management team. This responsibility is reflected in our Corporate Governance Guidelines, which provide for a review of CEO succession planning and management development, and the charter of the Compensation Committee, which requires the Compensation Committee to assist the Board in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans, which includes transitional leadership in the event of an unplanned vacancy.

In furtherance of the foregoing, management provides an annual succession planning report to the Compensation Committee, which summarizes the overall composition of our senior leadership team, including their professional qualifications, tenure, and work experience. The report also identifies internal members of the management team who are viewed as potential successors to a variety of senior leadership roles. Succession planning is also regularly discussed in executive sessions of the Board of Directors. Our directors become familiar with internal potential successors for key leadership positions through various means, including the annual succession planning report and Board of Directors and committee meetings, and less formal interactions throughout the course of the year.

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IMPLEMENTATION OF MANAGEMENT SUCCESSION PLAN

In furtherance of its management succession planning, in November 2024, the Board of Directors created a new Executive Chairman position and elected Dale Francescon, the Company’s then current Chairman of the Board and Co-Chief Executive Officer, as Executive Chairman replacing his current positions, and in connection therewith, elected Robert J. Francescon, the Company’s then current Co-Chief Executive Officer and President, as sole Chief Executive Officer and President, in each case effective as of January 1, 2025.

In addition, in March 2024, our then Chief Financial Officer, David L. Messenger, stepped down effective March 22, 2024 after 10 years with Century to pursue other opportunities. The Board of Directors appointed J. Scott Dixon, Century’s then current Assistant Chief Financial Officer, as Interim Chief Financial Officer and initiated a search process to identify a new Chief Financial Officer. After evaluating both internal and external candidates for the role, in July 2024, the Board of Directors appointed Mr. Dixon as Chief Financial Officer on a non-interim basis. Mr. Dixon has been with Century for over 10 years and was promoted to Assistant Chief Financial Officer in May 2022. Prior to serving as Assistant Chief Financial Officer, Mr. Dixon served as our Chief Accounting Officer from November 2016 to May 2022, and prior to that position, he served as Vice President of Accounting from November 2013 to November 2016. He was instrumental to our initial public offering in 2014 and has been responsible for overseeing our SEC reporting, financial planning and analysis, and directly managing our finance team.

NEW EXECUTIVE CHAIRMAN ROLE

The creation of a new Executive Chairman role marks the beginning of the management succession plan from our historical Co-CEO structure. Given Mr. Dale Francescon’s role as a co-founder of the Company and his deep insight into the Company’s operations, opportunities and industry positioning gained over 22 years, full implementation of the plan is expected to take multiple years. Initially, the duties and responsibilities of the Executive Chairman will include, but are not limited to:

●	play a key role in succession planning, particularly at the Board and NEO level, as well as assisting in the smooth transition of leadership;
●	facilitate discussion between the Board and our executive teams;
●	work with the Board and CEO to develop a long-term strategy for Century’s continued growth, leveraging over 30 years of industry knowledge, perspective and relationships;
●	provide guidance and support to senior management, including the CEO and CFO;
●	provide oversight of compliance efforts throughout Century to ensure the Company adheres to all applicable laws and regulations;
●	work with the CEO to identify opportunities for value-enhancing strategic initiatives, including potential acquisitions;
●	be a spokesperson for Century;
●	in consultation with our CEO, Lead Independent Director and Board committee chairs, develop agendas for Board and committee meetings; and
●	chair all regular sessions of the Board and facilitate robust discussions to ensure that decisions align with the Century’s central mission.

Mr. Dale Francescon’s responsibilities are expected to evolve over time in alignment with the progression of our management succession plan.

The Board of Directors believes that Mr. Dale Francescon, as a co-founder of the Century and having served as our Co-CEO for over 22 years, possesses considerable experience, breadth of skills, unique knowledge of the homebuilding industry, and an important perspective on the challenges and opportunities the Company faces. The Board of Directors believes that, at this time, the Company is best served by retaining Mr. Dale Francescon as Executive Chairman in order to provide stability, continuity and assurance of the smooth implementation of our management succession plan.

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Board Leadership Structure

Our governance framework provides the Board of Directors with the flexibility to select a leadership structure that is appropriate for the Board at any given time. Our current Board leadership structure is comprised of an Executive Chairman, a Chief Executive Officer, a Lead Independent Director, Board committees led by independent directors, and active engagement by all directors. The Board believes that this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by our independent directors. In making determinations about the leadership structure, the Board considers many factors, including the specific needs of the business, succession planning, what is in the best interests of our stockholders, and feedback from our stockholder engagement efforts.

Current Board Leadership Structure

Executive Chair Dale Francescon	Chief Executive Officer Robert J. Francescon	Lead Independent Director Keith R. Guericke
Independent Committee Chairs

Audit Elisa Zúñiga Ramírez	Compensation James M. Lippman	Nominating and Corporate Governance John P. Box
Active Engagement by all Directors

Our Corporate Governance Guidelines do not require the separation of the offices of the Chair of the Board, and under our Bylaws, the Chair of the Board may be an Executive Chair or a non-executive Chair of the Board. The Board of Directors is free to choose its Chair of the Board in any way that it deems best for our Company at any given point in time. As discussed in more detail above under “—New Executive Chairman Role,” Dale Francescon currently serves as our Executive Chairman.

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The Board endorses the concept of an independent director being in a position of leadership and our Corporate Governance Guidelines provide that if the Chair of the Board is not an independent director, then the independent directors shall elect an independent director to serve as the Lead Independent Director. Since Dale Francescon serves as our Executive Chairman, the independent directors have appointed Keith R. Guericke to serve as our Lead Independent Director. Under our Corporate Governance Guidelines, the main duties of the Lead Independent Director are to:

●	preside at executive sessions or other meetings of the independent directors or any Board meetings at which our Executive Chairman is not present;

●	serve as liaison amongst our Executive Chairman, CEO, and the independent directors, including coordinating feedback from the independent directors and advising our Executive Chairman and CEO of any input or recommendations of the independent directors, as discussed in executive sessions or otherwise;

●	coordinate with our Executive Chairman, CEO and Board committee chairs on the development of Board and Board committee meeting agendas;

●	determine the agenda for executive sessions of the independent directors;

●	provide Board leadership if there is (or there is perceived to be) a conflict of interest with respect to any matter involving the Executive Chairman and/or Chief Executive Officer;

●	oversee responses to communications from stockholders and other interested persons addressed to the independent directors as a group; and

●	consult and communicate with our stockholders, as appropriate.

All Board members play an active role in overseeing our business both at the Board and committee levels. As part of each regularly scheduled Board and committee meetings, the independent directors have an opportunity to meet in executive session without the Executive Chairman or CEO present. These executive sessions are chaired by the Lead Independent Director or independent committee chair. These meetings allow our independent directors to discuss issues of importance to the Company, including the business and affairs of the Company, as well as matters concerning management, without any members of management present. In addition, under our Bylaws, any one of our directors has the authority to call a special meeting of the Board of Directors. All directors are invited to provide input on Board and committee meeting agendas and welcome to attend all Board and committee meetings, even if a director does not formally serve on a committee.

The Board has determined that this current Board leadership structure is appropriate and in the best interests of our Company and our stockholders at this time for several reasons, including:

●	Dale Francescon’s and Robert J. Francescon’s extensive knowledge of our Company, business, and industry, obtained through co-founding the Company, over 20 years of service to our Company, and over 30 years of experience in the homebuilding industry, which benefit Board leadership and the Board’s decision-making process through their active roles as the Executive Chairman and CEO, respectively;

●	Keith R. Guericke’s extensive knowledge of our Company, business, and industry, obtained through his service as a non-employee director of Century for nearly 12 years and his expansive knowledge of the real estate industry;

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●	the significant experience and knowledge of each Board committee chair and the coordination both between each Board committee chair and management and amongst the Board committee chairs;

●	unification of Board leadership and strategic direction as implemented by our management; and

●	appropriate balance of risks relating to concentration of authority through the oversight of our independent and engaged lead independent director and Board.

Director Independence

Under the listing standards and rules of the New York Stock Exchange (NYSE), independent directors must comprise a majority of a listed company’s board of directors. Under the NYSE rules, a director will only qualify as an “independent director” if the company’s board of directors affirmatively determines that the director has no material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

NYSE rules also require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Audit committee members must also satisfy heightened independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (Exchange Act), and compensation committee members must satisfy heightened independence criteria set forth in the NYSE rules.

The Board has undertaken a review of its composition, the composition of its Board committees, and the independence of each director. Based upon information requested from and provided by each of our directors concerning his or her background, employment, and affiliations, including family relationships with us, our senior management, and our independent registered public accounting firm, the Board has determined that all but two of our directors, Dale Francescon and Robert J. Francescon, are independent directors under the standards established by the SEC and the NYSE. In making this determination, the Board considered the current and prior relationships that each non-employee director has with Century and all other facts and circumstances the Board deemed relevant in determining their independence.

Executive Sessions

Our independent directors meet in executive sessions without management to consider such matters as they deem appropriate, such as reviewing the performance of management. Executive sessions of our independent directors are typically held in conjunction with regularly scheduled Board and committee meetings.

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Committees of the Board of Directors

We currently have three standing committees of the Board: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Board may establish other Board committees as it deems necessary or appropriate from time to time. Each Board committee has a formal written charter, which, among other things, authorizes the committee to retain independent advisors as it deems necessary to carry out its responsibilities. Each Board committee reviews and evaluates, at least annually, the performance of the committee, including compliance with its charter.

Below are our directors and their current committee memberships. Elisa Zúñiga Ramírez recently replaced Keith R. Guericke as Chair of the Audit Committee.

Director	Board	Audit	Compensation	Nominating and Corporate Governance
Dale Francescon	●
Robert J. Francescon	●
Patricia L. Arvielo	●	●	●	●
John P. Box	●	●	●	Chair
Keith R. Guericke	●	●	●	●
James M. Lippman	●	●	Chair	●
Elisa Zúñiga Ramírez	●	Chair

Board and Board Committee Meetings; Attendance

The Board held six meetings during 2024. All directors attended at least 75% of the combined total of (i) all Board meetings during which the director was a director and (ii) all meetings of committees of the Board of which the director was a member during 2024. We expect all of our directors to attend our annual meeting of stockholders, and we customarily schedule a regular Board meeting on the same day as our annual meeting. All directors attended our 2024 Annual Meeting of Stockholders held on May 8, 2024.

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Audit Committee

Key Responsibilities and Activities

●     Oversees (i) our financial reporting, auditing, and internal control activities; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; (v) the performance of our internal audit function and independent auditors; and (vi) our overall risk exposure and management;

●     Responsible for the appointment, retention, and termination of our independent auditors, and determines the compensation of our independent auditors;

●     Reviews with the independent auditors the plans and results of the audit engagement;

●     Evaluates the qualifications, performance, and independence of our independent auditors;

●     Has sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

●     Reviews the adequacy of policies that govern risk exposure involving cybersecurity, data privacy, information technology, financial, legal, business continuity, regulatory, climate and sustainability risks;

●     Reviews the adequacy of our internal accounting controls and oversees financial reporting activities;

●     Reviews our cybersecurity efforts and cyber related risks, including use of our artificial intelligence; and

●     Meets at least quarterly with our executive officers, internal audit staff, and our independent auditors in separate executive sessions.

Cybersecurity Consultant

The Audit Committee has retained Kroll, LLC, a global cybersecurity risk firm, to assist the Audit Committee with guidance and direction with respect to oversight of our IT systems and cybersecurity efforts.

Chair

Elisa Zúñiga Ramírez

Other Members

Patricia L. Arvielo

John P. Box

Keith R. Guericke

James M. Lippman

2024 Meetings

7

Heightened Independence

The Board has determined that each Audit Committee member satisfies the heightened independence criteria for audit committee members under the NYSE rules.

Financial Literacy and Experts

The Board has determined that all Audit Committee members are financially literate and that Ms. Zúñiga Ramírez and Messrs. Guericke, Box and Lippman meet the definition of “audit committee financial expert.”

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Compensation Committee

Key Responsibilities and Activities

●     Assists the Board in developing and evaluating potential candidates for executive officer positions and overseeing succession plans;

●     Reviews, approves, and makes recommendations regarding compensation plans and administers all plans, including, the grant of equity-based awards to executive officers and employees;

●     Reviews and approves corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluates each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus, and equity and non-equity incentive compensation;

●     Reviews and approves executive employment, severance, change in control, retention, retirement, deferred compensation, perquisite, or similar compensatory agreements, plans, programs, or arrangements;

●     Provides oversight of management’s decisions regarding the performance, evaluation, and compensation of other officers;

●     Reviews incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking, and reviews and discusses, at least annually, the relationship between risk management policies and practices, business strategy, and our executive officers’ compensation;

●     Oversees and reviews our culture and policies and strategies related to human capital management, including with respect to diversity and inclusion initiatives, pay equity, talent, recruitment and development, performance management and employee engagement; and

●     Reviews and makes recommendations to the Board regarding all executive compensation related proposals and reviews the results of advisory stockholder votes on executive compensation and considers whether to recommend adjustments to our executive compensation policies and practices as a result of such votes and other stockholder input on executive compensation matters.

Compensation Consultant

The Compensation Committee has retained WealthPoint, LLC (WealthPoint) as its external compensation consultant. WealthPoint does not provide any services to the Company unrelated to executive or director compensation.

Chair

James M. Lippman

Other Members

Patricia L. Arvielo

John P. Box

Keith R. Guericke

2024 Meetings

5

Heightened Independence

The Board has determined that each Compensation Committee member satisfies the heightened independence criteria for compensation committee members under the NYSE rules. In addition, each Compensation Committee member is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

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Nominating and Corporate Governance Committee

Key Responsibilities and Activities

●     Identifies individuals qualified to become members of the Board and reviews with the Board on an annual basis the Board’s composition as a whole to ensure that it has the requisite and desired expertise, experience, qualifications, attributes and skills and that its membership consists of persons with sufficiently diverse and independent backgrounds, including female and racially/ethnically diverse candidates;

●     Develops and recommends to the Board for its approval qualifications for director candidates and periodically reviews these qualifications with the Board;

●     Makes recommendations to the Board regarding director diversity (which may include diversity of age, gender, race, ethnicity, education, skills, professional experience, knowledge, backgrounds and viewpoints), retirement age, tenure and refreshment policies;

●     Reviews the committee structure of the Board and recommends directors to serve as members or chairs of each Board committee;

●     Reviews and recommends Board committee slates annually and recommends committee members to fill vacancies;

●     Develops and recommends to the Board a set of corporate governance guidelines and, at least annually, reviews such guidelines and recommends changes to the Board for approval as necessary;

●     Considers and oversees corporate governance issues as they arise from time to time and develops appropriate recommendations for the Board;

●     Reviews and monitors evolving corporate governance best practices and trends for consideration and incorporation into our governing documents, policies, and procedures;

●     Reviews and recommends to the Board any responses to proposals submitted by stockholders;

●     Reviews and approves our policies and practices pertaining to ESG issues and monitors our performance against relevant ESG indices; and

●     Oversees the annual self-evaluations of the Board and each Board committee.

Chair John P. Box Other Members Patricia L. Arvielo Keith R. Guericke James M. Lippman 2024 Meetings 4

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CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities of, and independence standards applicable to, our directors and Board committee structures and responsibilities. Among the topics addressed in our Corporate Governance Guidelines are:

●     Role of directors

●     Selection of the Chairman of the Board

●     Selection of new directors

●     Director qualifications

●     Care and avoidance of conflicts

●     Confidentiality

●     Limits on other directorships or “overboarding”

●     Director independence

●     Directors who change their present job responsibility

●     Retirement and resignation policy

●     Director tenure

●     Board compensation

●     Separate sessions of independent directors

●     Board and Board committee self-evaluations

●     Strategic direction of the Company

●     Board access to management

●     Director resignation policy

●     Board materials

●     Board interaction with institutional investors, analysts, press, and customers

●     Board orientation and continuing education

●     Director attendance at annual meetings of stockholders

●     Frequency of meetings

●     Selection of agenda items for Board meetings

●     Number and names of Board committees

●     Independence of Board committees

●     Assignment and rotation of committee members

●     Evaluation of executive officers

●     Succession planning

●     Management development

●     Risk management

●     Prohibited loans

●     Communications with directors

From time to time, the Board, upon recommendation of the Nominating and Corporate Governance Committee, reviews and updates the Corporate Governance Guidelines as it deems necessary and appropriate. The Corporate Governance Guidelines are available in the “Discover Century—Investors— Governance—Governance Documents – Corporate Governance Policy” section of the Company’s website located at www.centurycommunities.com.

Director Nominations Process

1	2	3	4	5
Sources for director candidate pool ● Directors ● Management ● Stockholders ● Independent search firm ● Other director resources ● Self-nominated

Interviews and in-depth review by Nominating and Corporate Governance Committee and other interested directors

● Screen qualifications

● Examine overall Board composition and balance

● Review independence and potential conflicts

● Consider diversity

● Consider other director time commitments

		Recommend slate of director nominees by Nominating and Corporate Governance Committee	Full Board review and nomination	Election by stockholders

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The Board of Directors, including in particular the Nominating and Corporate Governance Committee, oversees board composition and succession. To this end, at least once a year, in connection with the annual director nomination process, the Nominating and Corporate Governance Committee evaluates each director’s performance, relative strengths and weaknesses, and future plans, including any personal retirement objectives. As part of that evaluation, the Nominating and Corporate Governance Committee also identifies areas of overall strength and weakness with respect to its composition and considers whether the Board of Directors as a whole possesses core competencies in the areas of accounting and finance, industry knowledge, management experience, sales and marketing, strategic vision, executive compensation, and corporate governance, among others.

The Board seeks to ensure that the Board is composed of members whose particular expertise, experience, qualifications, attributes, and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for director, the Nominating and Corporate Governance Committee and the Board take into account the following:

●	the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board, or additional qualifications that may be required when selecting new Board members;

●	the requisite expertise and sufficiently diverse backgrounds of the Board’s overall membership composition;

●	the independence of outside directors and other possible conflicts of interest of existing and potential members of the Board; and

●	any other factors they consider appropriate.

The Nominating and Corporate Governance Committee will consider director candidates recommended to it by our stockholders. Those candidates must be qualified and exhibit the experience and expertise required of the Board’s own pool of candidates, as well as have an interest in our business, and demonstrate the ability to attend and prepare for Board, committee, and stockholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board. Candidates should represent the interests of all stockholders and not those of a special interest group. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders using the same criteria it uses to evaluate candidates recommended by others as described above. A stockholder that desires to nominate a person for election to the Board at a meeting of stockholders must follow the specified advance notice requirements contained in, and provide the specific information required by, our Bylaws, as described under “Other Matters—Stockholder Proposals and Director Nominations for 2026 Annual Meeting of Stockholders” later in this proxy statement.

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BOARD DIVERSITY

The Nominating and Corporate Governance Committee, as provided in its charter, is committed to a policy of inclusiveness, and seeks members with diverse backgrounds, an understanding of our business and a reputation for integrity. We believe that board diversity improves the quality of decision-making and strategic vision and represents the kind of company we aspire to be. The Nominating and Corporate Governance Committee believes that the diverse nature of our current Board reflects our commitment to an array of experience and strategic views. Further, the Nominating and Corporate Governance Committee maintains an ongoing commitment to refreshment efforts to ensure that the composition of the Board and each of its committees encompasses a wide range of perspectives and knowledge in order to promote the success of our business and represent stockholder interests.

BOARD TENURE

As part of its director nomination process, the Nominating and Corporate Governance Committee considers director tenure, among other factors. The Nominating and Corporate Governance Committee believes it is important to ensure that the Board maintains an openness to new ideas and a willingness to critically re-examine the status quo. Accordingly, the Nominating and Corporate Governance Committee has an ongoing commitment to refreshment efforts to ensure that the composition of the Board and each of its committees encompasses a wide range of perspectives and knowledge in order to promote the success of our business and represent stockholder interests. To this end, the Board of Directors has added two new directors during the past four years.

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While five of our directors have tenures exceeding 10 years, two of these directors are our Executive Chairman, Dale Francescon, and our CEO, Robert J. Francescon, who co-founded the Company in 2002 and have been managing the Company since then. Our remaining three directors with tenures exceeding 10 years have served as directors since just prior to our initial public offering and have substantial experience in the real estate industry and in the course of their tenure as directors of Century, have developed unique and valuable insights into our business that allow them to provide significant contributions and stability to the Board of Directors.

We believe that our average director tenure of 8.4 years and average independent director tenure of 7.4 years reflect an appropriate mix of different perspectives brought by long serving and new directors.

DIRECTOR COMMITMENTS OVERSIGHT

The Board of Directors recognizes that its members may benefit from service on other public company boards. The Board of Directors also believes however, it is critical that directors can dedicate sufficient time to their service on our Board of Directors. We recognize the substantial time commitments attendant to directorship and expect that the members of our Board of Directors be fully committed to devoting such time as is necessary to fulfill their Board responsibilities, both in terms of preparation for, and attendance and participation at, meetings.

To this end, our Corporate Governance Guidelines provide that Board members must notify the Executive Chairman and the Chair of the Nominating and Corporate Governance Committee of any new board and/or committee memberships. In addition, our Corporate Governance Guidelines provide for an overboarding policy which limits the number of public company boards on which our directors may serve. The overboarding limit depends upon whether a director is an executive officer of a public company. In addition, service on other boards and/or committees must be consistent with our conflict of interest policy.

Type of Director	Overboarding Limit
Board Member who is an Executive Officer of a Public Company	2
Board Member who is not an Executive Officer of a Public Company	4

The Nominating and Corporate Governance Committee reviews and monitors external perspectives and trends on the appropriate number of public company boards on which directors may serve, including the proxy voting guidelines of our major stockholders and input from stockholder engagement discussions, voting policies of the major proxy advisory firms, corporate governance guidelines adopted by other public companies, board trends at peers and other significant public companies, and advice from outside advisors. We believe our overboarding policy aligns with the policies of a majority of our institutional stockholders.

The table below lists the other public company boards of directors, if any, on which our directors serve. All directors comply with our overboarding policy.

Director	Number of Other Public Company or Registered Investment Company Boards	Name of Other Public Company or Registered Investment Company Boards
Dale Francescon	0
Robert J. Francescon	0
Patricia L. Arvielo	0
John P. Box	0
Keith R. Guericke	1	Essex Property Trust, Inc.
James Lippman	0
Elisa Zúñiga Ramírez	2	Peoples Financial Services Corporation Trust for Professional Managers

Century Communities, Inc. – 2025 Proxy Statement	34

ANNUAL BOARD AND COMMITTEE SELF-EVALUATIONS

The Board recognizes that a thorough and robust evaluation process is an important element of corporate governance and enhances the effectiveness of the full Board and each committee. Therefore, we conduct annual Board and committee self-evaluations. Each year, the Nominating and Corporate Governance Committee oversees the evaluation process to ensure that the full Board and each committee conduct an assessment of their performance and solicit feedback for areas of improvement.

The primary objectives of our evaluation process are to:

●	improve board of director and board committee effectiveness by eliciting candid and constructive feedback regarding the board of directors and board committees on issues that are important to the board members in a manner that preserves confidentiality;

●	develop board-approved action items to address any issues or suggestions raised during the evaluation process, create a timeline for addressing each issue or suggestion, and follow-up periodically on the progress of addressing each issue or suggestion for the purpose of improving board and board committee effectiveness.

As part of the evaluation, each director completes a written survey on an anonymous, unattributed basis that is designed to assess the Board’s performance and to solicit feedback for improving Board effectiveness. Additional feedback from directors is sought as well. Directors consider various topics related to Board composition, structure, effectiveness and responsibilities, as well as the overall mix of skills, experience, diversity and backgrounds represented on the Board. In addition, each Board committee conducts a similar evaluation to assess committee performance and effectiveness, the results of which are reviewed by the respective committees and reported to the Board. The Board meets in executive session to discuss the evaluation results, including input received from the committees. Following such discussion, the Board takes action, either directly or with the assistance of management, to implement changes as appropriate to address feedback and any areas of concern identified in the evaluation process.

REVIEW OF PROCESS Our Nominating and Corporate Governance Committee annually examines our evaluation process, determining the appropriate format, approach and questions to ensure process effectiveness	»

QUESTIONNAIRE

Directors provide written responses to the Board and committee evaluations on an anonymous, unattributed basis, assessing performance and effectiveness and identifying areas for improvement

»

SUMMARY OF RESULTS

Outside legal counsel provides summarized results to the Board and each committee. The summarized results are discussed with the full Board and each committee during executive sessions

			»	FOLLOW UP Evaluation results that require follow up or identify areas for improvement are considered and implemented, as appropriate

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Communications with the Board of Directors

The Board maintains a process for stockholders and interested parties to communicate with the Board. Stockholders and interested parties may contact our Board as provided below:

WRITE	CALL	EMAIL	ATTEND
Corporate Secretary Century Communities, Inc. 8390 E. Crescent Pkwy. Suite 650 Greenwood Village, CO 80111	Investor Relations 303-268-8398	investorrelations@ centurycommunities.com	Annual Meeting of Stockholders Wednesday, May 7, 2025 Hyatt Regency Denver Tech Center

Management will initially receive and process communications before forwarding them to the addressee(s). We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to our officers, directors, and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote the following:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

●	full, fair, accurate, timely, and understandable disclosure in our communications with and reports to our stockholders, including reports filed with the SEC, and other public communications;

●	compliance with applicable governmental laws, rules, and regulations;

●	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

●	accountability for adherence to our Code of Business Conduct and Ethics.

Any waiver of our Code of Business Conduct and Ethics may be made only by the Nominating and Corporate Governance Committee and will be promptly disclosed as required by law and NYSE rules. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K and applicable NYSE rules regarding amendments to or waivers from any provision of our Code of Business Conduct and Ethics by posting such information in the “Discover Century—Investors—Governance—Governance Documents” section of our website located at www.centurycommunities.com.

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Complaint Procedures

We maintain procedures to receive, retain, and treat complaints regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A 24-hour, toll-free, confidential ethics hotline and a confidential web-based reporting tool are available for the submission of concerns regarding these and other matters by any employee. Concerns and questions received through these methods relating to accounting, internal accounting controls, or auditing matters are promptly brought to the attention of the Chair of the Audit Committee and are handled in accordance with procedures established by the Audit Committee. Complete information regarding our complaint procedures is contained within our Code of Business Conduct and Ethics, which is described above and may be accessed on our website as noted above.

INSIDER TRADING POLICY

We have adopted an insider trading policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees, among other insiders. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards. Our insider trading policy is filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024.

CommITTEE CHARTERS AND OTHER INFORMATION

The charters of all three of our standing Board committees, Corporate Governance Guidelines, Code of Business Conduct and Ethics, Restated Certificate of Incorporation and Amended and Restated Bylaws are available in the “Discover Century—Investors—Governance—Governance Documents” section of our website located at www.centurycommunities.com. The Board reviews each of these documents on an annual basis. Printed copies of any of these documents are available upon written request to Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Corporate Secretary.

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EXECUTIVE OFFICERS

We have three executive officers: Dale Francescon, Robert J. Francescon, and J. Scott Dixon. Below is information regarding our current executive officers. There are no family relationships among any of our executive officers or directors, except for Dale Francescon and Robert J. Francescon, who are brothers.

Century has been jointly led by our Executive Chairman and CEO since our founding in 2002. Our Executive Chairman and CEO were the two founders of Century and share an aligned vision for the tone, direction and growth of the Company.

Dale Francescon Age 72	Executive Chairman

Dale Francescon has served as:

● Executive Chairman since January 2025;

● Co-Chief Executive Officer from August 2002 to January 2025;

● Chairman of the Board from April 2013 to January 2025; and

● Board member since April 2013.

Mr. Dale Francescon co-founded the Company and possesses a broad background in all facets of operating a real estate company and has had direct responsibility for the acquisition, financing, development, construction, sale, and management of various residential projects, including land development, single-family homes, townhomes, condominiums, and apartments. He has successfully managed the Company, through 22 successive profitable years, in various economic cycles, from inception in August 2002 to the present.

Mr. Dale Francescon is licensed in the state of California as an attorney (inactive) and as a certified public accountant (inactive).

Mr. Dale Francescon received his B.S. in Business Administration from the University of Southern California and a J.D. from Loyola University School of Law.

Robert J. Francescon Age 67	Chief Executive Officer and President

Robert J. Francescon has served as:

● Chief Executive Officer since January 2025;

● Co-Chief Executive Officer from August 2002 to January 2025;

● President since April 2013; and

● Board member since April 2013.

Mr. Robert Francescon co-founded the Company and possesses a broad background in all facets of operating a real estate company, and has had direct responsibility for the acquisition, financing, development, architecture, construction, sale and management of various residential projects including land development, single-family homes, townhomes, condominiums and apartments. He has successfully managed the Company, through 22 successive profitable years, in various economic cycles, from inception in August 2002 to the present.

Mr. Robert Francescon also has management experience working in a variety of financial institutions, including thrifts and the Federal Home Loan Mortgage Corporation.

Mr. Robert Francescon received his B.S. in Business Administration from the University of Southern California.

Century Communities, Inc. – 2025 Proxy Statement	38

J. Scott Dixon Age 45	Chief Financial Officer

J. Scott Dixon has served as our Chief Financial Officer since July 2024.

Prior to serving as Chief Financial Officer, Mr. Dixon served in the following roles at Century:

●  Interim Chief Financial Officer from March 2024 to July 2024;

●  Assistant Chief Financial Officer from May 2022 to March 2024;

●  Chief Accounting Officer from November 2016 to May 2022; and

●  Vice President of Accounting from November 2013 to November 2016.

Mr. Dixon has extensive experience in finance and accounting for real estate companies. His direct responsibilities are overseeing accounting, finance, capital markets and financial planning and analysis.

Prior to joining Century, Mr. Dixon worked in Ernst & Young’s Audit practice, most recently as a Senior Manager in the audit and assurance practice specializing in real estate.

Mr. Dixon holds a Master of Science degree in Accounting from the University of Virginia and a Bachelor of Science degree in Finance from the University of Denver. Mr. Dixon is also a Certified Public Accountant.

Century Communities, Inc. – 2025 Proxy Statement	39

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Board Size and Structure

Our Bylaws provide that the Board of Directors shall consist of one or more members, with the number to be determined from time to time by the Board. The Board has fixed the number of directors at seven, and we currently have seven directors serving on the Board.

Each director holds office for a term of one year or until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, disqualification, or removal.

Current Directors and Board Nominees

The Board currently consists of the following seven members:

Name	Age	Position with the Company
Dale Francescon	72	Executive Chairman and Director
Robert J. Francescon	67	Chief Executive Officer, President and Director
Patricia L. Arvielo	60	Independent Director
John P. Box	78	Independent Director
Keith R. Guericke	76	Independent Director
James M. Lippman	67	Independent Director
Elisa Zúñiga Ramírez	56	Independent Director

Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each of our current seven directors named above for re-election at the Annual Meeting. The Board and the Nominating and Corporate Governance Committee believe that our current seven directors collectively have the expertise, experience, qualifications, attributes, and skills to effectively oversee the management of Century, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing Century, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of Century and our stockholders, and a dedication to enhancing stockholder value. Five of our seven directors are independent within our director independence standards, which satisfy the NYSE listing standards for independence.

Each director elected at the Annual Meeting will serve a one-year term until Century’s next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal. Unless otherwise instructed, the proxy-holders will vote the proxies received by them for the seven nominees.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board. Each nominee has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

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BOARD COMPOSITION MATRIX

The matrix below summarizes what the Board believes are desirable types of qualifications, skills, experiences and attributes possessed by Century’s director nominees because of their particular relevance to our business and strategy. While all of these were considered by the Board in connection with this year’s director nomination process, the matrix does not encompass all director qualifications, skills, experiences or attributes.

	Dale Francescon	Robert J. Francescon	Patricia L. Arvielo	John P. Box	Keith R. Guericke	James M. Lippman	Elisa Zúñiga Ramírez
Skills and Experiences
Public Company CEO
Private Company CEO
Public Company Executive
Homebuilding/Real Estate
Mortgage Financing
Business Development/Mergers and Acquisitions
Strategic Planning
Operations
Supply Chain Management
Sales and Marketing
Financial and Accounting
Capital Markets/Raising Additional Financing
Public Company Governance
Legal and Compliance
Cybersecurity/IT
Risk Management
Human Capital Management
Attributes
Male
Female
White or Caucasian
Latina or Hispanic
Tenure	11	11	3	10	11	11	1

Century Communities, Inc. – 2025 Proxy Statement	41

Information about Director Nominees

Set forth below are the names, ages, and positions of our current directors and director nominees as of the date hereof, and biographical information for each nominee. Also below is a summary of the specific qualifications, attributes, skills, expertise and experiences that led the Board to conclude that each nominee should serve on the Board at this time. There are no family relationships among any of our directors or executive officers, except for Dale Francescon and Robert J. Francescon, who are brothers.

Dale Francescon Age 72 Director since 2013 Committees None	Background

Dale Francescon has served as:

● Executive Chairman since January 2025;

● Co-Chief Executive Officer from August 2002 to January 2025;

● Chairman of the Board from April 2013 to January 2025; and

● Board member since April 2013.

Mr. Dale Francescon co-founded the Company and possesses a broad background in all facets of operating a real estate company and has had direct responsibility for the acquisition, financing, development, construction, sale, and management of various residential projects, including land development, single-family homes, townhomes, condominiums, and apartments. He has successfully managed the Company, through 22 successive profitable years, in various economic cycles, from inception in August 2002 to the present. Mr. Dale Francescon is licensed in the state of California as an attorney (inactive) and as a certified public accountant (inactive). Mr. Dale Francescon received his B.S. in Business Administration from the University of Southern California and a J.D. from Loyola University School of Law.

Qualifications

Mr. Dale Francescon, as a co-founder of Century, is qualified to serve as a director due to his significant familiarity with our history and day-to-day operations, his expertise in the homebuilding industry, and his more than 30 years of experience operating real estate companies. In addition, as a result of his role as Executive Chairman, Mr. Dale Francescon provides unique insight into our future strategies, opportunities, and challenges and serves as a unifying element between the Board and our management.

Other Public Company Boards
	Current	Former - Past 5 Years
	None	None

Century Communities, Inc. – 2025 Proxy Statement	42

Robert J. Francescon Age 67 Director since 2013 Committees None	Background

Robert J. Francescon has served as:

●   Chief Executive Officer since January 2025;

●   Co-Chief Executive Officer from August 2002 to January 2025;

●   President since April 2013; and

●   Board member since April 2013.

He co-founded the Company and possesses a broad background in all facets of operating a real estate company, and has had direct responsibility for the acquisition, financing, development, architecture, construction, sale and management of various residential projects including land development, single-family homes, townhomes, condominiums and apartments. He has successfully managed the Company, through 22 successive profitable years, in various economic cycles, from inception in August 2002 to the present. He also has management experience working in a variety of financial institutions, including thrifts and the Federal Home Loan Mortgage Corporation. He received his B.S. in Business Administration from the University of Southern California.

Qualifications
Mr. Robert Francescon, as a co-founder of Century, is qualified to serve as a director due to his significant familiarity with our history and day-to-day operations, his management experience in various business enterprises, and his more than 30 years of experience as a senior executive within the homebuilding industry. In addition, as a result of his dual role as a director and Chief Executive Officer, Mr. Robert Francescon provides unique insight into our future strategies, opportunities and challenges and serves as a unifying element between the Board and our management.

Other Public Company Boards
	Current	Former - Past 5 Years
	None	None

Patricia L. Arvielo Age 60 Director since 2021 Independent Committees ● Audit ● Compensation ● Nominating and Corporate Governance

Background

Patricia L. Arvielo has served as President and Co-Founder of New American Funding (one of the largest independent mortgage companies in the U.S.), since 2003. She leads the company’s sales and operations efforts. She is an award-winning entrepreneur and adviser on several committees, including the Mortgage Bankers Association, the National Association of Hispanic Real Estate Professionals, and the Housing Counseling Federal Advisory Committee. At New American Funding, she founded the Latino Focus and New American Dream initiatives to identify and address challenges Hispanic and Black consumers face in their pursuit of homeownership and to enhance the quality of their lending experience. She frequently visits Washington, D.C. to lobby for the industry and homeowners, is a popular keynote speaker for mortgage events across the nation and was recognized by Ernst & Young as the 2016 EY Entrepreneur of The Year® Orange County.

Qualifications

Ms. Arvielo is qualified to serve as a director because of her vast knowledge of and experience within the real estate industry, her track record of successful execution, and her leadership within diverse communities.

Other Public Company Boards

	Current	Former - Past 5 Years
	None	Western Alliance Bancorporation

Century Communities, Inc. – 2025 Proxy Statement	43

John P. Box Age 78 Director since 2014 Independent Committees ● Audit ● Compensation ● Nominating and Corporate Governance	Background

John P. Box is regional chairman of Newmark Group, Inc. (a world leader in commercial real estate, seamlessly powering every phase of the property life cycle), a position he has held since January 2013. Prior to this role, he held the following positions:

● President and Chief Executive Officer and owner of the Frederick Ross Company (the largest locally-owned commercial real estate service business in Colorado) from 1988 through 2012 during which the company diversified into several independent operating divisions and was active in commercial brokerage, consulting, and property management.

● Chief Executive Officer and principal owner of ARA (Apartment Realty Advisors, Denver’s largest apartment building and multifamily land brokerage company) from 2002 through 2014.

Mr. Box was recognized as honorary dean for 2002 by the University of Denver Franklin L. Burns School of Real Estate and Construction Management, and in 2001, he was awarded the 2000 NAIOP President’s Award for contributions to the real estate community. Earlier in his career, he was recognized four times by the Denver Board of REALTORS® as the recipient of the top commercial sales award for achieving the highest personal sales volume in the Denver area. Mr. Box served as Board Chair from 2004 to 2010 for Regis University and currently serves as a life trustee and is a former board chair of ONCOR International, a worldwide affiliation of real estate companies.

Qualifications

Mr. Box is qualified to serve as a director because of his extensive leadership within the real estate industry, his relationships with many executives at real estate companies, and his proven ability to successfully grow and diversify a real estate business.

Other Public Company Boards
	Current	Former - Past 5 Years
	None	None

Keith R. Guericke Age 76 Director since 2013 Independent Committees ● Audit ● Compensation ● Nominating and Corporate Governance	Background

Keith R. Guericke has served as vice chairman of Essex Property Trust, Inc. (Essex) since 2002 and a director of Essex since June 1994. From 1988 through 2010, he served as President and Chief Executive Officer of Essex, retiring in January 2011. He joined Essex’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion, and prepared Essex for its initial public offering in 1994, and since then has overseen the significant growth of the Essex multifamily portfolio in supply-constrained markets along the West Coast. Prior to joining Essex, he began his career with Kenneth Leventhal & Company (a certified public accounting firm noted for its real estate expertise).

Qualifications

Mr. Guericke is qualified to serve as a director because of his extensive leadership experience at a publicly traded company, his expansive knowledge of the real estate industry, his strong relationships with many executives at real estate companies throughout the United States, and his expertise in accounting and finance.

Other Public Company Boards
	Current	Former - Past 5 Years
	Essex Property Trust, Inc.	None

Century Communities, Inc. – 2025 Proxy Statement	44

James M. Lippman Age 67 Director since 2013 Independent Committees ● Audit ● Compensation ● Nominating and Corporate	Background

James M. Lippman founded JRK Property Holdings (JRK) in 1991 and currently serves as its Chairman and Founder and prior to February 2023 served as its Chief Executive Officer. From an initial purchase of five multifamily properties, JRK has grown to a national leader in the commercial real estate sector. In 2011, JRK was featured as the 25th largest Multifamily Owner and Manager in the United States by the National Multifamily Housing Council and ranked 27th in the nation by Multifamily Executive Magazine. Mr. Lippman is actively involved with Cedar-Sinai Medical Center, where he serves as a past Chairman of the Board. Mr. Lippman currently serves on the board of trustees of Union College. He also worked on Wall Street for many years, where he traded equities, options, and commodities for proprietary investment accounts.

Qualifications

Mr. Lippman is qualified to serve as a director because of his extensive leadership experience within the real estate industry, his financial management expertise, and his extensive contacts with senior real estate executives throughout the United States.

Other Public Company Boards
	Current None	Former - Past 5 Years None

Elisa Zúñiga Ramírez Age 56 Director since 2023 Independent Committees ● Audit	Background

Elisa Zúñiga Ramírez has over 30 years of experience in institutional investing with a proven history of value creation. Until her retirement in 2020, she was a Principal and Senior Portfolio Manager at Segall Bryant & Hamill, an employee-owned asset manager with $25 billion of assets under management and was previously a Partner and Senior Portfolio Manager at Denver Investments LLC. In addition to her portfolio management responsibilities, Ms. Zúñiga Ramírez covered numerous sectors and industries, including Consumer Cyclicals and Homebuilders.

Today, Ms. Zúñiga Ramírez is contributing her finance, audit, ESG and governance expertise to public and private boards. Ms. Zúñiga Ramírez serves as Independent Director, Chair of the ESG Committee, and Audit Committee member of Peoples Financial Services Corporation, and as an Independent Director and Audit Committee member of the Trust for Professional Managers, a $28 billion U.S. Bancorp Master Series Trust. Additionally, she is a graduate of Boardbound by Women’s Leadership Foundation and is an NACD Certified Director.

Qualifications

Ms. Zúñiga Ramírez is qualified to serve as a director because of her extensive leadership experience within the institutional investing industry, her financial management expertise, including being a CFA charterholder, and her extensive experience with climate-related risk frameworks and standards.

Other Public Company or Registered Investment Company Boards
	Current Peoples Financial Services Corporation Trust for Professional Managers	Former - Past 5 Years None

Century Communities, Inc. – 2025 Proxy Statement	45

MAJORITY VOTE STANDARD AND RESIGNATION POLICY

Our Bylaws provide for a majority vote standard for uncontested director elections. Director nominees will be elected by a majority of the votes cast. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “AGAINST” such director nominee, with “abstentions” and “broker non-votes” not counted as a vote cast either “FOR” or “AGAINST” that nominee’s election. However, director nominees will be elected by a plurality of the votes cast in connection with a contested election, as defined in our Bylaws.

Pursuant to our Corporate Governance Guidelines, any incumbent director who is not elected to the Board in accordance with the Bylaws shall promptly tender a written offer of resignation as a director. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the director’s resignation offer or take other action, and the Board will take action with respect to the offer no later than 90 days following certification of the election results and will publicly disclose its decision regarding the director’s resignation offer, if applicable, promptly thereafter. Any director whose resignation offer is under consideration will abstain from participating in any decision regarding that resignation offer.

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” the election of Dale Francescon, Robert J. Francescon, Patricia L. Arvielo, John P. Box, Keith R. Guericke, James M. Lippman, and Elisa Zúñiga Ramírez to serve as members of the Board until the next annual meeting of stockholders and until their successors are duly elected and qualified.

The Board Recommends a Vote FOR Each Nominee for Director

Century Communities, Inc. – 2025 Proxy Statement	46

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment

The Audit Committee has the sole authority and responsibility to hire, evaluate and, when appropriate, replace our independent registered public accounting firm, or independent auditor, and, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation and general oversight of the work of the independent auditor. In this regard, the Audit Committee evaluates the qualifications, performance, and independence of our independent auditor and determines whether to re-engage the current auditor. As part of its evaluation, the Audit Committee considers, among other factors:

●	the quality and efficiency of the services provided by the independent auditor, including the performance, technical expertise, and industry knowledge of the lead audit partner and the audit team assigned to our account;

●	the overall strength and reputation of the audit firm;

●	the auditor’s national capabilities relative to our business;

●	the auditor’s knowledge of our operations;

●	the quality and candor of the auditor’s communications with the Audit Committee and management;

●	the independence of the auditor;

●	external data on audit quality and performance, including recent PCAOB reports on the auditor and its peer firms; and

●	auditor’s fees.

Upon consideration of these and other factors, the Audit Committee has appointed Ernst & Young LLP (E&Y) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025. E&Y has served as our independent auditor since 2013.

Stockholder ratification of the selection of E&Y as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of E&Y to the stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain E&Y. Even if the selection is ratified by our stockholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Century and our stockholders.

A representative of E&Y is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Century Communities, Inc. – 2025 Proxy Statement	47

Audit, Audit-Related, Tax, and Other Fees

The Audit Committee is responsible for approving the audit and permissible non-audit services provided by our independent auditor and the associated fees.

The fees billed for professional services provided by E&Y in 2024 and 2023 were:

Type of Fees	2024	2023	Description
Audit Fees	$1,427,853	$1,260,200	Fees for the audit of our consolidated financial statements, reviews of our unaudited financial statements, and consultation concerning financial accounting and reporting standards, as well as services normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents, and assistance with documents filed with the SEC. Also includes for the audit of the effectiveness of our internal control over financial reporting.
Audit-Related Fees	15,000	8,500	Fees for assurance and related services, including fees for services performed related to responding to SEC comment letters and capital market transactions.
Tax Fees	0	0	Fees for permissible tax consulting, planning, and compliance services, of which there were none for the periods presented.
All Other Fees	0	0	Fees for other permissible services not considered Audit Fees, Audit-Related Fees or Tax Fees, of which there were none for the periods presented.
Total Fees	$1,442,853	$1,268,700

Pre-Approval Policies and Procedures

The Audit Committee is responsible for selecting, appointing, evaluating, compensating, retaining, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established policies and procedures in its charter regarding pre-approval of any audit and non-audit service provided to Century by our independent registered public accounting firm and the fees and terms thereof. Briefly, any audit or non-audit service provided to us by our independent registered public accounting firm must be pre-approved by the Audit Committee or the Chair of the Audit Committee.

The Audit Committee considered the compatibility of the provision of other services provided by E&Y with the maintenance of its independence. The Audit Committee approved all audit and non-audit services provided by E&Y in 2024 and 2023.

Century Communities, Inc. – 2025 Proxy Statement	48

Audit Committee Report

The Audit Committee issued the following report for inclusion in this proxy statement and our 2024 Annual Report:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2024 with management of Century Communities, Inc. and with Century Communities, Inc.’s independent registered public accounting firm, Ernst & Young LLP.

2.	The Audit Committee has discussed with Ernst & Young LLP matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees (AS 1301), and matters required to be discussed based on Securities and Exchange Commission requirements.

3.	The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter from Ernst & Young LLP regarding its independence, as required by applicable PCAOB rules, and has discussed with Ernst & Young LLP its independence from Century Communities, Inc. and its management.

4.	Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2024 be included in the Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Keith R. Guericke, Chair
Patricia L. Arvielo
John P. Box
James M. Lippman
Elisa Zúñiga Ramírez

The information contained in the above Audit Committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act.

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

The Board Recommends a Vote FOR Proposal No. 2

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PROPOSAL NO. 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Board is providing our stockholders with an advisory vote on our executive compensation pursuant to the Dodd-Frank Wall Street Consumer Protection Act (Dodd-Frank Act) and Section 14A of the Exchange Act. This advisory vote, commonly known as a say-on-pay vote, is a non-binding vote on the compensation paid to our named executive officers as set forth in this proxy statement.

RESULTS OF LAST YEAR’S SAY-ON-PAY VOTE AND OUR response

At last year’s annual meeting of stockholders, support for our say-on-pay proposal fell short of expectations. Despite no substantive changes to our 2023 executive compensation program, our say-on-pay proposal received 72% support. Since we received substantial support (well over 90% of votes cast) on our say-on-pay vote in each of the three preceding years, we understand and appreciate the importance of this message from our stockholders and the need to be responsive.

Year	Say-on-Pay Vote Support
2024	72%
2023	93%
2022	98%
2021	98%
Three-Year Average Prior to Last Year	96%

Following the disappointing support of our say-on-pay proposal last year, our management reached out to 100% of our top 25 stockholders, representing 74% of our outstanding shares, and held meetings with many of these stockholders, who together represent nearly 40% of our outstanding shares. Through these exchanges, we gained greater appreciation for our stockholders’ views on our executive compensation program. The Compensation Committee values feedback from our stockholders and has been highly focused on better understanding the concerns and perspectives of our stockholders that led to the low level of support for last year’s say-on-pay vote. After listening to our stockholders’ opinions and concerns, we took certain actions to respond to the feedback, as described under “Compensation Discussion and Analysis—Our Engagement and Responsiveness.”

Why You Should Vote in Favor of our Say-on-Pay Vote

Our Pay Philosophy

Our executive compensation program is generally designed to attract, retain, motivate, and reward highly qualified and talented executive officers that will enable us to drive long-term stockholder value. The underlying core principles of our executive compensation program include:

●	aligning the interests of our executives with those of our stockholders and linking pay to performance by providing compensation opportunities that are tied directly to the achievement of financial performance goals and long-term stock price performance;

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●	targeting fixed compensation at the market median; and

●	targeting performance-based award levels at the market median, with potential to exceed the market median for above target performance and a range of possible payouts so that our competitive position could be above or below our stated strategy based on performance outcomes.

We believe this balance allows us to attract and retain the necessary executive talent while motivating and rewarding the accomplishment of annual and long-term financial performance goals and maintaining an appropriate cost structure.

Best Practices

Our compensation practices include many best pay practices that support our executive compensation objectives and principles and benefit our stockholders.

What We Do	What We Don’t Do
Structure our executive officer compensation so it is competitive and a significant portion of pay is at risk	No guaranteed salary increases
Emphasize long-term performance, with PSUs comprising 100% of our equity incentive awards	No uncapped bonus opportunities
Use a mix of both absolute and relative performance measures	No excessive perquisites
Require minimum vesting periods on equity awards	No current payment of dividends on unvested awards
Require a double-trigger for equity acceleration upon a change of control	No excise or other tax gross-ups
Have robust stock ownership guidelines and retention requirements for executive officers	No short sales or derivative transactions in Century stock, including hedges
Maintain a clawback policy	No pledging of Century securities
Hold an annual say-on-pay vote	No repricing of stock options

We encourage our stockholders to read the “Compensation Discussion and Analysis,” which describes in detail our executive compensation program and the executive compensation decisions made by the Compensation Committee for 2024, as well as the accompanying executive compensation tables and narratives that provide detailed information on the compensation of our named executive officers. This section also describes steps taken for our 2025 executive compensation program in response to our investor outreach conversations.

We believe that our executive compensation program is competitive, focused on pay for performance, and strongly aligned with the long-term interests of our stockholders. The Compensation Committee believes that executive compensation for 2024 was reasonable, appropriate, and justified by the performance of the Company and the result of a carefully considered approach.

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PROPOSED RESOLUTION

The Board recommends that our stockholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes, and any related material disclosed in this proxy statement.

Stockholders are not voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. The Compensation Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

NEXT SAY-ON-PAY VOTE

Consistent with the results of the advisory vote on the frequency of the say-on-pay vote held at the 2024 Annual Meeting of Stockholders, the Board determined that we will conduct a say-on-pay vote on an annual basis. Accordingly, the next say-on-pay vote will occur at our 2026 Annual Meeting of Stockholders. Since a frequency of say-on-pay vote must be conducted every six years, we expect to conduct the next frequency of say-on-pay vote at our 2030 Annual Meeting of Stockholders.

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” approval, on an advisory basis, of our executive compensation, or say-on-pay vote.

The Board Recommends a Vote FOR Proposal No. 3

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COMPENSATION DISCUSSION AND ANALYSIS

This section (CD&A) discusses our executive compensation program and plans for our Named Executive Officers, or “NEOs”:

Dale Francescon Executive Chairman and Former Co-Chief Executive Officer

Robert J. Francescon Chief Executive Officer, President and Former Co-Chief Executive Officer

J. Scott Dixon Chief Financial Officer

David L. Messenger Former Chief Financial Officer and Secretary

We sometimes refer to these individuals collectively as our named executive officers or “NEOs,” our former Co-Chief Executive Officers collectively as our “Co-CEOs,” our Chief Financial Officer as our “CFO,” and our former Chief Financial Officer as our “former CFO.”

This CD&A should be read together with the related tables and disclosures that follow.

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Executive Summary

Who We Are

Century Communities, Inc. is a leading national U.S. homebuilder. We are engaged in the development, design, construction, marketing and sale of single-family attached and detached homes in 17 states across the United States. We market and sell homes under both the Century Communities and Century Complete brands. As of December 31, 2024, we operated in over 45 markets depicted below. We also offer title, insurance, and lending services in select markets.

Over the last five years, our geographic expansion and business strategy has generated operational efficiencies along with top-line and bottom-line growth, resulting in significant increases in nearly all metrics including home sale deliveries, total revenues, net income, and total stockholders’ equity. See Appendix A for a reconciliation of non-GAAP financial measures to most comparable measures under U.S. GAAP.

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2024 Business Highlights

Highlights of our achievements for 2024, include:

FINANCIAL

$4.4 billion	Total Revenues Achieved $4.4 billion in total revenues, a year-over-year increase of 19%
$333.8 million	Net Income Net income increased to $333.8 million, a 29% year-over-year increase
$84.65 share	Book Value per Share Book value per share increased by 13% on a year-over-year basis to a record of $84.65 as of December 31, 2024
$1.04 share	Cash Dividend Quarterly cash dividends of $0.26 per share for a total of $1.04 per share for the year ended December 31, 2024, a 13% increase over $0.92 per share for the prior year

OPERATIONAL

80,632	Lots Owned We continued to strategically manage our lot pipeline, resulting in 80,632 lots owned and controlled at December 31, 2024, a 9% increase as compared to December 31, 2023
11,007	Home Deliveries Delivered a record 11,007 homes, a year-over-year increase of 15%
10,676	Net New Contracts Net new home contracts totaled 10,676, a 21% year-over-year increase
322	Selling Communities Year-end selling communities increased 28% on a year-over-year basis to a record of 322 as of December 31, 2024

STRATEGIC

Completed Two Acquisitions Increasing Depth in Existing Markets

Consistent with our strategy of deepening our share in existing markets in a land-light manner, in 2024, we acquired Anglia Homes LP, a homebuilder with operations in the greater Houston, Texas area, and Landmark Homes of Tennessee, Inc., a homebuilder with operations in Nashville, Tennessee

Continued Focus on Entry Level and Move-in-Ready/Spec Home Construction

In 2024, 93% of our deliveries were priced below Federal Housing Administration-insured mortgage limits and 99% were spec builds, allowing us to reduce costs, maintain an appropriate supply of quick-move-in homes that entry-level buyers are seeking, and provide our homebuyers with certainty of financing at below market interest rates

Leveraged Scale to Benefit Margin and Returns

2024 adjusted homebuilding gross margin* of 23.3% increased by 80 basis points year-over-year while selling, general and administrative expense, as percentage of home sales revenue, declined by 40 basis points year-over-year due to increased scale at the national level and market share at the local level driving greater purchasing power and homebuilding efficiencies

*See Appendix A for a reconciliation of non-GAAP financial measures to most comparable measures under U.S. GAAP.

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2024 and 2025 Compensation Actions

One of our key executive compensation objectives is to link pay to performance by aligning the financial interests of our executives with those of our stockholders and by emphasizing pay for performance in our compensation programs. 2024 compensation actions and incentive plan outcomes based on the performance described above, as well as certain recent 2025 compensation actions, are summarized below:

Pay Element	Actions
Base Salary

● Neither of our Co-CEOs received a base salary increase during 2024, which had remained static since 2022.

● The annual base salary of our new CFO was set at $650,000 in July 2024.

● The 2025 annual base salaries for our Executive Chairman, CEO and CFO were recently set at $900,000, $1,000,000 and $650,000, respectively, representing a 10% decrease in the case of our Executive Chairman.

Short-Term Incentive

● Neither of our Co-CEOs received an increase in short-term incentive award opportunities during 2024, which had remained static since 2022.

● The performance metrics for our Co-CEO 2024 short-term incentive program were revenue (20%), EBITDA, as adjusted (60%), and closings (20%), with target levels set 13%, 9.5% and 12%, respectively, above actual 2023 levels.

Metric	2023 Actual	2024 Target	Increase
Revenue	$3.7 bil.	$ 4.17 bil.	13%
EBITDA, as adjusted*	$431.3 mil.	$472.1 mil.	9.5%
Closings	9,568	10,716	12%
* Non-GAAP financial measure. See Appendix A for calculation.
● Actual performance was between target and maximum for revenue and closings and exceeded maximum for EBITDA, as adjusted:
Metric	Threshold	Target	Maximum	Actual
Revenue	$3.76 bil.	$ 4.17 bil.	$ 4.59 bil.	$ 4.4 bil.
EBITDA, as adjusted*	$424.9 mil.	$472.1 mil.	$519.3 mil.	$573.8 mil.
Closings	9,644	10,716	11,788	11,007
* Non-GAAP financial measure. See Appendix A for calculation.

● For his 2024 annual bonus, our CFO received a cash bonus of $1.25 million in February 2025, $500,000 of which was intended to compensate him for his prior role as interim CFO and $750,000 of which was intended to reward him for his promotion to CFO and performance during 2024.

● For 2025, our CFO will participate in the performance based STI plan along with our Executive Chairman and CEO.

● The 2025 target STI opportunities for our Executive Chairman, CEO and CFO were recently set at $2,450,000, $2,975,000 and $1,000,000, respectively, representing a 30% decrease for our Executive Chairman and a 15% decrease for our CEO.

Long-Term Incentives

● Neither of our Co-CEOs received an increase in long-term incentive award opportunities during 2024, which had remained static since 2022.

● The Co-CEO long-term incentive program for 2024 consisted of 100% PSU awards, which may vest and be paid out in shares of our common stock dependent upon the achievement of a three-year cumulative adjusted pre-tax income goal for the years 2024-2026. All net shares issued in settlement of these PSU awards are subject to a one-year mandatory holding period.

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Pay Element	Actions

● Our CFO received a time-vested RSU award in each of February 2024 and February 2025 to compensate him for his 2023 and 2024 performance, and a time-vested RSU award in August 2024 to reward him for his promotion to CFO. All of these RSU awards vest in equal annual installments over three years and the August 2024 and February 2025 awards are subject to a one-year mandatory post-vesting holding period. While each of these awards was initially valued at $500,000, the actual grant date fair values of the August 2024 and February 2025 awards were less due to the illiquidity discount associated with the one-year mandatory post-vesting holding period.

● Our 2022 PSU awards were paid out at the maximum payout level, based on our 2022-2024 cumulative adjusted pre-tax income:

Metric	Threshold	Target	Above-Target	Maximum	Actual
Adjusted pre-tax income*	$996.0 mil.	$1.106 bil.	$1.217 bil.	$1.328 bil.	$1.593 bil.

*Non-GAAP financial measure. See Appendix A for calculation

● The performance goals for the 2022 to 2024 performance period, were established and PSU awards were granted in mid-March 2022 taking into consideration the national housing market and the U.S. macroeconomic environment at that time and our then current and anticipated financial and operational performance. Recall that the new home market in early 2022 was plagued with continued headwinds from municipal and utility delays, supply chain disruptions, labor shortages, elongated construction cycle times, and rising input costs, which when coupled with an accelerating interest rate environment, ultimately resulted in an industry wide slowdown beginning in the first half of 2022. As a result, given uncertainty and challenging market conditions, the target three-year cumulative adjusted pre-tax income goal was based on the actual three-year cumulative adjusted pre-tax income for the 2019 to 2021 performance period, with 2021 results representing what was then by far the most profitable year in the Company’s history. The threshold goal was set at 10% below target; the above target goal was set at 10% above target; and the maximum goal was set at 15% above target.

● The 2025 target LTI opportunities for our Executive Chairman, CEO and CFO were recently set at $4,200,000, $4,750,000 and $1,000,000, respectively, representing a 16% decrease for our Executive Chairman and a 5% decrease for our CEO, and higher percentage decreases of 20% and 10%, respectively, based on anticipated grant date fair value amounts due to the illiquidity discount associated with the three-year mandatory post-vesting holding period.

● Our 2025 LTI program also was recently set and is comprised of 100% PSU awards, with a three-year mandatory post-vesting holding period for our Executive Chairman and CEO and a one-year mandatory post-vesting holding period for our CFO. The vesting is based on the achievement of a mix of both absolute and relative performance goals – three-year cumulative adjusted pre-tax income and three-year cumulative revenue – with a relative TSR modifier.

Other Compensation Related Actions

●  In March 2024, we entered into a three-month consulting agreement with our former CFO under which we paid him a $50,000 monthly consulting fee to ensure a seamless transition and assist with the transition of his duties and responsibilities to our then interim CFO.

●  Since he voluntarily resigned, our former CFO received no other payments in connection with or after his departure, other than a payout of his accrued but unused vacation.

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Pay Element	Actions

●  Our say-on-pay vote received 72% support at our 2024 Annual Meeting of Stockholders. Since historically we received substantial support (well over 90% of votes cast) on our say-on-pay vote, we understand and appreciate the importance of this message from our stockholders and the need to be responsive and have engaged with stockholders and taken several actions in response, as described below under “—Our Engagement and Responsiveness.”

●  In March 2025, we amended our stock ownership guidelines to increase the target stock ownership as a multiple of base salary for our Executive Chairman and CEO from 6x to 10x.

●  In March 2025, we reduced the monthly amount for the automobile and cell phone allowance and reimbursements for life insurance premiums by 20% for our Executive Chairman and CEO.

Compensation Philosophy

Given the small size of Century’s executive team, each executive has assumed responsibilities beyond what is generally found for similar executives in comparable companies. Many of these additional responsibilities directly benefit the growth of Century. Further, Century emphasizes performance-based compensation elements, with superior performance resulting in above-market pay, and underwhelming performance resulting in below-market pay. As such, the Compensation Committee has determined that fixed compensation (i.e., base salary) should be targeted at the market median, with performance-based incentive compensation opportunities resulting in total direct compensation that ranges from below the market median to the top quartile of the market (based on performance).

Say-on-Pay Vote

At last year’s annual meeting of stockholders, support for our say-on-pay proposal fell significantly short of expectations. Despite no substantive changes to our 2023 executive compensation program, our say-on-pay proposal received 72% support. Since we received substantial support (well over 90% of votes cast) on our say-on-pay vote in each of the three preceding years, we understand and appreciate the importance of this message from our stockholders and the need to be responsive. We continue our practice of engaging with our stockholders; and, accordingly, we have taken several actions in response, as described below under “—Our Engagement and Responsiveness” and under “Proxy Statement Summary—Stockholder Engagement.”

Year	Say-on-Pay Vote Support
2024	72%
2023	93%
2022	98%
2021	98%
Three-Year Average Prior to Last Year	96%

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OUR ENGAGEMENT AND RESPONSIVENESS

Following the disappointing support of our say-on-pay proposal last year, our management reached out to 100% of our top 25 stockholders, representing 74% of our outstanding shares, and held meetings with many of these stockholders, who together represent nearly 40% of our outstanding shares. Through these exchanges, we gained greater appreciation for our stockholders’ views on various topics, including our executive compensation program.

The Compensation Committee values feedback from our stockholders and has been highly focused on better understanding the concerns and perspectives of our stockholders that led to the disappointing level of support for last year’s say-on-pay vote. After listening to our stockholders’ opinions and concerns, we took certain actions to respond to the feedback, as described below.

What We Heard	What We Did
Maintain competitive, but not excessive, pay packages.

We target the 50th percentile of our peer group and have not raised the base salaries or target short-term or long-term incentive opportunities of our CEO since 2022. Consistent with our typical practice, our 2024 executive compensation program for our then Co-CEOs was established in March 2024 prior to our 2024 Annual Meeting of Stockholders.

Consistent with our typical practice, the 2025 base salaries and STI and LTI opportunities for our Executive Chairman and CEO were recently established, and in response to stockholder input regarding our pay levels, pay opportunities were reduced in the aggregate as compared to 2024 levels:

	Base Salary
	2024 ($)	2025 ($)	% Decrease
Executive Chairman	1,000,000	900,000	10%
CEO	1,000,000	1,000,000	—

	Target STI
	2024 ($)	2025 ($)	% Decrease
Executive Chairman	3,500,000	2,450,000	30%
CEO	3,500,000	2,975,000	15%

	Target LTI
	2024 ($)	2025 ($)	% Decrease*
Executive Chairman	5,000,000	4,200,000	16%/20%
CEO	5,000,000	4,750,000	5%/10%
* Higher percentage decrease is based on the anticipated decrease in grant date fair value.

Reduce the compensation of the Executive Chairman relative to the CEO.	The 2025 base salary and short-term and long-term incentives for our Executive Chairman were recently established and set below those of our CEO, as described above.

Adopt mandatory post-vesting holding periods.	Beginning in 2025, we imposed a three-year (as opposed to the prior one-year) mandatory post-vesting holding period on shares issued in settlement of our PSU awards to our Executive Chairman and CEO. Our CFO is subject to a one-year post-vesting holding period.

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What We Heard	What We Did
Emphasize performance-based compensation, including in particular long-term incentives.

90% of our 2024 Co-CEO target compensation was performance-based, of which 53% was structured as LTI and 37% as STI opportunities. With the reduced 2025 pay opportunities, approximately 88% of target compensation for our Executive Chairman and CEO is performance-based, with a 56%/32% LTI/STI split for our Executive Chairman and a 54%/34% LTI/STI split for our CEO.

Our LTI program is comprised of 100% PSU awards for our Executive Chairman and CEO, with now a three-year mandatory post-vesting holding period feature.

Increase the number of performance measures to the LTI program and include a relative measure.

The vesting of our 2025 PSU awards is based on the achievement of a mix of both absolute and relative performance goals – three-year cumulative adjusted pre-tax income and three-year cumulative revenue – with a relative total stockholder return (TSR) modifier.

The TSR modifier is based on our three-year cumulative TSR relative to the average TSR of all companies in our peer group. We believe the addition of this modifier further aligns the PSU awards with stockholder value creation. The TSR modifier has the potential to decrease by 10% or increase up to 20% the ultimate payout of the PSU awards.

Align the interest of directors and executive officers with those of stockholders.

We adopted stock ownership and retention guidelines to ensure that the interests of our directors and executives would be closely aligned with those of our stockholders and recently increased the guideline of our Executive Chairman and CEO from 6x to 10x base salary.

We also maintain an anti-hedging/pledging policy.

Increase transparency and disclosure including on executive compensation.	Each year, we have increased and improved our executive compensation disclosure with an eye toward transparency and readability. This year, we enhanced, among other items, the disclosure of the non-GAAP financial metrics used in our executive compensation program to include GAAP reconciliations.

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Compensation Highlights and Best Practices

Our compensation practices include many best pay practices that support our executive compensation objectives and principles, and benefit our stockholders.

What We Do	What We Don’t Do
Structure our executive officer compensation so it is competitive and a significant portion of pay is at risk	No guaranteed salary increases
Emphasize long-term performance, with PSUs comprising 100% of our equity incentive awards	No uncapped bonus opportunities
Use a mix of both absolute and relative performance measures	No excessive perquisites
Require minimum vesting periods on equity awards	No current payment of dividends on unvested awards
Require a double-trigger for equity acceleration upon a change of control	No excise or other tax gross-ups
Have robust stock ownership guidelines and stock retention requirements for executive officers	No short sales or derivative transactions in Century stock, including hedges
Require post-vesting holding periods	No pledging of Century securities
Hold an annual say-on-pay vote	No repricing of stock options

NEO Stock Ownership Guidelines

We have established stock ownership guidelines that are intended to further align the interests of our NEOs with those of our stockholders. We recently amended our guidelines to increase the target stock ownership as a multiple of base salary for our Executive Chairman and CEO from 6x to 10x.

All NEOs are currently in compliance with our stock ownership guidelines. In addition, our Executive Chairman and CEO each beneficially own a significant amount of our outstanding common stock, as indicated in the table below, which is as of March 1, 2025.

Named Executive Officer	Target Stock Ownership as a Multiple of Base Salary	In Compliance?	Beneficial Ownership %	Actual Stock Ownership as a Multiple of Base Salary
Dale Francescon	10x	Yes	6.5%	159x
Robert J. Francescon	10x	Yes	5.6%	130x
J. Scott Dixon	3x	Yes	Less than 1%	3.4x

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Elements of Our 2024 Executive Compensation Program

During 2024, our executive compensation program consisted of several key elements, which are described in the table below along with the key characteristics of, and the purpose for, each element and key 2024 changes.

Element	Key Characteristics	Purpose	Key 2024 Changes
Base Salary (Fixed, Cash)	A fixed amount that is paid in cash periodically throughout the year and reviewed annually and, if appropriate, adjusted.	Provides a source of fixed income that is market competitive and reflects scope and responsibility of the position held.	No changes, except that the annual base salary of our new CFO was set at $650,000 in July 2024.
Short-Term Incentive (STI) (Variable, Cash)	A variable, short-term element of compensation that is payable in cash, based on achievement of key pre-established annual corporate financial goals, and sometimes for our CFO, individual goals.	Motivates and rewards our executives for achievement of annual financial and other goals intended to achieve our annual business plan objectives.

The 2024 threshold, target and maximum STI opportunities for our Co-CEOs were the same as in 2023.

For his 2024 annual bonus, our CFO received a cash bonus of $1.25 million in February 2025, $500,000 of which was intended to compensate him for his prior role as interim CFO and $750,000 of which was intended to reward him for his promotion to CFO and performance during 2024.

Long-Term Incentives (LTI) (Variable, Performance Share Unit or Restricted Stock Unit Awards)

A variable, long-term element of compensation that is provided either solely in PSU awards or a mix of PSU awards and time-vested RSU awards.

The PSU awards vest and are paid out in shares of our common stock on a one-for-one basis upon the achievement of a three-year cumulative performance goal. RSU awards, if granted, vest in three equal annual installments. Net shares issued in settlement of the PSU awards are subject to a one-year mandatory holding period.

Aligns the interests of our executives with our stockholders; encourages our executives to focus on long-term company financial performance measures that are deemed strategically and operationally important to our Company; promotes retention of our executives; and encourages significant ownership of our common stock.

Our LTI program for our Co-CEOs consisted of 100% PSU awards, with the LTI opportunities remaining the same as in 2023.

Prior to his appointment as CFO and consistent with past practice, our CFO received a time-based RSU award in February 2024. In addition, in connection with his promotion to CFO, he received a time-based RSU award in August 2024. The shares issued upon vesting and settlement of the August 2024 RSU award are subject to a one-year mandatory holding period.

Perquisites	Includes an automobile and cell phone allowance, term life insurance, and aircraft time sharing arrangements for our Co-CEOs.	Assists in allowing our executives to more efficiently utilize their time and support them in effectively contributing to our Company success.	No changes.
Retirement Benefits	Includes a qualified defined contribution retirement plan with a discretionary Company match.	Provides an opportunity for employees to save and prepare financially for retirement.	No changes.

We describe each key element of our executive compensation program in more detail in the following pages, along with the compensation decisions made in 2024.

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Pay for Performance and Pay Mix

We seek to motivate management to achieve improved financial performance of our Company through incentive plans that reward higher performance with increased incentive payouts and hold management accountable for financial performance that falls below targeted levels by paying reduced or no incentive payouts. Accordingly, in general, our executive compensation program emphasizes variable, at-risk, pay elements as a significant portion of each NEO’s total compensation package.

The breakdown of variable, at-risk, pay (broken out between target annual short-term incentives and long-term incentives) compared to fixed pay (i.e., base salary) for our Co-CEOs for 2024 is as follows:

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Named Executive Officer Compensation

Since our founding in 2002, Century has been jointly led by our Executive Chairman and CEO, who formerly served as our Co-CEOs. The Board views this executive structure as optimal for our Company at this time in light of our management succession planning and does not view this structure or our former Co-CEO structure as duplicative. Our Executive Chairman and CEO were the two founders of Century and share an aligned vision for the tone, direction and growth of the Company. Given the trust and confidence that has been developed between our Executive Chairman and CEO since 2002, these roles are not duplicative, but rather allow each individual to focus his efforts in areas of specific expertise.

Further, we have a small number of executive officers, and, due to the absence of other positions typically found on leadership teams, such as a Chief Operating Officer, our Executive Chairman and CEO take on additional responsibilities and perform tasks that would normally not be required of a CEO. As such, when determining compensation for our Executive Chairman and CEO, the Compensation Committee takes into account the individual value that each of our Executive Chairman and CEO brings to the Company, the broad range of responsibilities and duties that are shared between them, and the demonstrated track record of success that has resulted from this current structure and the former Co-CEO structure.

Base Salary – 2024 and 2025

Purpose: Base salary is designed to compensate our NEOs at a fixed level of compensation that provides some financial certainty and security for our NEOs, and also serves as a retention tool throughout the executive’s career.

Competitive Positioning: Our strategy has been to set base salary at around the market median of our peers. In addition, the Compensation Committee considers many factors, including each executive’s roles and responsibilities, unique skills, future potential with Century, and internal pay equity.

Our goal is to target the market median for base salary. We review each executive’s base salary and performance every year to determine whether base salary should be adjusted. Along with individual performance, we also consider experience in the position, individual performance, movement of salary in the market, as well as our financial results from the prior year, to determine appropriate salary adjustments. Under their employment agreements, the base salaries of our Executive Chairman and CEO may not be adjusted downward, absent their consent or a change to a part-time strategic advisor role.

2024 Review: For 2024, the base salaries for our Co-CEOs were the same as in 2023 and our CFO received a base salary increase in July 2024 in connection with his promotion to CFO in July 2024.

Named Executive Officer	2023 Base Salary ($)	2024 Base Salary ($)	Change (%)
Dale Francescon	1,000,000	1,000,000	0%
Robert J. Francescon	1,000,000	1,000,000	0%
J. Scott Dixon	475,000	650,000	36.8%
David L. Messenger	750,000	750,000	0%

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2025 Changes: Consistent with our typical practice, the 2025 base salaries for our NEOs were recently established, and in response to stockholder input regarding our pay levels, the base salary of our Executive Chairman was reduced 10% and to a level below the base salary of our CEO, and no base salary increases were given to our other NEOs.

Named Executive Officer	2024 Base Salary ($)	2025 Base Salary ($)	Change (%)
Dale Francescon	1,000,000	900,000	(10)%
Robert J. Francescon	1,000,000	1,000,000	0%
J. Scott Dixon	650,000	650,000	0%

Short-Term Incentive – 2024 Annual Cash Bonus

Purpose: Our short-term incentive, or annual cash bonus program, is designed to reward the achievement of specific annual financial and operational objectives. Annual cash bonuses are designed to incentivize our NEOs at a variable level of compensation based on Century’s performance.

Competitive Positioning: For 2024, we targeted short-term incentives for our Co-CEOs at a point below the median of actual peer payouts for 2023. Short-term incentive amounts greater than target can be earned for actual performance above target and amounts less than target can be earned for performance below target.

2024 STI Awards: For 2024, the threshold, target and maximum STI opportunities for our Co-CEOs were the same as in 2023 and were as follows:

Named Executive Officer	Threshold	Target	Maximum
Dale Francescon	50% of target	350% of base salary	200% of target
Robert J. Francescon	50% of target	350% of base salary	200% of target

Neither our former nor current CFO participated in our 2024 STI plan given the timing of our former CFO’s departure in March 2024 and current CFO’s appointment as CFO on a non-interim basis in July 2024.

The performance metrics that applied for the 2024 STI plan for our Co-CEOs were as follows, which represent no change from last year. The 2024 STI performance metrics emphasize profitability and specifically adjusted EBITDA over revenue.

2024 Performance Metrics
60% EBITDA, as adjusted
20% revenue
20% closings

In considering the performance metrics that should apply in calculating STI awards for 2024, the Compensation Committee determined that the performance metrics should be based on overall Company performance as opposed to individual performance. Similar to 2023, the Compensation Committee again determined that the most important measure of Company success continued to be EBITDA, as adjusted, revenue and number of closings, but emphasized profitability and specifically adjusted EBITDA over revenue and closings, resulting in adjusted EBITDA having a higher weighting than revenue and closings.

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The Compensation Committee determined the 2024 goals in mid-March 2024 based on the Company’s 2024 annual business plan. In determining the 2024 goals for each STI performance metric, the Compensation Committee set the target performance goal at the same level as our 2024 annual business plan and set threshold and maximum performance goals at 10% below target and 10% above target, respectively. By setting the performance goals consistent with the annual business plan, the Compensation Committee believes executives are appropriately challenged and aligned with the Company’s goals. In establishing the 2024 annual business plan, the Board of Directors considered a variety of factors, including the Company’s results for the recently completed full year 2023, the then current homebuilding environment, and the expected difference between the two years. The 2024 target goals for each of the three performance metrics were set above actual 2023 levels for each of the performance metrics and for EBITDA, as adjusted, revenue and closings represented year-over-year increases compared to actuals of 9.5%, 13% and 12%, respectively. As in past years, if the threshold level for a performance metric was not achieved, then no payout would be made with respect to that metric. The performance goals set in mid-March 2024 were the performance goals against which actual performance for 2024 was measured. The 2024 performance goals were never reset, changed or altered during or subsequent to the end of the year.

The 2024 performance metrics, and the performance goals attached to each, as well as actual performance, are reflected in the following table. Actual performance was between target and maximum for each of revenue and closings and exceeded maximum for EBITDA, as adjusted.

Performance Metric	Threshold	Target	Maximum	Actual
EBITDA, as adjusted(1)	$424.9 million	$472.1 million	$519.3 million	$573.8 million
Revenue	$3.76 billion	$4.17 billion	$4.59 billion	$4.4 billion
Closings	9,644	10,716	11,788	11.007

(1)	This is a non-GAAP financial measure. EBITDA, as adjusted, is calculated by excluding interest expense, interest in cost of home sales revenue, income tax expense, depreciation, amortization, executive bonuses, and nonrecurring items (acquisition expenses, purchase price accounting adjustments, amortization of acquisition related intangibles, impairments, abandonments, discontinued operations, 45L costs, legal and settlement costs on closed projects, debt extinguishments, severance costs, etc.) from net income, as applicable for the year. The calculation of EBITDA, as adjusted, as used for purposes of our STI program is calculated differently than adjusted EBITDA as reported in our earnings releases and related periodic reports. A reconciliation of EBITDA, as adjusted, as used for purposes of our STI program, can be found in Appendix A to this proxy statement.

The table below shows the various levels of payout and the actual level of payout for STI cash awards made in February 2025 for each of our Co-CEOs for 2024 performance.

Named Executive Officer	Threshold Payout ($)	Target Payout ($)	Maximum Payout ($)	Actual Payout ($)
Dale Francescon	1,750,000	3,500,000	7,000,000	6,170,519
Robert J. Francescon	1,750,000	3,500,000	7,000,000	6,170,519

2024 Annual Bonus for CFO: For his 2024 annual bonus, our CFO received a cash bonus of $1,250,000 in February 2025, $500,000 of which was intended to compensate him for his prior role as interim CFO and $750,000 of which was intended to reward him for his promotion to CFO. In addition, as described in more detail below and consistent with past practice, our CFO received an RSU award in February 2025 intended to compensate him for 2024 performance. In determining the cash bonus amount for our CEO for 2024, the Compensation Committee considered the fact that the CFO did not receive any additional cash compensation upon his appointment as interim CFO in March 2024 and pay levels other executives in similar positions with the Century’s peer companies.

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Short-Term Incentive – 2025 Changes

Consistent with our typical practice, the 2025 STI opportunities for our NEOs were recently established, and in response to stockholder input regarding our pay levels, the STI target opportunities were reduced by 30% for our Executive Chairman and reduced by 15% for our CEO, as compared to 2024 levels, with corresponding decreases for the other payout levels. For 2025, our CFO will participate in the performance based STI plan along with our Executive Chairman and CEO.

Named Executive Officer	2024 Target Payout ($)	2025 Target Payout ($)	Change (%)
Dale Francescon	3,500,000	2,450,000	(30)%
Robert J. Francescon	3,500,000	2,975,000	(15)%
J. Scott Dixon	N/A	1,000,000	N/A

Long-Term Incentives – Overview

Purpose: Our long-term incentive program is designed to reward NEOs for the achievement of specific financial objectives, recognize their efforts on our behalf over an extended period of years, and provide an additional incentive and retention element to their overall compensation package. Our LTI program is also intended to align the interests of our executives with our stockholders.

Competitive Positioning: For 2024, we targeted long-term incentives at a point slightly higher than the median of actual peer grants for 2023. The Compensation Committee believes that amounts greater than market median are warranted in light of the fact that the Company’s long-term incentive grants have been performance vested only, while most peers utilize significant amounts of time vested equity. Long-term incentive amounts greater than target can be earned for actual performance above target and amounts less than target can be earned for performance below target.

Timing. Our annual LTI grant for our executive officers typically occurs in March after Board approval of our annual business plan. In certain years, Board approval of the annual business plan occurs at a later or earlier point in the year in which case then the annual LTI grant is either made at such meeting or shortly thereafter. We have no practice or policy of coordinating or timing the release of company information around our grant dates. We have not typically granted equity compensation to our NEOs outside of our annual LTI award cycle. We did, however, grant RSU awards to our new CFO in August 2024 in connection with his promotion to CFO and in February 2024 and 2025 to reward him for prior year performance, consistent with prior equity grants to him, as described in more detail below. All of these RSU awards vest in equal annual installments over three years and the shares issued upon vesting and settlement of the August 2024 and February 2025 RSU awards are subject to a one-year holding period, subject to certain exceptions. Going forward, our CFO will receive annual LTI grants at the same time as our other executive officers.

Long-Term Incentives – 2024-2026 LTI Program

2024-2026 LTI Awards and Plan Mechanics: Our LTI program for our Co-CEOs for 2024 consisted of 100% PSU awards, which we utilize to increase the percentage of performance-based compensation provided to our executives and align their compensation with the interests of our stockholders. The PSU awards were granted in mid-March 2024 under the Century Communities, Inc. 2022 Omnibus Incentive Plan and represent the right to receive Century common stock upon vesting. The PSU awards will vest and be paid out, if at all, upon the achievement of a cumulative adjusted pre-tax income goal over three years. Once paid out, the net shares underlying the PSU awards will be subject to a mandatory one-year holding period.

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As with our STI plan, neither our former nor current CFO participated in our 2024-2026 LTI program given the timing of our former CFO’s departure in March 2024 and current CFO’s appointment as CFO on a non-interim basis in July 2024. As mentioned above, consistent with his prior equity grants, our CFO received a time-vested RSU award in February 2024 to reward him for 2023 performance and a time-vested RSU award in February 2025 to reward him for 2024 performance. In addition, our CFO received a time-vested RSU award in August 2024 in connection with his promotion to CFO. All of these RSU awards vest in equal annual installments over three years and the August 2024 and February 2025 awards are subject to a one-year mandatory post-vesting holding period. While each of these awards was initially valued at $500,000, the actual grant date fair values of the August 2024 and February 2025 awards were less due to the illiquidity discount associated with the post-vesting holding period.

2024-2026 LTI Award Opportunity: For the 2024-2026 LTI awards granted to our Co-CEOs, the Compensation Committee first determined a target LTI value for each executive based on a percentage of base salary and then delivered 100% of this value in PSU awards, assuming target performance. The target LTI award opportunity was 500% of base salary for each of our Co-CEOs, which was the same as the target LTI award opportunity from the prior year. While each of these PSU awards was initially valued at $5,000,000, the actual grant date fair values were less due to the illiquidity discount associated with the post-vesting holding period.

Performance-Based (100%)
Named Executive Officer	Threshold (50%)	Target (100%)	Above Target (200%)	Maximum (250%)
Dale Francescon	28,188 shares	56,376 shares ($5,000,000/ $4,635,798 fair value)	112,752 shares	140,940 shares
Robert J. Francescon	28,188 shares	56,376 shares ($5,000,000/ $4,635,798 fair value)	112,752 shares	140,940 shares

2024-2026 LTI Award Performance Goals: As mentioned above, the 2024-2026 PSU awards will vest and be paid out, if at all, upon the achievement of a cumulative adjusted pre-tax income goal over three years. Adjusted pre-tax income is a non-GAAP financial measure and for a particular year is calculated by excluding executive bonus expense and typically nonrecurring expenses, such as loss from debt extinguishment, impairments, abandonment of land contracts, and discontinued operations, from net income before income taxes, each as applicable during such particular year.

In determining the three-year cumulative adjusted pre-tax income goals, the Compensation Committee set the target performance goal for 2024 at the same level as our 2024 annual business plan, which represented a year-over-year increase compared to actual adjusted pre-tax income for 2023, and increased that goal by a certain percentage for 2025 and by an additional percentage for 2026. The Compensation Committee then set the threshold three-year cumulative adjusted pre-tax income goal at 10% below target, the above target goal at 10% above target and the maximum goal at 15% above target. By setting the target 2024 performance goal consistent with the annual business plan, the Compensation Committee believes executives are appropriately challenged and aligned with the Company’s goals. As in past years, if the threshold three-year cumulative adjusted pre-tax income goal is not achieved, then no payout would be made with respect to the 2024-2026 PSU awards. The specific threshold, target, above target, and maximum three-year cumulative adjusted pre-tax income goals for the 2024-2026 LTI awards that were established by the Compensation Committee at the time of grant are maintained by us as proprietary and confidential. The Compensation Committee believes that disclosure of these specific performance goals would represent competitive harm to us as such goals are not publicly disclosed and are competitively sensitive.

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Long-Term Incentives – 2022-2024 LTI Payouts

2022-2024 LTI Award Opportunity: As with the 2024-2026 LTI awards, for the 2022-2024 LTI awards, the Compensation Committee determined a target LTI value for each executive based on a percentage of base salary and then delivered 100% of this value in PSU awards, assuming target performance. As with the 2024-2026 LTI awards, the target LTI award opportunity was 500% of base salary for each of our Co-CEOs.

Performance-Based (100%)
Named Executive Officer	Threshold (50%)	Target (100%)	Above Target (200%)	Maximum (250%)
Dale Francescon	40,591 shares	81,182 shares ($5,000,000)	162,364 shares	202,955 shares
Robert J. Francescon	40,591 shares	81,182 shares ($5,000,000)	162,364 shares	202,955 shares

2022-2024 LTI Award Performance Goals: Performance goals for the 2022 to 2024 performance period, were established and PSU awards were granted in mid-March 2022 taking into consideration the national housing market and the U.S. macroeconomic environment at that time and our then current and anticipated financial and operational performance. Recall that the new home market in early 2022 was plagued with continued headwinds from municipal and utility delays, supply chain disruptions, labor shortages, elongated construction cycle times, and rising input costs, which when coupled with an accelerating interest rate environment, ultimately resulted in an industry wide slowdown beginning in the first half of 2022. As a result, given uncertainty and challenging market conditions, the target three-year cumulative adjusted pre-tax income goal was based on the actual three-year cumulative adjusted pre-tax income for the 2019 to 2021 performance period, with 2021 results representing what was then by far the most profitable year in the Company’s history. The threshold goal was set at 10% below target; the above target goal was set at 10% above target; and the maximum goal was set at 15% above target.

The table below outlines the threshold, target, above target, and maximum three-year cumulative adjusted pre-tax income goals for the 2022-2024 PSU awards, along with actual performance. The performance goals which were set in mid-March 2022 were the performance goals against which actual performance was measured. The 2022-2024 LTI award performance goals were never reset, changed or altered during or subsequent to the end of the three-year performance period.

Metric	Threshold	Target	Above Target	Maximum	Actual (Maximum)
Three-year cumulative adjusted pre-tax income(1)	$996.0 mil.	$1.106 bil.	$1.217 bil.	$1.328 bil.	$1.593 bil.
________________________
(1)	This is a non-GAAP financial measure. Adjusted pre-tax income for a particular year is calculated by excluding executive bonus expense and typically nonrecurring expenses, such as acquisition expenses, purchase price accounting adjustments, amortization of acquisition related intangibles, impairments, abandonments, discontinued operations, 45L costs, legal and settlement costs on closed projects, debt extinguishments, severance costs, etc. from net income, as applicable for the year. The calculation of adjusted pre-tax income, as used for purposes of our LTI program is calculated differently than adjusted pre-tax income as reported in our earnings releases and related periodic reports. A reconciliation of adjusted pre-tax income, as used for purposes of our LTI program, can be found in Appendix A to this proxy statement.

2022-2024 LTI Award Payouts: For the 2022 to 2024 performance period, we achieved three-year cumulative adjusted pre-tax income of $1.593 billion, exceeding the maximum level of performance. This was due to our unprecedented record performance during the past three years. Based on this result, the 2022 to 2024 PSU award payout was at the maximum performance level. Accordingly, Messrs. Dale and Robert Francescon each received 202,955 shares under the 2022-2024 LTI program, which shares were approved for payout upon the Compensation Committee’s certification of performance against the pre-established goals at its meeting on February 5, 2025. In addition, each of Messrs. Dale and Robert Francescon received an additional 7,885 shares upon the settlement of dividend equivalent rights associated with these PSU awards. The net shares received by Messrs. Dale and Robert Francescon are subject to a one-year mandatory holding period. None of our other NEOs received a payout for the 2022-2024 LTI awards. A summary of the PSU awards paid out for the 2022 to 2024 performance period, and the value realized on vesting for those awards, can be found in the Option Exercises and Stock Vested During 2024 table on page 80 in the “Number of Shares Acquired on Vesting” and “Value Realized on Vesting” columns, respectively.

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Long-Term Incentives – 2025 Changes

Consistent with our typical practice, our 2025 LTI program for our NEOs was recently established, and in response to stockholder input, incorporates specific changes suggested by our stockholders. The 2025 LTI program is comprised of 100% PSU awards, the vesting of which is based on the achievement of a mix of both absolute and relative performance goals – a three-year cumulative adjusted pre-tax income and three-year cumulative revenue – with a relative total stockholder return modifier. Previously, the PSU awards were based on the achievement of a single, absolute goal, being three-year cumulative adjusted pre-tax income.

The new TSR modifier is based on our three-year cumulative TSR relative to the average TSR of all companies in our peer group. The TSR modifier has the potential to decrease by 10% or increase up to 20% the ultimate payout of the PSU awards.

In addition, beginning with these 2025 PSU awards, we imposed a three-year (as opposed to the prior one-year) mandatory post-vesting holding period on shares issued in settlement of our PSU awards to our Executive Chairman and CEO, with a mandatory one-year post-vesting holding period on the PSU awards granted to our CFO.

Also, in response to stockholder input regarding our pay levels, the LTI target opportunities were reduced by 16% for our Executive Chairman (a reduction of 20% based on anticipated grant date fair value amounts) and reduced by 5% for our CEO (a reduction of 10% based on anticipated grant date fair value amounts), as compared to 2024 levels, with corresponding decreases for the other payout levels.

Named Executive Officer	2024 Target Payout ($)	2025 Target Payout ($)	Change (%)
Dale Francescon	5,000,000	4,200,000	(16)%/(20)%
Robert J. Francescon	5,000,000	4,750,000	(5)%/(10)%
J. Scott Dixon	N/A	1,000,000	N/A

The higher percentage decreases of 20% and 10% for our Executive Chairman and CEO, respectively, are based on anticipated grant date fair value amounts due to the illiquidity discount associated with the three-year mandatory post-vesting holding period.

Other Benefits

In 2024, our NEOs had the opportunity to participate in a qualified defined contribution retirement plan on the same basis as our other employees. We believe this plan provides an opportunity for our executives to plan for and meet their retirement savings needs. We do not provide any pension arrangements, nonqualified defined contribution, or other deferred compensation plans.

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We provide our NEOs with modest perquisites to attract and retain them and to allow them to more efficiently utilize their time and to support them in effectively contributing to the success of our Company. The perquisites provided to our NEOs, during 2024 included an automobile and cellular telephone allowance and, in the case of Messrs. Dale and Robert Francescon, reimbursements for term life insurance premiums. For Messrs. Dale and Robert Francescon, the monthly amount for their automobile and cellular telephone allowances and reimbursements for term life insurance premiums have each been reduced by 20% for 2025. When it is not being used for Company purposes, Messrs. Dale and Robert Francescon may use our corporate aircraft for non-Company purposes. In the event of such use, Messrs. Dale and Robert Francescon are required to reimburse the Company at a lease rate equal to the aggregate incremental per hour cost of each flight pursuant to the terms of their aircraft time sharing agreements. We believe these benefits are an important part of our overall compensation program and help us accomplish our goal of attracting, retaining, and rewarding top executive talent.

Employment Agreements, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS, and POST-TERMINATION RESTRICTIONS

The compensation paid to our Executive Chairman and CEO is governed, in part, by employment agreements, which are described under “Executive Compensation—Employment and Other Agreements.” The purpose of these agreements is to define the essential terms of their employment relationships in a manner that will protect our business and other interests and the interests of the executive, including in the event his employment is terminated upon certain events. The severance provisions are intended to induce these executives to continue employment with us and to retain them and provide consideration to them for certain restrictive covenants that apply following a termination of employment. Additionally, these agreements provide us valuable protection by subjecting these executives to restrictive covenants that prohibit the disclosure of confidential information during and following their employment and limit their ability to engage in competition with us or otherwise interfere with our business relationships following a termination. Any severance is conditioned upon our receipt of a release of claims.

To encourage continuity, stability, and retention when considering the potential disruptive impact of an actual or potential corporate transaction, we have established change in control arrangements, including provisions in our employment agreements with Messrs. Dale and Robert Francescon. These provisions provide Messrs. Dale and Robert Francescon certain payments and benefits in the event of a termination of their employment in connection with a change in control. These additional payments and benefits will not be triggered just by a change in control, but require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. These “double trigger” change in control protections are intended to induce executives to accept or continue employment with our Company, provide consideration to executives for certain restrictive covenants that apply following termination of employment, and provide continuity of management in connection with a threatened or actual change in control transaction. If the employment of Messrs. Dale or Robert Francescon is terminated by Century without cause or by him for good reason within 24 months following or within six months preceding a change in control, the executive will be entitled to receive a severance payment and certain benefits. The receipt of any severance is conditioned upon the executive’s execution of a release of claims. Our equity compensation plans also contain “double trigger” change in control provisions.

We believe these change in control arrangements are an important part of our executive compensation program in part because they mitigate some of the risk for executives working in a smaller public company where there is a meaningful likelihood that the company may be acquired. Change in control benefits are intended to attract and retain qualified executives who, absent these arrangements and in anticipation of a possible change in control of our Company, might consider seeking employment alternatives to be less risky than remaining with our Company through the transaction. We believe that relative to our Company’s overall value, our potential change in control benefits are relatively small and are aligned with current peer company practices.

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Risk Assessment

As a result of our assessment on risk in our compensation programs, we concluded that our compensation policies, practices, and programs and related compensation governance structure work together in a manner so as to encourage our executives (and other employees) to pursue growth strategies that emphasize stockholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our Company. For more information, see the discussions under “Executive Compensation—Compensation Risk Assessment.”

Clawback Policy

We maintain a mandatory clawback policy which provides for a mandatory clawback of incentive compensation paid to current and former executives under certain circumstances in the event a financial metric used to determine the vesting or payment of incentive compensation to an executive was calculated incorrectly and resulted in a financial restatement. This policy complies with applicable SEC and NYSE rules.

ANTI-HEDGING AND ANTI-PLEDGING Policy

Our insider trading policy prohibits certain of our employees, including our NEOs, from engaging in any hedging transactions, short sales, transactions in publicly traded options, such as puts, calls and other derivatives, or short-term trading. Our insider trading policy also prohibits certain of our employees, including our NEOs from pledging our common stock. Our anti-hedging and pledging policy is described later in this proxy statement under “Executive Compensation—Anti-Hedging and Pledging Policy.”

Tax CONSIDERATIONS

Code Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each “covered employee,” which includes our named executives. Compensation paid to our named executive officers over this limit is nondeductible. While the Compensation Committee considers tax deductibility as one of many factors in determining executive compensation, we will continue to structure our executive compensation program so that a significant portion of total executive compensation is linked to the performance of our Company even though amounts in excess of the Code Section 162(m) limit are not deductible.

Competitive Considerations and Use of Market Data

We strive to compensate our executive officers competitively relative to industry peers. To ensure reasonableness and competitiveness of our executive compensation packages relative to the industry, the Compensation Committee annually evaluates our peer group with the aid of our independent external compensation consultant and with input from management. Data from our peer group, therefore, is considered in the compensation benchmarking process as one input in helping to determine appropriate pay levels. The following 15 companies were selected by the Compensation Committee, upon recommendation of its compensation consultant, WealthPoint, in July 2023 as members of our peer group for purposes of analyzing the market competitiveness of our 2024 executive compensation program:

Beazer Homes USA, Inc.	LGI Homes, Inc.	PulteGroup, Inc.
Cavco Industries Inc.	M.D.C. Holdings, Inc.	Champion Homes, Inc.
Dream Finders Homes, Inc.	M/I Homes, Inc.	Taylor Morrison Home Corporation
Hovnanian Enterprises, Inc.	Meritage Homes Corporation	Toll Brothers, Inc.
KB Home	NVR, Inc.	Tri Pointe Homes, Inc.

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In approving this peer group, no changes were made from prior year’s peer group. All of the peer group companies are public companies in the homebuilding or manufactured housing industries and that have annual revenues and a price to earnings ratio generally within a range of our annual revenues and price to earnings ratio. We potentially compete with these peers for employees, land, customers and trade partners in various markets. Even though some of the peers may be larger than we are nationally, we are larger than some or all of the peers in certain markets. As of July 2023, when the peer group was recommended by WealthPoint, we ranked at the 51st percentile of our peer group for revenue.

Finally, in constructing this peer group, the Compensation Committee also considered whether to include companies that proxy advisory firms consider a peer of ours in their latest voting recommendations reports and decided not to include such companies since some of such companies are not in the homebuilding industry and the Compensation Committee views Century’s self-constructed peer group primarily as a tool for helping to ensure ensuring that Century’s executive compensation is fair and remains competitive.

How We Make Compensation Decisions

There are several elements to our executive compensation decision-making, which we believe allow us to most effectively implement our compensation philosophy. The Compensation Committee, its independent external compensation consultant, and management all have a role in decision-making for executive compensation. The following table summarizes their roles and responsibilities.

Responsible Party	Roles and Responsibilities
Compensation Committee (Comprised solely of independent directors and reports to the Board of Directors)

●  Oversees all aspects of our executive compensation program.

● Annually reviews and approves our corporate goals and objectives relevant to executive officer compensation.

● Evaluates each executive officer’s performance in light of such goals and objectives, and determines and approves his compensation based on this evaluation.

● Determines and approves all executive officer compensation, including salary, bonus, and equity and non-equity incentive compensation.

● Administers our equity and incentive compensation plans and reviews and approves equity awards and payouts.

● Reviews our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking.

● Evaluates market competitiveness of each executive officer’s compensation.

● Evaluates proposed changes to our executive officer compensation program.

● Assists the Board in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans.

● Has sole authority to hire consultants, approve their fees, and determine the nature and scope of their work.

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Responsible Party	Roles and Responsibilities
Independent External Compensation Consultant (WealthPoint, LLC) (Independent under NYSE listing standards and reports to the Compensation Committee)

● Provides advice and guidance on the appropriateness and competitiveness of our executive compensation program relative to our performance and market practice.

● Reviews total compensation strategy and pay levels for executive officers.

● Examines our executive compensation program to ensure that each element supports our business strategy.

● Assists in selection of peer companies and gathering competitive market data.

● Reviews structure and competitiveness of our non-employee director compensation program.

Executive Chairman and Chief Executive Officer (With the support of other members of the management team)

● Review performance of other Section 16 officers and make recommendations with respect to their compensation.

● Confer with the Compensation Committee and compensation consultant concerning design and development of compensation and benefit plans.

● Provide no recommendations with respect to their own compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with our management. Based on this review and these discussions, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024.

COMPENSATION COMMITTEE
James M. Lippman, Chair
Patricia L. Arvielo
John P. Box
Keith R. Guericke

The information contained in the above Compensation Committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically request that it be incorporated by reference into a document filed under the Securities Act or the Exchange Act.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table set forth below summarizes the compensation information for each of the individuals who served as a “principal executive officer” or “principal financial officer” during 2024. Our Executive Chairman, CEO and CFO are our only executive officers.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Dale Francescon	2024	1,000,000	0	4,635,798	6,170,519	97,851	11,904,168
Executive Chairman	2023	1,000,000	0	4,565,181	7,000,000	75,000	12,640,181
	2022	979,167	0	4,540,509	5,650,202	73,589	11,243,467

Robert J. Francescon	2024	1,000,000	0	4,635,798	6,170,519	91,917	11,898,234
Chief Executive Officer	2023	1,000,000	0	4,565,181	7,000,000	78,501	12,643,682
and President	2022	979,167	0	4,540,509	5,650,202	73,589	11,243,467

J. Scott Dixon	2024	552,778	1,250,000	963,612	0	11,811	2,778,201
Chief Financial Officer(5)

David L. Messenger	2024	224,760	0	0	0	191,624	416,384
Former Chief Financial	2023	750,000	0	2,145,647	3,750,000	26,866	6,672,513
Officer(5)	2022	729,167	0	2,134,065	3,026,892	19,589	5,909,713

(1)	Salary for Mr. Messenger includes $40,385 of accrued but unused vacation.

(2)	Our annual cash bonuses which are typically based on performance and measured against pre-established performance goals are reported in the “Non-Equity Incentive Plan Compensation” column. The bonus for Mr. Dixon consists of his 2024 annual bonus which was not measured against pre-established performance goals and was intended to compensate him for his prior role as interim CFO and his promotion to CFO.

(3)	Amounts reported for 2024 represent the grant date fair value of PSU and RSU awards, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, taking into consideration an illiquidity discount due to a mandatory one-year holding period on the shares of common stock issued in settlement of the awards. These are not amounts paid to or realized by the NEOs. We caution that the amounts reported in the table for stock awards and, therefore, total compensation may not represent the amounts that each NEO will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on a number of factors, including Company performance and stock price. The grant date fair value of the PSU awards assumes target levels of performance. The grant date fair value of the 2024 PSU awards assuming maximum levels of performances are as follows: Mr. Dale Francescon ($11,589,496); and Mr. Robert Francescon ($11,589,496). See “Compensation Discussion and Analysis—Named Executive Officer Compensation—Long-Term Incentives” for a description of our long-term incentive awards and payouts for 2024.

(4)	Amounts reported represent payouts under our short-term incentive plan and for each year reflect amounts earned for that year but paid during the following year. See “Compensation Discussion and Analysis—Named Executive Officer Compensation—Short-Term Incentive—Annual Cash Bonus” for a description of our short-term incentive plan and payouts for 2024.

(5)	Amounts reported for 2024 include: (a) a $15,252 Company match 401(k) contribution for each of Messrs. Dale Francescon and Robert Francescon, $8,811 for Mr. Dixon, and $15,249 for Mr. Messenger; (b) an auto and cell phone allowance of $30,000 for each of Messrs. Dale Francescon and Robert Francescon; (c) a $30,000 term life insurance premium reimbursement for each of Messrs. Dale Francescon and Robert Francescon; and (d) $175,000 in consulting fees for Mr. Messenger. In addition, amounts include an auto and cell phone allowance for Messrs. Dixon and Messenger and incremental costs to Century of personal use of Company aircraft, which amounts and incremental costs are less than $25,000 in the case of each executive.

(6)	Mr. Messenger voluntarily resigned as Chief Financial Officer effective March 22, 2024. Mr. Dixon was appointed interim Chief Financial Officer effective March 22, 2024 and Chief Financial Officer, on a non-interim basis, effective July 22, 2024. Mr. Dixon was not a named executive officer in 2023 or 2022; therefore, his information is only provided for 2024.

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Employment and Other Agreements

Employment Agreements

We are party to an amended and restated employment agreement with each of Dale Francescon, our Executive Chairman, and Robert J. Francescon, our Chief Executive Officer and President. These agreements have an initial five-year term expiring on January 1, 2030 and provide for automatic one-year extensions thereafter and contain customary confidentiality, non-competition and non-solicitation provisions. The agreements provide for certain aspects of their compensation packages, including participation in our equity incentive plans; reimbursement for term life insurance premiums; and an automobile and cell phone allowance. These agreements were most recently amended effective as of January 1, 2025 to recognize each executive’s new officer title and eliminate the “retirement” definition and the payments and benefits previously provided in the case of the executive’s retirement, and in lieu thereof, provide the ability of the executive to elect to serve as a strategic advisor to the Board of Directors in a part-time capacity.

We are also party to a standard confidentiality and non-solicitation agreement with J. Scott Dixon, our current CFO. This agreement does not guarantee Mr. Dixon any base compensation or severance benefits. We used to be party to an employment agreement with our former CFO, David L. Messenger, which provided for certain aspects of his compensation package, including participation in our equity incentive plans and a $500 per month automobile and cell phone allowance, and also contained customary severance, confidentiality, non-competition and non-solicitation provisions. Mr. Messenger’s employment agreement terminated effective March 22, 2024 in connection with his voluntary resignation, except for certain provisions that survived such termination.

Consulting Agreement

To assist with the transition of his duties and responsibilities and ensure a seamless transition, effective March 23, 2024, we entered into a three-month consulting agreement with our former CFO, David L. Messenger, under which we paid him a monthly consulting fee of $50,000. This agreement terminated by its terms after expiration of the three-month term.

Other Agreements

We have entered into aircraft time sharing agreements with Dale Francescon and Robert J. Francescon, which govern their personal use of the Company’s aircraft during their employment and their reimbursement of the Company for the costs of any such use. The lease rate payable by the executives thereunder equals the aggregate incremental per hour cost of each flight, as such cost is described in the agreements. Use of the aircraft by the executives is subject to prior approval of the Executive Chairman and Chief Executive Officer, and is at all times subordinate to use by the Company. Each of the agreements has an initial term of one year and provides for automatic one-year extensions thereafter, unless (i) either party provides the other with at least 30 days’ prior written notice of non-renewal, or (ii) the agreement is terminated on shorter notice as provided therein. We also had a similar agreement with our former CFO, David L. Messenger.

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GRANTS OF PLAN-BASED AWARDS DURING 2024

The table below provides information concerning grants of plan-based awards to each of our NEOs during the year ended December 31, 2024. Non-equity incentive plan awards were granted under our annual cash bonus plan, the material terms of which are described under “Compensation Discussion and Analysis—Named Executive Officer Compensation—Short-Term Incentive-Annual Cash Bonus.” Stock awards were granted under our stockholder-approved plan, the Century Communities, Inc. 2022 Omnibus Incentive Plan. The material terms of these awards are described under “Compensation Discussion and Analysis—Named Executive Officer Compensation—Long-Term Incentives” and in the notes to the table below.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value Stock and Option Awards(4) ($)
Dale Francescon
Cash award	N/A	N/A	1,750,000	3,500,000	7,000,000
PSU award	03/13/24	03/13/24				28,188	56,376	140,940	N/A	4,635,798
Robert J. Francescon
Cash award	N/A	N/A	1,750,000	3,500,000	7,000,000
PSU award	03/13/24	03/13/24				28,188	56,376	140,940	N/A	4,635,798
J. Scott Dixon
RSU award	02/07/24	02/07/24							5,825	500,018
RSU award	08/01/24	07/22/24							4,945	463,594
David L. Messenger	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Amounts reported represent potential future payouts under our short-term incentive plan. Actual payouts under this plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Amounts reported represent the range of PSU award payouts for the 2024 to 2026 performance period. The range includes an “above target” payout, which would result in the following share payouts: Dale Francescon (112,752); Robert J. Francescon (112,752). All share amounts in this table exclude additional shares to be issued upon the settlement of dividend equivalent rights and any shares withheld to pay related required tax withholding obligations. The net shares of our common stock issued upon vesting of the PSU awards are subject to a mandatory one-year holding period. The PSU awards will vest earlier upon certain terminations of employment and upon a change in control if the award is not continued, assumed, or substituted with equivalent awards by the successor entity. Information regarding the PSU awards is set forth under “Compensation Discussion and Analysis—Named Executive Officer Compensation—Long-Term Incentives.”

(3)	Amounts reported for Mr. Dixon represent RSU awards granted to him in February 2024 and August 2024 and vest in three equal annual installments. The RSU awards will vest earlier upon certain terminations of employment and upon a change in control if the award is not continued, assumed, or substituted with equivalent awards by the successor entity. Information regarding the RSU awards is set forth under “Compensation Discussion and Analysis—Named Executive Officer Compensation—Long-Term Incentives.”

(4)	Amounts reported represent the grant date fair value of the PSU and RSU awards granted to our NEOs, computed in accordance with FASB ASC Topic 718, taking into consideration an illiquidity discount in light of a mandatory one-year holding period on the shares of common stock issued in settlement thereof and assuming target levels of performance for the PSU awards.

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Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

We do not grant stock options or similar awards as part of our equity compensation programs. If stock options or similar awards are granted, our policy is to not grant stock options or similar awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement, and not time the public release of such information based on stock option grant dates. In addition, it is our policy to not grant stock options or similar awards during periods in which there is material nonpublic information about our company, including (i) during “blackout” periods or outside a “trading window” established in connection with the public release of earnings information under our insider trading policy or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. These restrictions do not apply to RSUs or other types of equity awards that do not include an exercise price related to the market price of our common stock on the date of grant. It is also our policy not to time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Outstanding Equity Awards as of December 31, 2024

The table below sets forth information with respect to all outstanding, unvested RSU and PSU awards held by our NEOs as of December 31, 2024. No other equity awards were held by our NEOs as of such date.

	Stock Awards as of December 31, 2024
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($)
Dale Francescon
2024-2026 PSU award(2)			28,441	2,086,400
2023-2025 PSU award(3)			194,156	14,243,284
Robert J. Francescon
2024-2026 PSU award(2)			28,441	2,086,400
2023-2025 PSU award(3)			194,156	14,243,284
J. Scott Dixon
RSU awards(4)	16,845	1,235,749
David L. Messenger(5)	0	0	0	0

(1)	Amounts reported represent the value of RSU and PSU awards based on the number of shares of Century common stock underlying the awards that have not vested, including dividend equivalents, multiplied by the closing price of our common stock on December 31, 2024 ($73.36), as reported by the NYSE.

(2)	The 2024 to 2026 PSU awards will vest, if at all, solely based on the achievement of three-year cumulative adjusted pre-tax income performance goals established for the three-year performance period, which will end on December 31, 2026. In addition, the PSU awards will vest earlier upon certain terminations of employment and upon a change in control if the award is not continued, assumed, or substituted with equivalent awards by the successor entity. Once vested, the net shares issued upon settlement of the PSU award will be subject to a one-year mandatory holding period. In accordance with the SEC rules, the number of PSUs shown represents the number of units that may be earned as of December 31, 2024 based on threshold performance. The SEC rules require that the threshold number of units be disclosed because the number of units that would have been earned based on actual results under the performance conditions for the one-year period from January 1, 2024 through December 31, 2024 (instead of through the end of the performance period on December 31, 2026) was below the threshold level of performance under the program. Includes 253 shares underlying dividend equivalent rights for each of Dale Francescon and Robert J. Francescon that have accrued and will be paid out at the same time as the shares underlying the PSU award.

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(3)	The 2023 to 2025 PSU awards will vest, if at all, solely based on the achievement of three-year cumulative adjusted pre-tax income performance goals established for the three-year performance period, which will end on December 31, 2025. In addition, the PSU awards will vest earlier upon certain terminations of employment and upon a change in control if the award is not continued, assumed, or substituted with equivalent awards by the successor entity. Once vested, the net shares issued upon settlement of the PSU award will be subject to a one-year mandatory holding period. In accordance with the SEC rules, the number of PSUs shown represents the number of units that may be earned as of December 31, 2024 based on maximum performance. The SEC rules require that the maximum number of units be disclosed because the number of units that would have been earned based on actual results under the performance conditions for the two-year period from January 1, 2023 through December 31, 2024 (instead of through the end of the performance period on December 31, 2025) was at the maximum level of performance under the program. Includes 4,100 shares underlying dividend equivalent rights for each of Dale Francescon and Robert J. Francescon that have accrued and will be paid out at the same time as the shares underlying the PSU award.

(4)	Amounts reported represent 16,573 unvested shares underlying time-based RSU awards held by J. Scott Dixon, as described in more detail below, and 272 shares underlying dividend equivalent rights that accrued and will be paid out at the same time as the shares underlying the RSU awards. Each of these RSU awards vests in equal installments on the first, second, and third year anniversaries of the respective grant dates, subject to Mr. Dixon’s continued employment with us. The RSU awards will vest earlier upon certain terminations of employment and upon a change in control if the award is not continued, assumed, or substituted with equivalent awards by the successor entity. Neither Dale Francescon nor Robert J. Francescon holds any RSU awards.

Grant Date	Number of Unvested Underlying Shares (#)	Market Value of Unvested Underlying Shares ($)
02/09/2022	1,609 (including 65 in dividend equivalents)	118,036
02/08/2023	4,369 (including 110 in dividend equivalents)	320,510
02/07/2024	5,894 (including 69 in dividend equivalents)	432,384
08/01/2024	4,973 (including 28 in dividend equivalents)	364,819

(5)	All of outstanding equity awards held by David L. Messenger terminated immediately upon his resignation effective March 22, 2024.

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Option Exercises and Stock Vested During 2024

The table below provides information regarding stock awards (in the form of RSU awards and PSU awards) that vested for each of our NEOs during the year ended December 31, 2024. No option awards were exercised or outstanding during the year ended December 31, 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Dale Francescon
RSU awards	6,406	6,514,736
2022-2024 PSU award	210,840	16,198,837
Robert J. Francescon
RSU awards 2022-2024 PSU award	6,406 210,840	6,514,736 16,198,837
J. Scott Dixon
RSU awards	5,177	461,807
David L. Messenger
RSU awards	2,884	253,821

(1)	The number of shares acquired on vesting reflects the gross number of shares acquired absent netting of any shares surrendered to satisfy tax withholding requirements and includes shares underlying dividend equivalent rights that accrued and were paid out at the same time as the shares underlying the RSU or PSU award. For each of Dale Francescon and Robert J. Francescon, 244 shares were issued upon settlement of dividend equivalent rights; for J. Scott Dixon, 126 shares were issued upon settlement of dividend equivalent rights; and for David L. Messenger, 111 shares were issued upon settlement of dividend equivalent rights, in each case as accrued on his RSU awards. For each of Dale Francescon and Robert J. Francescon, 7,885 shares were issued upon settlement of dividend equivalent rights that accrued on his 2022-2024 PSU award.

(2)	The value realized on vesting for RSU awards represents the gross number of shares acquired multiplied by the closing price of our common stock, as reported by the NYSE, on the vesting date or the last trading day immediately prior to the vesting date if the vesting date was not a trading day. The value realized on vesting for PSU awards represents the gross number of shares acquired multiplied by the closing price of our common stock, as reported on the NYSE, on February 5, 2025 (the payout date for the 2022 to 2024 PSU awards) of $76.83 per share. The net shares issued upon vesting of the PSU awards are subject to a one-year mandatory holding period.

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pay versus performance

Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of SEC Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our NEOs, within the meaning of such rules, and certain financial performance measures of our Company. The table below provides information regarding compensation actually paid to our Co-CEOs, our two co-principal executive officers (“PEOs”) and our other NEOs during each of the past five fiscal years, as well as total stockholder return, net income and adjusted pre-tax income information for each of the past five fiscal years. For further information regarding our pay for performance philosophy and how we align executive compensation with our performance, see “Compensation Discussion and Analysis.”

			Average Summary Compensation	Average Compensation	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2)(3) ($)	Table Total for Non-PEO Named Executive Officers(4) ($)	Actually Paid to Non-PEO Named Executive Officers(5)(6) ($)	Total Shareholder Return(7) ($)	Peer Group Total Shareholder Return(8) ($)	Net Income(9) ($)	Adjusted Pre-Tax Income(10) ($)
2024	11,904,168	18,492,095	1,597,293	1,442,668	281	245	333.8 mil.	492.0 mil.
2023	12,640,181	30,579,943	6,672,513	13,289,918	345	239	259.2 mil.	376.8 mil.
2022	11,243,467	4,167,973	5,909,713	2,764,958	187	141	525.1 mil.	724.4 mil.
2021	6,753,672	21,042,937	3,975,157	10,204,341	301	190	498.5 mil.	665.7 mil.
2020	8,399,383	17,932,272	3,744,745	7,909,240	160	127	206.2 mil.	281.5 mil.

(1)	Amounts reported represent the Summary Compensation Table total for Dale Francescon, one of our Co-CEOs during the years presented, for each of the years presented. Because the Summary Compensation Table total for Robert J. Francescon, our other Co-CEO, for each of the years presented is either the same or substantially the same as the Summary Compensation Table total for Mr. Dale Francescon for each of the years presented and to ease the presentation of the information in the table, this information is not included in a separate column to this table. The Summary Compensation Table totals for Robert J. Francescon are $11,898,234, $12,643,682, $11,243,467, $6,752,940 and $8,398,651 for 2024, 2023, 2022, 2021 and 2020, respectively. See “Executive Compensation—Summary Compensation Table” in this proxy statement and in our 2022 proxy statement for more information.

(2)	Amounts reported represent “compensation actually paid,” as computed in accordance with Item 402(v) of SEC Regulation S-K, to Dale Francescon, one of our Co-CEOs during the years presented, for each of the years presented. Because the “compensation actually paid,” as computed in accordance with Item 402(v) of SEC Regulation S-K, to Robert J. Francescon, our other Co-CEO, for each of the years presented is substantially the same as “compensation actually paid” to Mr. Dale Francescon for each of the years presented and to ease the presentation of the information in the table, this information is not included in a separate column to this table. The “compensation actually paid” to Robert J. Francescon is $18,486,161, $30,583,444, $4,167,973, $21,042,205 and $17,931,540 for 2024, 2023, 2022, 2021 and 2020, respectively. The dollar amounts in this column do not reflect the actual amount of compensation awarded to, earned by or paid to either Dale Francescon or Robert J. Francescon during the applicable year.

(3)	Compensation actually paid to PEO consists of the following amounts deducted from or added to the Summary Compensation Table total for each of our Co-CEOs for the year ended December 31, 2024:

		D. Francescon ($)	R. Francescon ($)
Summary Compensation Table Total for 2024		11,904,168	11,898,234
Deduct:	Stock-based awards(a)	(4,635,798)	(4,635,798)
Add:	Year-end fair value of equity awards granted during the year that are outstanding and unvested(b)	6,135,513	6,135,513
Add:	Change in fair value of equity awards granted in prior years that are outstanding and unvested(c)	(2,886,939)	(2,886,939)

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		D. Francescon ($)	R. Francescon ($)
Add:	Change in fair value of equity awards granted in prior years that vested during the year(d)	7,566,132	7,566,132
Add:	Value of dividend equivalents accrued on equity awards during the year(e)	409,019	409,019
Compensation Actually Paid for 2024		18,492,095	18,486,161

(a)	Represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the year ended December 31, 2024. No option awards were granted during the year ended December 31, 2024.

(b)	Represents the year-end value of equity awards granted during the year ended December 31, 2024 that were outstanding and unvested as of December 31, 2024.

(c)	Represents the amount of change as of December 31, 2024 (from the end of the prior fiscal year, December 31, 2023) in fair value of any equity awards granted in prior years that are outstanding and unvested as of December 31, 2024.

(d)	Represents the amount of change as of the vesting date (from the end of the prior fiscal year, December 31, 2023) in fair value of any equity awards granted in prior years that vested during the year ended December 31, 2024, including the value of dividend equivalents.

(e)	Represents the dollar value of any dividends or other earnings paid on equity awards during the year ended December 31, 2024 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the year ended December 31, 2024.

Since we do not have a pension plan, all of the foregoing adjustments are equity award adjustments for the year ended December 31, 2024 and include the addition (or subtraction, as applicable) of: (i) the year-end fair value of any equity awards granted in the year ended December 31, 2024 that are outstanding and unvested as of December 31, 2024, the end of such year; (ii) the amount of change as of December 31, 2024 (from the end of the prior fiscal year, December 31, 2023) in fair value of any equity awards granted in prior years that are outstanding and unvested as of December 31, 2024; (iii) for equity awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for equity awards granted in prior years that vest in the year ended December 31, 2024, the amount equal to the change as of the vesting date (from the end of the prior fiscal year, December 31, 2023) in fair value; (v) for equity awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the year ended December 31, 2024, a deduction for the amount equal to the fair value at the end of the prior fiscal year, December 31, 2023; and (vi) the dollar value of any dividends or other earnings paid on equity awards in the year ended December 31, 2024 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for such year. Adjustments as provided in clauses (iii) and (v) are inapplicable.

The valuation assumptions used to calculate fair values did not materially differ from those used at the time of grant. The value of RSU awards is based on the fair value as of the end of the year ended December 31, 2024 or change in fair value during the year ended December 31, 2024, in each case based on the closing sale price of our common stock, as reported by the NYSE. The value of PSU awards is based on the fair value as of the end of the year ended December 31, 2024 or change in fair value during the year ended December 31, 2024, in each case based on the same methodology as used in our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2024.

For detail on the amounts deducted from or added to the Summary Compensation Table total for each of our PEOs in determining compensation actually paid to each our PEOs for the years ended December 31, 2023, 2022, 2021 and 2020, see our 2024 and 2023 proxy statements.

(4)	The amounts in this column represent the average total compensation for our non-PEO NEOs for each of the years presented as disclosed in the Summary Compensation Table of this proxy statement and our 2022 proxy statement. Our non-PEO NEOs for 2024 were J. Scott Dixon and David L. Messenger and our non-PEO NEOs for 2023, 2022, 2021 and 2020 were just David L. Messenger for each of these years. J. Scott Dixon succeeded David L. Messenger, who stepped down on March 22, 2024. Because each non-PEO NEO served for only a portion of 2024, the average of their compensation appears significantly lower than the totals reported for prior years.

(5)	The amounts in this column represent the average compensation actually paid to our non-PEO NEOs for each of the years presented. The dollar amounts in this column do not reflect the average of the actual amount of compensation awarded to, earned by or paid to our non-PEO NEOs during the applicable year. As noted above, J. Scott Dixon succeeded David L. Messenger, who stepped down on March 22, 2024. Because each non-PEO NEO served for only a portion of 2024, the average of their compensation appears significantly lower than the totals reported for prior years.

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(6)	Average compensation actually paid to non-PEO named executive officers consists of the following amounts deducted from and added to the average Summary Compensation Table total for our non-PEO NEOs for the year ended December 31, 2024:

		Average Non- PEO NEO ($)
Average non-PEO NEO Summary Compensation Table Total for 2024		1,597,293
Deduct:	Stock-based awards(a)	(481,806)
Add:	Year-end fair value of equity awards granted during the year that are outstanding and unvested(b)	381,840
Add:	Change in fair value of equity awards granted in prior years that are outstanding and unvested(c)	(51,589)
Add:	Change in fair value of equity awards granted in prior years that vested during the year(d)	(9,526)
Add:	Value of dividend equivalents accrued on equity awards during the year(e)	6,456
Average non-PEO NEO Compensation Actually Paid for 2024		1,442,668

(a)	Represents the average of the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the year ended December 31, 2024. No option awards were granted during the year ended December 31, 2024.

(b)	Represents the average of the year-end value of equity awards granted during the year ended December 31, 2024 that are outstanding and unvested as of the end of such year, December 31, 2024.

(c)	Represents the average of the amount of change as of the end of the year, December 31, 2024 (from the end of the prior fiscal year, December 31, 2023) in fair value of any equity awards granted in prior years that are outstanding and unvested as of the end of such year, December 31, 2024.

(d)	Represents the average of the amount of change as of the vesting date (from the end of the prior fiscal year, December 31, 2023) in fair value of any equity awards granted in prior years that vested during the year ended December 31, 2024, including the value of dividend equivalents.

(e)	Represents the average of the dollar value of any dividends or other earnings paid on equity awards in the year ended December 31, 2024 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for such year.

Since we do not have a pension plan, all of the foregoing adjustments are equity award adjustments for the year ended December 31, 2024 and include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the year ended December 31, 2024 that are outstanding and unvested as of the end of such year, December 31, 2024; (ii) the amount of change as of the end of the year ended December 31, 2024 (from the end of the prior fiscal year, December 31, 2023) in fair value of any equity awards granted in prior years that are outstanding and unvested as of the end of the year ended December 31, 2024; (iii) for equity awards that are granted and vest in the same year, the fair value as of the vesting date; (iv) for equity awards granted in prior years that vest in the year ended December 31, 2024, the amount equal to the change as of the vesting date (from the end of the prior fiscal year, December 31, 2023) in fair value; (v) for equity awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the year ended December 31, 2024, a deduction for the amount equal to the fair value at the end of the prior fiscal year, December 31, 2023; and (vi) the dollar value of any dividends or other earnings paid on equity awards in the year ended December 31, 2024 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for such year. Adjustments as provided in clauses (iii) and (v) are inapplicable.

The valuation assumptions used to calculate fair values did not materially differ from those used at the time of grant. The average of the value of RSU awards is based on the fair value as of the end of the year ended December 31, 2024 or change in fair value during the year, in each case based on the closing sale price of our common stock, as reported by the NYSE. The average of the value of PSU awards is based on the fair value as of the end of the year ended December 31, 2024 or change in fair value during such year, in each case based on the same methodology as used in our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2024.

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For detail on the average of amounts deducted from or added to the Summary Compensation Table total for our non-PEO NEOs in determining the average of compensation actually paid to our non-PEO NEOs for the years ended December 31, 2023, 2022, 2021 and 2020, see our 2024 and 2023 proxy statements.

(7)	The total shareholder return is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our stock price at the end and the beginning of the measurement period by our stock price at the beginning of the measurement period.

(8)	The peer group total shareholder return is based on the Dow Jones U.S. Select Home Construction Index, which is the industry peer group we use for purposes of our stock performance graph in our annual report on Form 10-K for the year ended December 31, 2024. This industry group is broader than the industry group we used in prior years since we believe the Dow Jones U.S. Select Home Construction Index is more representative of a group similar to Century. The former industry self-constructed peer group we used in prior years consisted of the following companies: Beazer Homes USA, Inc., Cavco Industries, Inc., Dream Finders Homes, Inc., Hovnanian Enterprises, Inc., KB Home, LGI Homes, Inc., M.D.C. Holdings, Inc., M/I Homes, Inc., Meritage Home Corporation, NVR, Inc., PulteGroup, Inc., Champion Homes, Inc., Taylor Morrison Home Corporation, Toll Brothers, Inc., and Tri Pointe Homes, Inc. The total shareholder return for this former industry self-constructed peer group for 2024, 2023, 2022, 2021 and 2020 are as follows and are also presented in the tables below under the heading “Company TSR and Peer Group TSR”: $266, $243, $125, $173 and $114. In each case, the peer group cumulative total shareholder return is calculated using the same methodology as described in note (7) above, with the returns of each component company of this group weighted according to the respective company’s stock market capitalization at the beginning of each period for which a return is indicated.

(9)	Amounts reported represent the amount of net income reflected in our audited consolidated financial statements for the applicable year.

(10)	Amounts reported represent the amount of adjusted pre-tax income, which is a non-GAAP financial measure that, for compensation purposes, is calculated by excluding executive bonus expense and other typically nonrecurring expenses, such as acquisition-related expenses, purchase price adjustments, loss from debt extinguishment, impairments, abandonment of land contracts, and discontinued operations, from net income before income taxes, as applicable during any particular year. While we use several financial and non-financial performance measures for purposes of evaluating performance for our compensation programs, we have determined that adjusted pre-tax income is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) that we use to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance. A reconciliation of adjusted pre-tax income, as used for purposes of our LTI program, can be found in Appendix A to this proxy statement.

Financial Performance Measures

We used the financial performance measures below during 2024 to link compensation actually paid to Messrs. Dale and Robert Francescon to our Company performance. Compensation actually paid to Mr. Dixon during 2024 was not directly tied to any financial performance measures.

D. Francescon	R. Francescon
Adjusted Pre-Tax Income	Adjusted Pre-Tax Income
Adjusted EBITDA	Adjusted EBITDA
Revenue	Revenue
Closings	Closings

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Pay Versus Performance Relationship

In accordance with Item 402(v) of SEC Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table above.

Century TSR, Peer Group TSR, Prior Peer Group TSR and Compensation Actually Paid

Our current industry peer group for purposes of the stock performance graph in our annual report on Form 10-K for the year ended December 31, 2024 is the Dow Jones U.S. Select Home Construction Index.

The graph below compares the cumulative total stockholder return (assuming reinvestment of dividends) on $100 invested in each of our common stock, the Dow Jones U.S. Select Home Construction Index, and our former industry peer group for the five-year period from December 31, 2019 to December 31, 2024. Our former industry peer group includes the following companies: Beazer Homes USA, Inc., Cavco Industries, Inc., Dream Finders Homes, Inc., Hovnanian Enterprises, Inc., KB Home, LGI Homes, Inc., M.D.C. Holdings, Inc., M/I Homes, Inc., Meritage Home Corporation, NVR, Inc., PulteGroup, Inc., Champion Homes, Inc., Taylor Morrison Home Corporation, Toll Brothers, Inc., and Tri Pointe Homes, Inc.

As the graph above illustrates, our cumulative TSR consistently outperformed the cumulative TSR of the Dow Jones U.S. Select Home Construction Index and our former industry peer group during the five years presented in the table.

Note that the stock price performance shown in the graph above is not indicative of future price performance.

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The graph below compares the compensation actually paid to our NEOs as reflected in the Pay Versus Performance table to our total stockholder return (assuming reinvestment of dividends) for each of the past five fiscal years.

As demonstrated in the graph above, the amount of compensation actually paid to our NEOs is generally aligned with our cumulative TSR over the five years presented in the graph. The alignment of compensation actually paid with our cumulative TSR over the period presented is because a significant portion of the compensation actually paid to our NEOs is comprised of equity awards, the value of which is driven by changes in our stock price over the five-year period shown in the graph below. As described in more detail under “Compensation Discussion and Analysis,” 53% of total target compensation awarded to our Co-CEOs was comprised of equity awards for 2024.

Compensation Actually Paid and Net Income and Adjusted Pre-Tax Income

The graph below compares the compensation actually paid to our NEOs as reflected in the Pay Versus Performance table to our net income for each of the past five fiscal years.

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The graph below compares the compensation actually paid to our NEOs as reflected in the Pay Versus Performance table to our adjusted pre-tax income for each of the past five fiscal years.

As demonstrated by the two graphs above, the amount of compensation actually paid to our NEOs is not necessarily aligned with our net income and our adjusted pre-tax income in each of the five years presented in the graph, although it is aligned, to some extent, with changes in our stock price given the significant portion of the compensation actually paid to our NEOs is comprised of equity awards, the value of which is driven by changes in our stock price. While we do not use net income as a performance measure in our overall executive compensation program, the performance measure of net income is correlated with the performance measures of adjusted EBITDA and adjusted pre-tax income, which we use when setting goals for our short-term incentive program and long-term incentive program, respectively. As described in more detail under “Compensation Discussion and Analysis,” we generally seek to incentivize creation of long-term stockholder value and, as a result, emphasize performance-based compensation elements, with superior performance resulting in above-market pay, and underwhelming performance resulting in below-market pay. For 2024, 90% of total target compensation awarded to our Co-CEOs was comprised of performance-based compensation.

Additional Information Regarding Pay Versus Performance Relationship

As additional information to the foregoing required descriptions of the relationships between the information presented in the Pay versus Performance table above as required under Item 402(v) of SEC Regulation S-K, we are providing the following supplemental information to illustrate our commitment to aligning executive pay with our performance. As illustrated below, we believe our executive compensation to our PEOs during the past five years has been directly aligned with our financial and operating performance, as measured by those metrics that we believe are the most important to our Company and our strategic objectives.

In addition to measuring our performance based primarily on our profitability, as measured by our net income, adjusted pre-tax income and adjusted EBITDA, we also measure our performance based on other financial and operating metrics, including in particular total revenues, home sales deliveries, and community count. We view these metrics as particularly important since they are indicative of our growth and our investment in future growth.

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We note that all of these metrics have increased substantially during the past five years as illustrated in the bar graphs below:

We note that other key metrics important to our stockholders, including our stock price, book value per share and stockholders’ equity, also have increased substantially during the past five years as illustrated in the bar graphs below:

Despite these substantial increases in these important financial and operating metrics, the total compensation of each of our PEOs, as determined in accordance with SEC rules and as disclosed in our Summary Compensation Table in our proxy statement each year, increased only 34% in 2024 as compared to 2019.

While it is our understanding that Glass Lewis & Co. Inc. views a company’s operating cash flow as an important metric in its pay for performance analyses, we note that although our operating cash flow tripled in 2024 compared to 2023, we view other metrics, such as total revenues, home sales deliveries, and community count, as more important and strategic for us since we believe those metrics are more indicative of our ability to invest in the future growth of our business.

The information contained in this “Pay Versus Performance” section shall not be deemed to be “soliciting material” or to be “filed” with the SEC, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act.

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CEO Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Act and Item 402(u) of SEC Regulation S-K, we are required to provide the ratio of the annual total compensation of each of Dale Francescon and Robert J. Francescon, who served as our Co-CEOs during 2024, to the median of the annual total compensation of all employees of our company (other than our Co-CEOs). This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios.

For 2024:

●	the annual total compensation of each of Dale Francescon and Robert J. Francescon was $11.9 million;

●	the annual total compensation of the employee identified at median of our Company (other than Dale Francescon and Robert J. Francescon) was $117,609; and

●	based on this information, the ratio of the annual total compensation of each of Dale Francescon and Robert J. Francescon to the annual total compensation of our median employee (identified in accordance with SEC rules and as described in greater detail below) was estimated to be 101:1.

To calculate the foregoing, we used the following methodology, assumptions, and estimates:

Selection of Determination Date and Employee Population

We selected December 31, 2024 as the date we would use to identify our employee population and “median employee.” We determined that, as of that date, our entire employee population, excluding our then Co-CEOs, consisted of 1,723 total employees, all of whom were employed in the United States. In determining this population, we considered the employees of our subsidiaries and all of our employees other than Dale Francescon and Robert J. Francescon, whether employed on a full-time, part-time, temporary, or seasonal basis. We did not include any contractors or other non-employee workers in our employee population.

Identification of Median Employee

To identify the “median employee” from our employee population, we selected W-2 earnings as the most appropriate measure of compensation. To make them comparable, the W-2 earnings for newly hired permanent employees who had worked less than a year were annualized.

Calculation of Median Employee’s Annual Total Compensation	We calculated 2024 annual total compensation for this median employee using the same methodology we use for our named executive officers, as set forth in our Summary Compensation Table included on page 75 of this proxy statement.
Calculation of Co-CEO’s Annual Total Compensation	With respect to the 2024 annual total compensation of Dale Francescon and Robert J. Francescon, we used the amount set forth in the “Total” column of our Summary Compensation Table included on page 75 of this proxy statement.

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POTENTIAL pOST-tERMINATION AND CHANGE IN CONTROL PAYMENTS

Employment Agreements

The employment agreements with our Executive Chairman and CEO contain severance provisions, including in connection with a change in control, as described in more detail below and which are intended to induce these executives to continue employment with our Company and to retain them and provide consideration to them for certain restrictive covenants that apply following a termination of employment. The receipt of any severance by these executives is conditioned upon the officer’s execution of a release of claims. Our employment agreement with our CFO contains no severance provisions; and although, we had an employment agreement with our prior CFO which contained severance provisions, none of these were triggered in connection with his departure since he voluntarily resigned.

Under the current employment agreements with our Executive Chairman and CEO, no severance benefits are payable if we terminate the executive’s employment for cause or if he resigns voluntarily and without good reason.

If the executive’s employment is terminated due to disability or death, he or his estate will be entitled to receive (i) a prorated amount of his annual incentive bonus for the fiscal year in which employment terminated based on actual performance; (ii) in the event of termination due to death or disability, the immediate vesting of performance-based equity awards for the fiscal year or performance period in which employment terminated based on target performance, unless actual performance exceeds target based on proration of the performance goals, but without proration based on the executive’s actual period of service; (iii) the immediate vesting of all equity awards granted to him not then based on performance; and (iv) our payment for up to 18 months of that portion of his COBRA premiums that exceeds what he would have paid if he were an active employee.

If we terminate the executive’s employment without cause or if he terminates his employment for good reason, he will be entitled to (i) a lump sum cash severance payment equal to two times his annual base salary; (ii) a lump sum cash payment equal to the greater of either two times his average annual bonus for the three preceding fiscal years or two times his potential target bonus for the year in which the termination date occurs; (iii) a prorated amount of his annual incentive bonus for the fiscal year in which employment terminated calculated based on actual performance; (iv) the immediate vesting of the equity awards for the fiscal year or performance period in which employment terminated based on target performance, unless actual performance exceeds target based on proration of the performance goals, but without proration based on the executive’s actual period of service; (v) the immediate vesting of all equity awards granted to him not then based on performance and (vi) our payment for up to 18 months of that portion of his COBRA premiums that exceeds the amount he would have paid as an active employee. If we terminate the executive’s employment without cause or if he terminates his employment for good reason, within six months preceding or within 24 months following a “change in control” (as defined in the agreements), in addition to the other payments described above (but in lieu of the payment in clauses (i) and (ii) above), the executive will receive a lump sum cash severance payment equal to three times his base salary and a lump sum cash payment equal to the greater of: (a) three times his potential target bonus for the year in which the termination date occurs; or (b) three times his average annual bonus for the three completed fiscal years immediately preceding the termination date.

To the extent that any change in control payment or benefit would be subject to the “golden parachute” excise tax under Code Section 4999, the payments will be reduced to an amount that will not subject the executive to the excise tax if the reduction results in him receiving a greater amount on a net after tax basis than would be received if he received the payment and benefits and paid the excise tax.

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 Other Change in Control Arrangements

The Century Communities, Inc. 2022 Omnibus Incentive Plan and the Century Communities, Inc. Amended and Restated 2017 Omnibus Incentive Plan under which awards have been granted to our NEOs contain “change in control” provisions. Under the plans, without limiting the authority of the Compensation Committee to adjust awards, if a “change in control” of Century (as defined in the applicable plan) occurs, then, unless otherwise provided in the award or other agreement, if an award is continued, assumed, or substituted by the successor entity, the award will not vest or lapse solely as a result of the change of control but will instead remain outstanding under the terms pursuant to which it has been continued, assumed, or substituted and will continue to vest or lapse pursuant to such terms. Unless otherwise provided in an agreement, if the award is continued, assumed, or substituted by the successor entity and within two years following the change in control the executive is either terminated by the successor entity without “cause” or, if under the older plan, if the executive is an executive officer of Century, resigns for “good reason,” each as defined in the applicable plan, or if outstanding awards are not continued, assumed, or substituted with equivalent awards by the successor entity in connection with the change in control, then:

●	all restrictions imposed on restricted stock, RSU awards, or deferred units that are not performance-based held by such participant will lapse;

●	all vested and earned awards that are performance-based held by such participant for which the performance period has been completed as of the date of such termination, resignation, or change in control, as applicable, but have not yet been paid, will be paid in cash or shares and at such time as provided in the award agreement; provided that if payment in the change in control transaction is made in shares, the Compensation Committee may in its discretion provide the holder the consideration provided to other similarly situated stockholders in the change in control; and

●	all performance-based awards for which the performance period has not been completed as of the date of such termination, resignation or change in control, as applicable, held by such participant will immediately vest and be earned in full and paid out with respect to each performance goal based on actual performance achieved through the date of termination, resignation or change in control, as applicable, with the manner of payment to be made in cash or shares, as provided in the award agreement, within 30 days following the date of termination, resignation, or change in control, as applicable, and provided that if payment in the change in control transaction is made in shares, the Compensation Committee may in its discretion provide the holder the consideration provided to other similarly situated stockholders in the change in control.

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Potential Payments to Named Executive Officers

The table below shows potential payments to our NEOs, not otherwise earned, under various scenarios involving a termination of employment, including in connection with a change in control, and upon a change in control without a termination of employment, assuming a December 31, 2024 termination date. Pursuant to applicable SEC rules, since Mr. Messenger voluntarily resigned prior to December 31, 2024, the table below shows potential payments to him only under the actual triggering event that occurred in connection with his departure and not the other potential triggering events that were no longer a possibility as of December 31, 2024.

All equity awards are valued at the closing price of our common stock on December 31, 2024 ($73.36), as reported by the NYSE. As of December 31, 2024, the only equity awards held by Messrs. Dale and Robert Francescon were PSU awards and the only equity awards held by Mr. Dixon were RSU awards. All of Mr. Messenger’s equity awards terminated in connection with his voluntary resignation.

Name	Benefit	Termination without Cause or for Good Reason Outside a Change in Control ($)	Termination without Cause or for Good Reason in Connection with a Change in Control ($)	Voluntary Termination/ Retirement(1) ($)	Death or Disability ($)	Change in Control(2) ($)
Dale Francescon	Severance Pay(3)	2,000,000	3,000,000	0	—	0
	Incentive Pay(4)	10,408,797	15,613,196	0	—	0
	RSU Award Vesting	N/A	N/A	N/A	N/A	N/A
	PSU Award Vesting(5)	18,416,074	18,416,074	0	18,416,074	0
	Other Benefits(6)	39,891	39,891	0	39,891	0

Robert J. Francescon	Severance Pay(3)	2,000,000	3,000,000	0	—	0
	Incentive Pay(4)	10,408,797	15,613,196	0	—	0
	RSU Award Vesting	N/A	N/A	N/A	N/A	N/A
	PSU Award Vesting(5)	18,416,074	18,416,074	0	18,416,074	0
	Other Benefits(6)	53,755	53,755	0	53,755	0

J. Scott Dixon	Severance Pay	0	0	0	0	0
	Incentive Pay	0	0	0	0	0
	RSU Award Vesting	0	1,235,749	0	0	0
	PSU Award Vesting	N/A	N/A	N/A	N/A	N/A
	Other Benefits	0	0	0	0	0
David L. Messenger	Severance Pay	N/A	N/A	0	N/A	N/A
	Incentive Pay	N/A	N/A	0	N/A	N/A
	RSU Award Vesting	N/A	N/A	0	N/A	N/A
	PSU Award Vesting	N/A	N/A	0	N/A	N/A
	Other Benefits	N/A	N/A	0	N/A	N/A

(1)	While Messrs. Dale and Robert Francescon were entitled to certain benefits in the event of a retirement under their employment agreements in effect as of December 31, 2024, neither executive met the definition of retirement in his agreement to be entitled to such benefits. These employment agreements were amended effective as of January 1, 2025 to eliminate all payments and benefits previously provided in the case of a retirement. Mr. Messenger was not entitled to any benefits in the event of a voluntary resignation or retirement; and, therefore, no benefits were payable to him in connection with his voluntary resignation, effective March 22, 2024.

(2)	Assumes equity awards are continued, assumed, or substituted with equivalent awards by the successor entity. If the equity awards are not continued, assumed, or substituted with equivalent awards by the successor entity, then the RSU awards will become immediately vested and issuable, resulting in a value of $1,235,749 in the case of Mr. Dixon who is the only NEO that holds RSU awards. If the equity awards are not continued, assumed, or substituted with equivalent awards by the successor entity, then the PSU awards for the 2023 to 2025 performance period will automatically vest based on actual performance, resulting in a value of up to $14,243,284 in the case of each of Messrs. Dale and Robert Francescon, and the PSU awards for the 2024 to 2026 performance period will automatically vest based on target performance, resulting in a value of up to $4,172,790 in the case of each of Messrs. Dale and Robert Francescon, in each case including the value of related dividend equivalents. The PSU award values exclude any value for the PSU awards for the 2022 to 2024 performance period, since those awards were already earned.

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(3)	Represents: (a) two times the executive’s base salary in the event of a termination without cause or for good reason outside a change in control; and (b) three times the executive’s base salary in the event of a termination without cause or for good reason in connection with a change in control.

(4)	Represents: (a) the greater of: (i) the sum of two times the executive’s target annual bonus for the year in which the date of termination occurs; or (ii) the sum of two times the executive’s average annual bonus for the three completed fiscal years immediately preceding the date of termination in the event of a termination without cause or for good reason outside a change in control; and (b) the greater of: (i) the sum of three times the executive’s target annual bonus for the year in which the date of termination occurs; or (ii) the sum of three times the executive’s average annual bonus for the three completed fiscal years immediately preceding the date of termination in the event of a termination without cause or for good reason in connection with a change in control. In the case of a termination due to death or disability, the executive is entitled to his prorated actual earned 2024 bonus, which amount ($6,170,519) is not included since it was earned as of December 31, 2024.

(5)	Represents the value of shares of our common stock that the executive would have been entitled to receive as payout of the PSU awards for the 2023 to 2025 performance period and the 2024 to 2026 performance period, which is based on the greater of (a) the number of PSU award shares at target and (b) the number of PSU award shares based on actual performance and performance goals prorated to the last day of the calendar quarter preceding the executive’s termination but without proration based on the executive’s actual period of service. Since actual performance exceeded target performance for the 2023 to 2025 PSU awards, the table reflects the value of those PSU award shares based on actual performance, and since the actual performance did not exceed target performance for the 2024 to 2026 PSU awards, the table reflects the value of those PSU award shares based on target performance, in each case including related dividend equivalent rights.

(6)	Represents our portion of the applicable COBRA premium for 18 months of continued coverage under our medical benefits plan.

COMPENSATION Risk Assessment

As a result of our annual assessment on risk in our compensation programs, we concluded that our compensation policies, practices, and programs and related compensation governance structure work together in a manner so as to encourage our employees, including our NEOs, to pursue growth strategies that emphasize stockholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our company. As part of our assessment, we noted in particular the following:

●	annual base salaries for employees are not subject to performance risk and, for most non-executive employees, constitute the largest part of their total compensation;

●	performance-based, or at risk, compensation awarded to our employees, which for our higher-level employees constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation and utilizes several different performance measures and goals that are drivers of long-term success for our Company and stockholders and has appropriate maximums; and

●	a significant portion of performance-based compensation is in the form of long-term equity incentives, which do not encourage unnecessary or excessive risk because they generally have a three-year performance period or vest over a three-year period of time, thereby focusing our employees on our long-term interests.

As a matter of best practice, we will continue to monitor our compensation policies, practices, and programs to ensure that they continue to align the interests of our employees, including in particular our executive officers, with those of our long-term stockholders while avoiding unnecessary or excessive risk.

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ANTI-HEDGING and ANTI-PLEDGING POLICY

Under our insider trading policy, trading in our securities is subject to the following guidance for all officers and directors and those employees or consultants with access to material non-public information (collectively referred to as insiders):

●	Short Sales. No insider may engage in “short sales” (sales of securities that are not then fully owned and paid for), “hedging,” “share lending,” or derivatives trading (e.g., puts, calls, cash settled or other swaps or synthetic securities trading) of our securities.

●	Publicly Traded Options. No insider may engage in transactions in publicly traded options, such as “puts,” “calls” and other derivative securities (to the extent applicable to the Company), on a securities exchange or in any other organized market, or enter into hedges or swaps involving our securities.

●	Short-Term Trading. Insiders who purchase our securities may not sell any of our securities of the same class for at least six months after the purchase, and insiders who sell Company securities may not purchase any Company securities of the same class for at least six months after the sale.

●	Trading on Margin. Insiders may not hold our securities in a margin account, except as permitted in certain circumstances by the Compliance Officer.

●	Pledging. Insiders may not pledge our securities as collateral for a loan, except as permitted in certain circumstances by the Compliance Officer.

●	Standing Orders. Standing orders to purchase our securities should be used only for a very limited period of time (e.g., 72 hours). A standing order placed with a broker to sell or purchase securities at a specified price leaves the insider with no control over the timing of the transaction. A standing order transaction executed by the broker when an insider is aware of material nonpublic information may result in unlawful insider trading.

The information contained in this “Anti-Hedging and Anti-Pledging Policy” section shall not be deemed to be “soliciting material” or to be “filed” with the SEC, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has or had any relationship requiring disclosure under Item 404 of SEC Regulation S-K or has ever been an officer or employee of Century or any of our subsidiaries. None of our executive officers serves, or in the past has served, as a member of the board of directors or the Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Board or the Compensation Committee.

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DIRECTOR COMPENSATION

Overview

Our non-employee director compensation program generally is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our stockholders. In 2024, our non-employee director compensation was comprised of equity compensation, in the form of annual stock awards, and cash compensation, in the form of annual retainers. Each of these components is described in more detail below. Dale Francescon and Robert J. Francescon, as employee directors, do not receive any additional compensation for their service as directors.

DIRECTOR COMPENSATION Process

The Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to review and recommend to the Board any proposed changes in non-employee director compensation. In connection with such review, the Compensation Committee is assisted in performing its duties by our Human Resources Department and also engages an independent external compensation consultant to provide analysis regarding non-employee director compensation.

During 2024, the Compensation Committee engaged WealthPoint to review our non-employee director compensation. WealthPoint’s review consisted of, among other things, analysis of board compensation trends and a competitive assessment based on a selected group of companies operating in the United States that are similarly situated to us. The peer group used for this analysis was the same peer group used for the executive compensation analysis. The Compensation Committee considered this data in determining whether to recommend any changes to our non-employee director compensation program. No changes were made to our non-employee director compensation program during 2024

Director Compensation Program

The following table sets forth our non-employee director compensation program for 2024.

($)
Board Member Retainer	80,000
Audit Committee Chair Premium	15,000
Audit Committee Member Retainer (including Chair)	11,000
Compensation Committee Chair Premium	12,500
Compensation Committee Member Retainer (including Chair)	10,000
Nominating and Corporate Governance Committee Chair Premium	10,000
Nominating and Corporate Governance Committee Member Retainer (including Chair)	10,000
Annual Stock Award	175,000

Annual cash retainers are typically paid in advance either annually or quarterly.

Annual stock awards are granted on the date of the annual meeting of stockholders each year and the number of shares is determined by dividing the value by the closing price of our common stock on the grant date. The stock awards are fully vested on the date of grant.

New director stock awards are granted on the date of election to the Board and are prorated.

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We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at Board and Board committee meetings.

Under the terms of the Century Communities, Inc. 2022 Omnibus Incentive Plan, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with FASB ASC Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $1 million (increased to $1.5 million with respect to any non-employee director serving as Chair of the Board or Lead Independent Director or in the fiscal year of a non-employee director’s initial service as a non-employee director). Any compensation that is deferred counts towards this limit for the year in which the compensation is first earned, and not a later year of settlement.

NON-EMPLOYEE Director Compensation HIGHLIGHTS

Some of the highlights of our non-employee director compensation are:

No Fees for Board or Committee Meeting Attendance: Meeting attendance is an expected part of Board service.

Emphasis on Equity: There is an emphasis on equity in the overall compensation mix to further align interests with stockholders.

Recognition of Special Roles: Special roles (such as Committee Chairs) are fairly recognized for their additional time commitments.

Annual Equity Grants with Immediate Vesting: Equity awards are granted annually with a fixed value and immediate vesting to support independence.

Limit on Total Non-Employee Director Compensation: Our omnibus incentive plan contains a limit on total non-employee director compensation.

Robust Stock Ownership Guidelines: A guideline of five times the annual Board cash retainer supports alignment with stockholders’ interests and mitigates potential compensation-related risk.

No Perquisites: Our directors receive no perquisites, personal benefits or other compensation.

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Summary Director Compensation Table for 2024

The following table sets forth information concerning the compensation of our non-employee directors during the year ended December 31, 2024. Each of Dale Francescon and Robert J. Francescon is not compensated separately for his service as a director, and his compensation is discussed under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Patricia L. Arvielo	111,000	175,041	—	—	286,041
John P. Box	121,000	175,041	—	—	296,041
Keith R. Guericke	126,000	175,041	—	—	301,041
James M. Lippman	123,500	175,041	—	—	298,541
Elisa Zúñiga Ramírez	91,000	175,041	—	—	266,041

(1)	The amounts reflected represent the grant date fair value of the stock awards, as computed in accordance with FASB ASC Topic 718. Each of the directors in the table received a stock award for 2,113 shares on May 8, 2024, the date of our 2024 Annual Meeting of Stockholders. For each director, the number of stock awards granted was determined by dividing the annual stock grant value, $175,000, by the closing price of our common stock on the grant date. Since all of the stock awards granted to our directors are vested and unrestricted, none of our directors held any unvested stock awards as of December 31, 2024.

(2)	We do not grant any stock options as part of our non-employee director compensation program. None of our directors held any stock options as of December 31, 2024.

(3)	We do not provide perquisite and other personal benefits to our non-employee directors.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review and Approval of Related Party Transactions

Our Code of Business Conduct and Ethics outlines the principles, policies, and values that govern the activities of Century, including with respect to conflicts of interest. It is specifically required by our Code of Business Conduct and Ethics that any transaction involving a conflict of interest be approved by a vote of a majority of Century’s disinterested and independent directors. Our Chief Financial Officer is generally responsible for overseeing and monitoring compliance with respect to transactions involving conflicts of interest. On any new related party transactions, if the party involved in the transaction is a member of the Board of Directors, such member of the Board is required to recuse or abstain from involvement in the decision. In addition, the charter of our Audit Committee requires the Audit Committee to approve or ratify all related party transactions. On a quarterly basis, the Audit Committee reviews all existing related party transactions and any new transactions that are brought to the attention of either management or the Board.

Transactions with Related Persons

For the period beginning on January 1, 2024 to the date of this proxy statement, the following are our current arrangements with a related party:

Employment and Other Agreements with Named Executive Officers

We have entered into an employment agreement and aircraft time sharing agreements with each of our Executive Chairman and Chief Executive Officer and President, Dale Francescon and Robert J. Francescon, and our former Chief Financial Officer, David L. Messenger. Mr. Messenger’s agreements terminated in connection with his voluntary resignation. We have entered into a standard Confidentiality and Non-Solicitation Agreement with our Chief Financial Officer, J. Scott Dixon. Please see the sections above entitled “Executive Compensation—Employment and Other Agreements” for a description of these agreements.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe these indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Other Related Party Transactions

James Francescon, the son of Robert J. Francescon, our Chief Executive Officer and President, serves as our Executive Vice President, Corporate Operations and Business Development. During 2024, he received total gross compensation of $1,306,742.

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STOCK OWNERSHIP

Significant Beneficial Owners

The table below sets forth information as to entities that have reported to the SEC or have otherwise advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than 5% of our outstanding common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock	BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	5,224,314	17.0%
Common Stock	Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	2,616,485	8.5%
Common Stock	The Vanguard Group, Inc.(4) 100 Vanguard Boulevard Malvern, PA 19355	2,020,013	6.6%
Common Stock	Dale Francescon(5) 8390 East Crescent Parkway, Suite 650 Greenwood Village, CO 80111	1,998,934	6.5%
Common Stock	Robert J. Francescon(6) 8390 East Crescent Parkway, Suite 650 Greenwood Village, CO 80111	1,706,210	5.6%

(1)	Percent of class is based on 30,651,555 shares of our common stock outstanding as of our record date, March 10, 2025.

(2)	Based solely on information contained in a Schedule 13G/A of BlackRock, Inc., a parent holding company, filed with the SEC on January 22, 2024, reflecting beneficial ownership as of December 31, 2023, with sole voting authority with respect to 5,082,981 shares and sole investment discretion with respect to 5,224,314 shares. BlackRock, Inc. does not have shared voting or dispositive power over any of the shares.

(3)	Based solely on information contained in a Schedule 13G/A of Dimensional Fund Advisors LP, an investment adviser, filed with the SEC on February 9, 2024, reflecting beneficial ownership as of December 29, 2023, with sole investment discretion with respect to 2,616,485 shares and sole voting authority with respect 2,579,340 shares. Dimensional Fund Partners LP does not have shared voting or dispositive power over any of the shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager or sub-adviser to certain other commingled funds, group trusts, and separate accounts (such investment companies, trusts, and accounts, collectively referred to as the Funds). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser, and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, Dimensional) may possess voting and/or investment power over the shares that are owned by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

(4)	Based solely on information contained in a Schedule 13G/A that was filed with the SEC on February 13, 2024 by The Vanguard Group, Inc., an investment adviser, reflecting beneficial ownership as of December 29, 2023, with sole investment discretion with respect to 1,963,577 shares, sole voting authority with respect 0 shares, shared investment discretion with respect to 56,436 shares and shared voting authority with respect to 25,642 shares.

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(5)	Includes 298,422 shares of our common stock directly owned by Dale Francescon, 250,000 shares of common stock held by the Dale Francescon Roth IRA and 1,264,762 shares of our common stock beneficially owned through Dale Francescon’s ownership interest in DF Century, LLC, an entity controlled by him. Also includes 39,000 shares of our common stock held by the DCF Family Foundation and 146,750 shares of our common stock held by the James R. Francescon 2020 Trust. Dale Francescon, the sole trustee of the James R. Francescon 2020 Trust, has sole voting and dispositive power over the shares held by the James R. Francescon 2020 Trust.

(6)	Includes 348,417 shares of our common stock directly owned by Robert J. Francescon, 250,000 shares of common stock held by the Robert J. Francescon Roth IRA, and 887,793 shares of our common stock beneficially owned through Robert J. Francescon’s ownership interest in RJF Century, LLC, an entity controlled by him. Also includes 220,000 shares of Common Stock held by the Nicholas R. Francescon 2020 Trust. Robert J. Francescon, the sole trustee of the Nicholas R. Francescon 2020 Trust, has sole voting and dispositive power over the shares held by the Nicholas R. Francescon 2020 Trust.

Security Ownership by Management

The table below sets forth information known to us regarding the beneficial ownership of our common stock as of March 10, 2025, by:

●	each of our directors;

●	each of the individuals named in the “Summary Compensation Table” under “Executive Compensation” on page 75; and

●	all of our current directors and executive officers as of the date of this proxy statement as a group.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and subject to community property laws, where applicable. The number of shares beneficially owned represents the number of shares the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the vesting of restricted stock units or the exercise of any option, warrant, or right; (ii) the conversion of a security; (iii) the power to revoke a trust, discretionary account, or similar arrangement; or (iv) the automatic termination of a trust, discretionary account, or similar arrangement.

Title of Class	Name of Beneficial Owner	Title/Position	Amount and and Nature of Beneficial Ownership(2)	Percent of Class(1)
Common Stock	Dale Francescon(2)	Executive Chairman and Director	1,998,934	6.5%
Common Stock	Robert J. Francescon(3)	Chief Executive Officer, President, and Director	1,706,210	5.6%
Common Stock	Patricia L. Arvielo	Director	10,421	*
Common Stock	John P. Box	Director	45,127	*
Common Stock	Keith R. Guericke	Director	37,401	*
Common Stock	James M. Lippman	Director	37,771	*
Common Stock	Elisa Zúñiga Ramírez	Director	3,695	*
Common Stock	J. Scott Dixon	Chief Financial Officer	7,620	*
Common Stock	David L. Messenger	Former Chief Financial Officer and Secretary	192,340	*

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Title of Class	Name of Beneficial Owner	Title/Position	Amount and Nature of Beneficial Ownership(2)	Percent of Class(1)
Common Stock	All current directors and executive officers as a group (8 persons)		3,847,179	12.6%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Percent of class is based on 30,651,555 shares of our common stock outstanding as of our record date, March 10, 2025.

(2)	Includes 298,422 shares of our common stock directly owned by Dale Francescon, 250,000 shares of common stock held by the Dale Francescon Roth IRA and 1,264,762 shares of our common stock beneficially owned through Dale Francescon’s ownership interest in DF Century, LLC, an entity controlled by him. Also includes 39,000 shares of our common stock held by the DCF Family Foundation and 146,750 shares of our common stock held by the James R. Francescon 2020 Trust. Dale Francescon, the sole trustee of the James R. Francescon 2020 Trust, has sole voting and dispositive power over the shares held by the James R. Francescon 2020 Trust.

(3)	Includes 348,417 shares of our common stock directly owned by Robert J. Francescon, 250,000 shares of common stock held by the Robert J. Francescon Roth IRA, and 887,793 shares of our common stock beneficially owned through Robert J. Francescon’s ownership interest in RJF Century, LLC, an entity controlled by him. Also includes 220,000 shares of Common Stock held by the Nicholas R. Francescon 2020 Trust. Robert J. Francescon, the sole trustee of the Nicholas R. Francescon 2020 Trust, has sole voting and dispositive power over the shares held by the Nicholas R. Francescon 2020 Trust.

Stock Ownership Guidelines

We have established stock ownership guidelines that are intended to further align the interests of our directors and named executive officers with those of our stockholders. We recently amended our guidelines to increase the target stock ownership as a multiple of base salary for our Executive Chairman and CEO from 6x to 10x.

The stock ownership guidelines for our non-employee directors and named executive officers are as follows:

Position	Guideline
Non-Employee Director	5x annual cash retainer
Executive Chairman	10x annual base salary
Chief Executive Officer	10x annual base salary
Other Named Executive Officers	3x annual base salary

While shares of common stock underlying unvested time-based restricted stock or restricted stock units are included in determining compliance with the guideline, unvested performance-based awards and any stock options do not count towards compliance with the guideline.

Each director and named executive officer have five years from the date of appointment or hire or, if the ownership multiple has increased during his tenure, five years from the date established in connection with such increase to reach his stock ownership targets. Until the applicable stock ownership target is achieved, each director, our Executive Chairman and Chief Executive Officer is required to retain an amount equal to 100% of the net shares received as a result of the vesting of equity awards, and other named executive officers are required to retain an amount equal to 60% of the net shares received as a result of the vesting of equity awards. All of our directors and named executive officers are in compliance with our stock ownership guidelines, taking into account the five-year compliance deadline and other exceptions.

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Securities Authorized for Issuance Under Equity Compensation Plans

The table below provides information about our common stock that may be issued under our equity compensation plan as of December 31, 2024. All outstanding awards have been granted under the Century Communities, Inc. 2017 Omnibus Incentive Plan, as amended and restated, and more recently the Century Communities, Inc. 2022 Omnibus Incentive Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)
Equity compensation plans approved by security holders	1,402,160	(1)	$0.00	(2)	2,219,325	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	1,402,160	(1)	$0.00	(2)	2,219,325	(3)

(1)	Amount includes 308,672 shares of our common stock issuable upon the vesting of RSU awards and 1,093,488 outstanding PSU awards, assuming a maximum level of achievement, and including dividend equivalent rights. The actual number of shares that will be issued under the PSU awards is determined by the level of achievement of a performance goal.

(2)	RSU and PSU awards do not have exercise prices and, therefore, have been excluded from the weighted-average exercise price calculation in column (b).

(3)	All shares of our common stock remaining available for future issuance are issuable under the stockholder-approved Century Communities, Inc. 2022 Omnibus Incentive Plan.

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INFORMATION ABOUT THE 2025 ANNUAL MEETING

The Board of Directors is using this proxy statement to solicit your proxy for use at our 2025 Annual Meeting of Stockholders. The Board is soliciting proxies to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending an Important Notice of Availability of Proxy Materials for the Annual Meeting (which we refer to as the “Internet Notice”) to most of our stockholders of record and paper or electronic copies of the proxy materials to our remaining stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders may request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Internet Notice and on the website referred to in the Internet Notice, including an option to request paper copies on an ongoing basis.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Wednesday, May 7, 2025, at 1:00 p.m. local time, at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237.

Directions to attend the Annual Meeting may be obtained by calling Investor Relations at (303) 268-8398.

WhAT ARE THE PURPOSES OF THE Annual Meeting?

The purposes of the Annual Meeting are to vote on the following items described in this proxy statement:

Proposal	Item of Business
Proposal No. 1	Election of Directors
Proposal No. 2	Ratification of Appointment of Independent Registered Public Accounting Firm
Proposal No. 3	Advisory Vote on Executive Compensation

There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

are there any matters to be voted on at the annual meeting that are not included in this proxy statement?

We currently are not aware of any business that will be presented at the Annual Meeting other than as described in this proxy statement. If, however, any other matter is properly brought at the Annual Meeting, or any continuation, postponement, or adjournment thereof, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters in accordance with their best judgment.

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WhO CAN ATTEND the Annual Meeting?

All of our stockholders entitled to vote at the Annual Meeting may attend the Annual Meeting. If your shares are held in street name, however, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from the record holder of your shares. Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement, and will be required to present a valid, government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

WhO IS ENTITLED TO VOTE AT the Annual Meeting?

Holders of record of shares of our common stock as of the close of business on March 10, 2025, the record date, will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment thereof. At the close of business on the record date, there were 30,651,555 shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

hOW MANY SHARES MUST BE PRESENT?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of our capital stock issued and outstanding and entitled to vote on the record date will constitute a quorum. Your shares will be counted toward the quorum if you submit a proxy or vote at the Annual Meeting. Shares represented by proxies marked “abstain” and “broker non-votes” also are counted in determining whether a quorum is present.

WhAT IF A QUORUM IS NOT PRESENT?

If a quorum is not present or represented at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

hOW DO I VOTE?

We recommend stockholders vote by proxy even if they attend the Annual Meeting. If your shares are registered in your name, you may vote your shares by one of the five following methods:

Vote by Internet	Go to www.proxyvote.com and follow the instructions for Internet voting shown on your Notice Regarding the Availability of Proxy Materials or proxy card.
Vote by Telephone	Call 800-690-6903 and follow the instructions for telephone voting shown on your proxy card.
Vote by Mail

Complete, sign, date and mail your proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet, telephone or mobile device, please do not mail your proxy card.

Vote by Mobile Device	Scan the QR code on your Notice Regarding the Availability of Proxy Materials or proxy card and follow the links.

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Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Savings Time, on May 6, 2025. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you.

If your shares are held in the name of a bank, broker, or other holder of record, you will receive instructions on how to vote from the bank, broker, or holder of record. You must follow the instructions of such bank, broker, or holder of record in order for your shares to be voted. Telephone and Internet voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares in person at the Annual Meeting, you should contact your bank, broker, or agent to obtain a legal proxy or the bank’s or broker’s proxy card and bring it to the Annual Meeting in order to vote.

WhAT IS THE DIFFERENCE BETWEEN BEING A “RECORD HOLDER” AND HOLDING SHARES IN “STREET NAME”?

A record holder holds shares in his or her name. Shares held in “street name” are held in the name of a bank or broker on a person’s behalf.

CAN i VOTE IF MY SHARES ARE HELD IN “STREET NAME”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm along with a voting instruction card. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and your bank or brokerage firm is required to vote your shares in accordance with your instructions.

WhAT ARE BROKER NON-VOTES?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares.

A broker is entitled to vote shares held for a beneficial owner on routine matters. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm in Proposal No. 2 is a routine matter; and accordingly, a broker is entitled to vote shares held for a beneficial owner on that proposal without instructions from such beneficial owner. On the other hand, absent instructions from a beneficial owner, a broker is not entitled to vote shares held for such beneficial owner on non-routine matters. We believe, based on the rules of the NYSE, that the election of directors in Proposal No. 1, the advisory vote on executive compensation in Proposal No. 3 are non-routine matters; and accordingly, brokers do not have authority to vote on such matters absent instructions from beneficial owners. Whether a voting proposal is ultimately determined routine or non-routine is determined by the NYSE. Accordingly, if beneficial owners desire not to have their shares voted by a broker in a certain manner, they should give instructions to their brokers as to how to vote their shares.

Broker non-votes count for purposes of determining whether a quorum is present.

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The Board recommends that you vote:

●	FOR the election of Dale Francescon, Robert J. Francescon, Patricia L. Arvielo, John P. Box, Keith R. Guericke, James M. Lippman and Elisa Zúñiga Ramírez to serve as members of the Board until the next annual meeting of stockholders and until their successors are duly elected and qualified;

●	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and

●	FOR the approval of the advisory vote on our executive compensation.

If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted in accordance with the Board’s recommendations.

WHAT IS THE REQUIRED VOTE FOR EACH PROPOSAL?

Proposal	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes
Proposal No. 1: Election of Directors

Majority of votes cast. This means that nominees receiving more “FOR” votes than “AGAINST” votes will be elected as directors. Nominees receiving more “AGAINST” votes than “FOR” votes are expected to tender a written offer of resignation.

		Abstentions will have no effect.	Broker non-votes will have no effect.
Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote thereon.	Abstentions will have the effect of a vote against the proposal.	We do not expect any broker non-votes on this proposal.(1)
Proposal No. 3: Advisory Vote on Executive Compensation(2)	Affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or by proxy and entitled to vote thereon.	Abstentions will have the effect of a vote against the proposal.	Broker non-votes will have no effect.

(1)	Under applicable NYSE rules, brokers and custodians may vote on a ratification of appointment of independent registered public accounting firm proposal in their discretion; and therefore, we do not expect any broker non-votes on this proposal.

(2)	While an advisory vote, the Compensation Committee and Board expect to take in account the outcome of this vote when considering future executive compensation.

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WhAT IF I DON’T SPECIFY HOW MY SHARES ARE TO BE VOTED?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board, as described above.

WhAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INTERNET NOTICE OR SET OF PROXY MATERIALS?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating, and returning the enclosed proxy card in the enclosed envelope.

CAN I REVOKE OR CHANGE MY VOTE?

Yes. If you are a registered stockholder, you may revoke your proxy or change your vote at any time before your shares are voted by one of the following methods:

●	by submitting a duly executed proxy bearing a later date;

●	by granting a subsequent proxy through the Internet or telephone;

●	by giving written notice of such revocation to our Corporate Secretary; or

●	by voting in person at the Annual Meeting.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

Attention: Corporate Secretary

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to our Corporate Secretary before your proxy is voted or you vote in person at the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote in person at the Annual Meeting by obtaining a legal proxy from your bank or broker and submitting the legal proxy along with your ballot.

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Who will count the votes?

Broadridge Financial Solutions, Inc. has been engaged to tabulate stockholder votes. An agent of Broadridge Financial Solutions, Inc. will act as our independent inspector of elections for the Annual Meeting.

WheRE CAN I FIND THE VOTING RESULTS?

We plan to announce preliminary voting results at the Annual Meeting and will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC within four business days after the Annual Meeting.

CAN I GET A PRINTED COPY OF THE PROXY MATERIALS?

Yes. We will mail this proxy statement and our 2024 Annual Report, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of our receipt of such request.

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OTHER MATTERS

Stockholder Proposals and Director Nominations for 2026 Annual Meeting OF STOCKHOLDERS

Date of 2026 Annual Meeting of Stockholders

We anticipate that our 2026 Annual Meeting of Stockholders (2026 Annual Meeting) will be held on Wednesday, May 6, 2026.

Proposals Pursuant to Rule 14a-8

Pursuant to Rule 14a-8 under the Exchange Act, our stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2026 Annual Meeting proxy statement, a proposal must be received by us no later than November 26, 2025 and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Nominations and Proposals Pursuant to Our Bylaws

Under our Bylaws, a stockholder wishing to nominate a candidate for election to the Board, or propose other business for consideration, at the 2026 Annual Meeting is required to give written notice of such stockholder’s intention to make such a nomination or proposal to our Corporate Secretary at our principal executive offices at 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Corporate Secretary. In order for a stockholder proposal for director nominations or other business, outside of Rule 14a-8 under the Exchange Act, to come before the 2026 Annual Meeting, such notice of nomination or proposal must be made in accordance with our Bylaws, which require appropriate notice to us of the nomination or proposal not less than 90 days nor more than 120 days prior to the date of such Annual Meeting of Stockholders. A notice of nomination or proposal is also required to contain specific information as required by our Bylaws. A nomination which does not comply with the requirements of our Bylaws may not be considered. The Nominating and Corporate Governance Committee will consider validly nominated director candidates and will provide its recommendations to the Board. In general, to be timely, we must receive the notice of nomination or proposal not later than the 90th day nor earlier than the 120th day prior to the date of the first anniversary of the 2026 Annual Meeting. In this regard, we must receive the notice of nomination or proposal no earlier than January 7, 2026 and no later than February 6, 2026. In addition, if applicable, stockholders who intend to solicit proxies in support of director nominees other than Century’s nominees at the 2026 Annual Meeting must give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2026 Annual Meeting. This notice must be submitted by the same deadline as disclosed above under the advance notice provisions of our Bylaws and must include the information in the notice required by our Bylaws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act, including providing a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of Century’s shares entitled to vote on the election of directors in support of director nominees other than Century’s nominees, as required by Rule 14a-19(b).

We encourage stockholders who wish to submit a proposal or nomination to seek independent counsel. Century will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaw and SEC requirements. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Century Communities, Inc. – 2025 Proxy Statement	109

Cost of Solicitation of Proxies

The Board of Directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Internet Notice or this proxy statement by mail, we will request that brokers, banks, and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Internet Notices, proxies, and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. Although we currently do not intend to hire a proxy solicitor to assist in the solicitation of proxies, we reserve the right to do so if we believe it would be in the best interests of Century and our stockholders. If we engage a proxy solicitor, we expect the fees to be approximately $5,000 plus out-of-pocket expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by Internet, telephone, facsimile, or special delivery letter.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Investor Relations, or contact Investor Relations by telephone at (303) 268-8398. Upon written request, we will promptly deliver a separate copy of the proxy statement and annual report to such stockholder. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the Audit Committee Report under “Proposal No. 2. Ratification of Appointment of Independent Registered Public Accounting Firm—Audit Committee Report,” the Compensation Committee Report under “Compensation Committee Report,” the pay versus performance information under “Executive Compensation—Pay Versus Performance” and the anti-hedging and anti-pledging information under “Executive Compensation—Anti-Hedging and Anti-Pledging Policy” will not be deemed to be “soliciting material” or to be “filed” with the SEC, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall they be incorporated by reference into any filing under the Securities Act or the Exchange Act. In addition, information on our website, other than this proxy statement, notice, and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

Century Communities, Inc. – 2025 Proxy Statement	110

Copies of 2024 Annual Report

Our 2024 Annual Report, including our Annual Report on Form 10-K and the financial statements and the financial statement schedules included therein, for the year ended December 31, 2024, are available without charge upon written request to: Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Investor Relations. Our 2024 Annual Report is also available on our website at www.centurycommunities.com.

Your vote is important. Please promptly vote your shares of Century common stock by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating, and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors

Dale Francescon
Executive Chairman

Greenwood Village, Colorado

March 26, 2025

Century Communities, Inc. – 2025 Proxy Statement	111

APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In this proxy statement, we refer to certain non-GAAP financial measures. These non-GAAP financial measures are presented to provide stockholders additional information regarding performance measures used in our financial reporting and/or in our executive compensation program and to facilitate the comparison of our past and present operations. We believe non-GAAP financial measures provide useful information to investors because they are used to evaluate our performance on a comparable year-over-year basis. Non-GAAP financial measures are not in accordance with, or an alternative for, measures calculated in accordance with U.S. generally accepted accounting principles (GAAP) and may be different from non-GAAP financial measures used by other companies. Please note that some of the non-GAAP financial measures that we use as performance measures in our executive compensation program, including adjusted EBITDA and adjusted pre-tax income, may be calculated differently than the corresponding measures include in our earnings releases and periodic reports filed with the SEC. In addition, non-GAAP financial measures are not based on any comprehensive or standard set of accounting rules or principles. Accordingly, the calculation of our non-GAAP financial measures may differ from the definitions of other companies using the same or similar names limiting, to some extent, the usefulness of such measures for comparison purposes. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our financial results as determined in accordance with GAAP. These measures should only be used to evaluate our financial results in conjunction with the corresponding GAAP measures. Accordingly, we qualify our use of non-GAAP financial information in a statement when non-GAAP financial information is presented.

NET HOMEBUILDING DEBT TO NET CAPITAL

The following table presents our ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure. We calculate this by dividing net homebuilding debt (homebuilding debt less cash and cash equivalents, and cash held in escrow) by net capital (net homebuilding debt plus total stockholders’ equity). Homebuilding debt is our total debt minus our outstanding borrowings under our construction loan agreements and our repurchase facilities. The most directly comparable GAAP measure is the ratio of debt to total capital. We believe the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in our operations and as an indicator of our ability to obtain external financing.

(dollars in thousands)

	December 31,	December 31,
	2024	2023
Notes payable	$1,107,909	$1,062,471
Revolving line of credit	135,500	—
Construction loan agreements	(102,436)	(44,895)
Total homebuilding debt	1,140,973	1,017,576
Total stockholders’ equity	2,620,856	2,386,936
Total capital	$3,761,829	$3,404,512
Homebuilding debt to capital	30.3%	29.9%

Total homebuilding debt	$1,140,973	$1,017,576
Cash and cash equivalents	(149,998)	(226,150)
Cash held in escrow	(3,004)	(101,845)
Net homebuilding debt	987,971	689,581
Total stockholders’ equity	2,620,856	2,386,936
Net capital	$3,608,827	$3,076,517
Net homebuilding debt to net capital	27.4%	22.4%

Century Communities, Inc. – 2025 Proxy Statement	112

Adjusted HOMEBUILDING GROSS MARGIN

Homebuilding gross margin represents home sales revenues less cost of home sales revenues and inventory impairment, if applicable. In the following table, we calculate our homebuilding gross margin, as adjusted to exclude inventory impairment, if applicable, and interest in cost of home sales revenues, and further adjusted to exclude the effect of purchase price accounting for acquired work in process inventory, if applicable.

(dollars in thousands)

	Year Ended December 31,
	2024	%	2023	%
Home sales revenues	$4,302,638	100.0%	$3,604,434	100.0%
Cost of home sales revenues	(3,369,131)	(78.3)%	(2,838,436)	(78.7)%
Inventory impairment	(8,778)	(0.2)%	(1,877)	(0.1)%
Homebuilding gross margin	924,729	21.5%	764,121	21.2%
Add: Inventory impairment	8,778	0.2%	1,877	0.1%
Add: Interest in cost of home sales revenues	60,286	1.4%	45,927	1.3%
Add: Purchase price accounting for acquired work in process inventory	9,443	0.2%	—	—%
Adjusted homebuilding gross margin excluding interest, inventory impairment and purchase price accounting for acquired work in process inventory	$1,003,236	23.3%	$811,925	22.5%

EBITDA AND Adjusted EBITDA

We disclose EBITDA from time to time, including in this proxy statement, and we use adjusted EBITDA as one of three financial metrics in our short-term incentive program. As indicated in our Compensation Discussion and Analysis, adjusted EBITDA as calculated for purposes of our short-term incentive program is calculated differently than adjusted EBITDA as reported in our earnings releases and related periodic reports as filed with the SEC.

The tables below present EBITDA, adjusted EBITDA as used for our financial reporting purposes, and adjusted EBITDA as used in our executive compensation program for the year ended December 31, 2024. We define EBITDA as net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense or income, and (iv) depreciation and amortization expense. We define adjusted EBITDA, as used for our financial reporting purposes, as EBITDA before (i) loss on debt extinguishment; (ii) inventory impairment; (iii) purchase price accounting for acquired work in process inventory; and (vi) impairment on other investments, in each case as applicable in any given year. We define adjusted EBITDA, as used for our executive compensation program, as EBITDA, as adjusted to exclude executive bonus expense and nonrecurring items, such as acquisition expenses, purchase price accounting adjustments, amortization of acquisition related intangibles, impairments, abandonments, discontinued operations, 45L costs, legal and settlement costs on closed projects, debt extinguishments, and severance costs, in each case as applicable in any given year.

We believe adjusted EBITDA provides an indicator of our financial performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance. Our presentation of adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

Century Communities, Inc. – 2025 Proxy Statement	113

EBITDA and Adjusted EBITDA as Used for Financial Reporting Purposes

(dollars in thousands)

Year ended December 31, 2024
Net income	$333,816
Income tax expense	106,244
Interest in cost of home sales revenues	60,286
Interest income	(2,733)
Depreciation and amortization expense	24,286
EBITDA	521,899
Inventory impairment	8,778
Impairment on other investments	9,902
Purchase price accounting for acquired work in process inventory	9,443
Adjusted EBITDA for financial reporting purposes	$550,022

Adjusted EBITDA as Used for Compensation Purposes

As indicated in our Compensation Discussion and Analysis, adjusted EBITDA as calculated for purposes of our short-term incentive program is calculated differently than adjusted EBITDA as reported in our earnings releases and related periodic reports as filed with the SEC.

The following table presents the additional adjustments between the two calculations:

(dollars in thousands)

Year ended December 31, 2024
Adjusted EBITDA for financial reporting purposes	$550,022
Executive bonuses	12,341
Abandonments	6,036
Settlements on closed projects	4,167
Acquisition expenses	661
Amortization of acquisition intangible	621
Adjusted EBITDA for compensation purposes	$573,848

adjusted PRE-TAX INCOME

We use three-year cumulative adjusted pre-tax income as a financial metric in our long-term incentive program.

The table below presents adjusted pre-tax income for each of the years ended December 31, 2024, 2023 and 2022 and three-year cumulative adjusted pre-tax income for the three years ended December 31, 2024. Adjusted pre-tax income is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We calculate adjusted pre-tax income, as used for our executive compensation program, by excluding executive bonus expense and nonrecurring expenses, such as acquisition expenses, purchase price accounting adjustments, amortization of acquisition related intangibles, impairments, abandonments, discontinued operations, 45L costs, legal and settlement costs on closed projects, debt extinguishments, and severance costs, in each case as applicable in any given year, from net income before income taxes.

We believe adjusted pre-tax income provides an indicator of our performance that is not affected by items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted pre-tax income should be considered in addition to, and not as a substitute for, net income before income taxes in accordance with GAAP as a measure of performance. Our presentation of adjusted pre-tax income should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our adjusted pre-tax income is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

Century Communities, Inc. – 2025 Proxy Statement	114

Adjusted Pre-Tax Income and Three-Year Cumulative Adjusted Pre-Tax Income

(dollars in thousands)

	Year ended December 31,
	2024	2023	2022
Net income before income taxes	$440,060	$350,830	$676,900
Executive bonus expense	12,341	17,750	14,327
Inventory impairment	8,778	1,877	10,149
Impairment on other investments	9,902	—	—
Abandonments	6,036	3,373	11,564
Settlements on closed projects	4,167	2,400	4,500
Acquisition expenses	661	—	—
Amortization of acquisition intangible	625	—	—
Purchase price accounting for acquired work in process inventory	9,443	—	—
Discontinued operations	—	—	2,505
45L certification	—	576	2,500
Severance costs	—	—	1,981
Adjusted pre-tax income for compensation purposes	$492,013	$376,806	$724,426

Three years ended December 31, 2024

Three-year cumulative adjusted pre-tax income	$1,593,245

Century Communities, Inc. – 2025 Proxy Statement	115

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CENTURY COMMUNITIES®

8390 E. Crescent Parkway, Suite 650 | Greenwood Village, CO 80111 | 303.770.8300
CenturyCommunities.com

CENTURY COMMUNITIES, INC.
8390 E CRESCENT PKWY STE 650
GREENWOOD VILLAGE, CO 80111

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 6, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 6, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V62280-P26885

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTURY COMMUNITIES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Dale Francescon	☐	☐	☐
1b. Robert J. Francescon	☐	☐	☐
1c. Patricia L. Arvielo	☐	☐	☐
1d. John P. Box	☐	☐	☐
1e. Keith R. Guericke	☐	☐	☐
1f. James M. Lippman	☐	☐	☐
1g. Elisa Zúñiga Ramírez	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	**For**	**Against**	**Abstain**
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025.	☐	☐	☐
3. To approve, on an advisory basis, our executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2024 Annual Report are available at www.proxyvote.com.

V62281-P26885

CENTURY COMMUNITIES, INC.
Annual Meeting of Stockholders
May 7, 2025 1:00 PM, Local Time
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Dale Francescon and Jarrett Coleman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CENTURY COMMUNITIES, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 7, 2025, at 1:00 p.m. local time at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side